UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Material
☐	Soliciting Material under Rule 14a-12

PBF Energy Inc.

(Name of Registrant as Specified In Its Charter)

(Name of person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2023

Notice of Annual Meeting of Stockholders and Proxy Statement

PBF ENERGY INC.

One Sylvan Way, Second Floor

Parsippany, New Jersey 07054

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

DATE	LOCATION	RECORD DATE
May 3, 2023 at 10:00 A.M. Eastern Daylight Time	www.virtualshareholdermeeting.com/PBF2023	Stockholders of record on March 13, 2023 are entitled to vote at the meeting

The 2023 Annual Meeting will be held exclusively online at www.virtualshareholdermeeting.com/PBF2023. Stockholders of record at the close of business on March 13, 2023 may vote at the meeting or any postponements or adjournments of the meeting. To join as a stockholder, you must enter the 16-digit control number on your proxy card, voting instruction form, or Notice of Internet Availability you receive. During the meeting stockholders may ask questions, examine our stockholder list and vote their shares (other than shares held through employee benefit plans, which must be voted prior to the meeting). Other interested parties may join the meeting as a guest, in which case no control number is required. For more information, please see the section entitled “Annual Meeting of Stockholders” in this Proxy Statement. We are making the Proxy Statement and the form of proxy first available beginning on or about March 21, 2023.

At the meeting, stockholders will be asked to vote on:

Items of Business:

1.	the election of directors;
2.	the ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as independent auditor for 2023;
3.	an advisory vote on the 2022 compensation of the named executive officers (“NEOs”); and
4.	the transaction of any other business properly brought before the meeting or any adjournment or postponement thereof.

Information with respect to the above matters is set forth in this Proxy Statement that accompanies this Notice.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, MAY 3, 2023. The Notice of the 2023 Annual Meeting, Proxy Statement and the Annual Report on Form 10-K for the year-ended December 31, 2022 are available on the internet at www.proxyvote.com.

By order of the Board of Directors,

Trecia M. Canty

Senior Vice President, General Counsel and Secretary

March 21, 2023

YOUR VOTE IS IMPORTANT, PLEASE SIGN, DATE AND MAIL THE
ACCOMPANYING PROXY CARD OR VOTING INSTRUCTION FORM PROMPTLY. YOU MAY
ALSO VOTE VIA THE INTERNET OR BY TELEPHONE. PLEASE USE THE INTERNET
ADDRESS OR TOLL-FREE NUMBER SHOWN ON YOUR PROXY CARD OR VOTING
INSTRUCTION FORM.

YOU MAY REVOKE A PROXY AT ANY TIME PRIOR TO ITS EXERCISE BY GIVING
WRITTEN NOTICE TO THAT EFFECT TO THE SECRETARY OR BY SUBMISSION OF A
LATER-DATED PROXY OR SUBSEQUENT INTERNET OR TELEPHONIC PROXY. IF YOU
ATTEND THE MEETING, YOU MAY REVOKE ANY PROXY PREVIOUSLY GRANTED AND
VOTE DURING THE MEETING.

PBF ENERGY INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

Our Board of Directors (the “Board”) is soliciting proxies to be voted at the Annual Meeting of Stockholders on May 3, 2023 (the “Annual Meeting” or the “Meeting”). The accompanying notice describes the time, place, and purposes of the Annual Meeting. Action may be taken at the Annual Meeting or on any date to which the meeting may be adjourned. Unless otherwise indicated the terms “PBF,” “PBF Energy,” “the Company,” “we,” “our,” and “us” are used in this Notice of Annual Meeting and Proxy Statement to refer to PBF Energy Inc., to one or more of our consolidated subsidiaries, or to all of them taken as a whole.

In lieu of this proxy statement and the accompanying notice, we are mailing a Notice of Internet Availability of Proxy Materials (“Internet Availability Notice”) to certain stockholders on or about March 21, 2023. On this date, stockholders will be able to access all of our proxy materials on the website referenced in the Notice.

Record Date, Shares Outstanding, Quorum

Holders of record of our Class A Common Stock, par value $0.001 per share (“Class A Common Stock”) and Class B Common Stock, par value $0.001 per share (“Class B Common Stock”) are entitled to vote as a single class on the matters presented at the Annual Meeting. At the close of business on March 13, 2023 (the “record date”), 128,892,917 shares of Class A Common Stock were issued and outstanding and entitled to one vote per share and the holders of the Class A Common Stock have 99.3% of the voting power. On the record date, 13 shares of Class B Common Stock were issued and outstanding and each share of Class B Common Stock entitled the holder to one vote for each Series A limited liability company membership interest (“PBF LLC Series A Units”) of our subsidiary, PBF Energy Company LLC (“PBF LLC”), held by such holder as of the record date. On the record date, Class B Common Stockholders collectively held 910,457 PBF LLC Series A Units, which entitled them to an equivalent number of votes, representing approximately 0.7% of the combined voting interests of the Class A and Class B Common Stock. See “Corporate Governance—PBF’s Corporate Structure” below for more information.

Stockholders representing a majority of voting power, present in person or represented by properly executed proxy, will constitute a quorum. Abstentions and broker non-votes count as being present or represented for purposes of determining the quorum.

Voting Requirements for the Proposals

Proposal No. 1, Election of Directors — An affirmative vote of the majority of the total number of votes cast “FOR” or “AGAINST” a director nominee is required for the election of a director in an uncontested election. A majority of votes cast means that the number of shares voted “FOR” a director nominee must exceed 50% of the votes cast with respect to that nominee (with “abstentions” and “broker non-votes” not counted as votes cast either “FOR” or “AGAINST” that nominee’s election).

Proposal No. 2, Ratification of Independent Auditors — Ratification by stockholders of the selection of independent public accountants requires the affirmative vote of the majority of the votes cast. Abstentions have no effect on this proposal.

Proposal No. 3, Advisory Vote on 2022 Named Executive Officer Compensation — The affirmative vote of the majority of the votes cast on this non-binding proposal is required for the proposal to pass. A majority of the votes cast means the number of shares voted “FOR” the proposal must exceed the number of shares voted “AGAINST” the proposal. Your broker may not vote your shares on this proposal unless you give voting instructions. Abstentions and broker non-votes have no effect on the vote.

Attending the Annual Meeting

In order to continue to provide greater access and visibility to our stockholders and to ensure the health and safety of meeting participants and attendees, we will have a virtual-only annual meeting of stockholders in 2023. The meeting will be conducted exclusively via live audio webcast. The virtual meeting has been designed to provide the same rights and opportunities to participate as you would have at an in-person meeting, including enhancements to stockholder access, participation and communication by providing stockholders the ability to submit questions.

2023 Proxy Statement	i

In addition, the virtual format provides the opportunity for participation by a broader group of our stockholders and enables the Company to communicate more effectively with its stockholders, who are able to participate from around the world while increasing overall safety for both members of the Company and its stockholders.

You do not have to register in advance to attend the virtual meeting. To participate in the virtual meeting, please visit www.virtualshareholdermeeting.com/PBF2023 and enter the 16-digit control number included in your Notice of Internet Availability, on your proxy card, or on the voting instruction form that accompanied your proxy materials. You may begin to log into the meeting platform beginning at 9:45 a.m. Eastern Daylight Time on May 3, 2023. The meeting will begin promptly at 10:00 a.m. Eastern Daylight Time on May 3, 2023. If you experience any technical difficulties logging into the meeting platform or at any time during the meeting, please call the toll-free technical support number, which will be posted on the meeting website. Technical support will be available beginning at 9:45 a.m. Eastern Daylight Time on May 3, 2023 and will remain available until the meeting has ended.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered in your name directly with the Company or with PBF’s transfer agent, American Stock Transfer & Trust Company, LLC, you are the “stockholder of record” of those shares. This Notice of Annual Meeting and Proxy Statement and any accompanying documents have been provided directly to you by PBF.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares, and the Internet Availability Notice has been forwarded to you by your broker, bank, or other holder of record.

As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.

Voting Stock Held through a PBF Energy Employee Benefit Plan

If you hold your stock through a PBF Energy employee benefit plan, you must either:

•	Vote over the internet (instructions are in the email sent to you or on the notice and access form).
•	Vote by telephone (instructions are on the notice and access form).

If you elected to receive a hard copy of your proxy materials, fill out the enclosed voting instruction form, date and sign it, and return it in the enclosed postage-paid envelope. Please pay close attention to the deadline for returning your voting instruction form. The voting deadline is set forth on the voting instruction form.

Voting Stock (Other Than Stock Held Through a PBF Energy Employee Benefit Plan) by Mail, Telephone or Internet or During the Meeting

You may vote using any of the following methods:

By mail

Complete, sign and date the proxy or voting instruction card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by your proxy card as recommended by the Board of Directors. Mailed proxies must be received no later than the close of business on May 2, 2023 in order to be voted at the Annual Meeting. We urge you to use the other means of voting if there is a possibility your mailed proxy will not be timely received.

By telephone or on the Internet

We have established telephone and Internet voting procedures for stockholders of record. These procedures are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that those instructions have been properly recorded.

ii	2023 Proxy Statement

You can vote by calling the toll-free telephone number 1-800-690-6903. Please have your proxy card handy when you call. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded.

The website for Internet voting is www.proxyvote.com for stockholders of record. Please have your proxy card handy when you go to the website. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you also can request electronic delivery of future proxy materials.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day until 11:59 p.m., Eastern Daylight Time, on May 2, 2023.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive. If you vote by telephone or on the Internet, you do not have to return your proxy or voting instruction card.

At the Annual Meeting

Stockholders of record and “street name” holders at the close of business on March 13, 2023 can attend the meeting by accessing www.virtualshareholdermeeting.com/PBF2023 and entering the 16-digit control number included in the proxy materials previously received. Please note that the www.virtualshareholdermeeting.com/PBF2023 website will not be active until approximately two weeks before the meeting date. If you do not have a 16-digit control number, you may still attend the meeting as a guest in listen-only mode. Stockholders of record may vote during the meeting by following the instructions available on the meeting website during the meeting. To attend as a guest, please access www.virtualshareholdermeeting.com/PBF2023 and enter the information requested on the screen to register as a guest. Please note that you will not have the ability to ask questions, vote or examine the list of stockholders during the meeting if you participate as a guest. See “Virtual Meeting Information” below for additional details.

Revocability of Proxies

You may revoke your proxy at any time before it is voted at the Annual Meeting by (i) submitting a written revocation to PBF, (ii) returning a subsequently dated proxy to PBF, or (iii) attending the Annual Meeting requesting that your proxy be revoked and voting at the Annual Meeting. If instructions to the contrary are not provided, shares will be voted as indicated on the proxy card.

Abstentions

Abstentions are counted for purposes of determining whether a quorum is present. Abstentions are not counted in the calculation of the votes “cast” with respect to any of the matters submitted to a vote of stockholders and will have no effect on the vote on any proposal. Directors will be elected by a majority vote of the votes cast at the meeting.

Broker Non-Votes

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of the stock. If the broker does not receive specific instructions, in some cases the broker may vote the shares in the broker’s discretion. However, the New York Stock Exchange (the “NYSE”) precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. This results in a “broker non-vote” on the proposal. A broker non-vote is treated as “present” for purposes of determining a quorum, has the effect of a negative vote when a majority of the voting power of the issued and outstanding shares is required for approval of a particular proposal, and has no effect when a majority of the voting power of the shares present in person or by proxy and entitled to vote or a majority of the votes cast is required for approval.

The ratification of the appointment of Deloitte as our independent auditor (Proposal No. 2) is deemed to be a routine matter under NYSE rules. A broker or other nominee generally may vote uninstructed shares on routine matters, and therefore no broker non-votes are expected to occur with Proposal No. 2. Proposals 1 and 3 are considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore an undetermined number of broker non-votes are expected to occur on these proposals. These broker non-votes will not have any impact on the outcomes for these proposals as it requires the approval of a majority of the votes cast.

2023 Proxy Statement	iii

Solicitation of Proxies

PBF pays for the cost of soliciting proxies and the Annual Meeting. In addition to solicitation by mail, proxies may be solicited by personal interview, telephone, and similar means by directors, officers, or employees of PBF, none of whom will be specially compensated for such activities. Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902, a proxy solicitation firm, will be assisting us for a fee of approximately $8,500 plus out-of-pocket expenses. PBF also intends to request that brokers, banks, and other nominees solicit proxies from their principals and will pay such brokers, banks, and other nominees certain expenses incurred by them for such activities.

Virtual Meeting Information

How can I ask questions or view the list of stockholders entitled to vote at the annual meeting?

Stockholders will be able to transmit questions through the virtual meeting website. Rules of conduct for the meeting, including rules pertaining to submission of questions, will be posted on the meeting platform website and may be accessed once past the login screen by clicking the “Materials” button. If there are pertinent questions that cannot be answered during the meeting due to time constraints, management expects to post answers to a representative set of such questions (e.g., consolidating repetitive questions) on our website (www.pbfenergy.com in the “Investors” section under “Webcasts and Presentations”) after the meeting.

During the annual meeting, stockholders of record may examine the list of stockholders entitled to vote at the meeting by visiting the meeting platform website and entering their control number. Once past the login screen, click the “Materials” button, followed by the “Registered Shareholder List,” and complete the required attestation form to view the list. To inspect such list prior to the annual meeting, please contact our Investor Relations department at (973) 254-4414 or by email at ir@pbfenergy.com.

Will a recording of the annual meeting be available after the meeting?

Yes. Within 24 hours following the annual meeting, a recording of the meeting, including any question and answer session, will be available on our website for at least 30 days.

iv	2023 Proxy Statement

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. We encourage you to review the entire proxy statement. This proxy statement and our Annual Report for the year ended December 31, 2022 are first being mailed to the Company’s stockholders and made available on the internet at www.pbfenergy.com on or about March 21, 2023. Website addresses included throughout this proxy statement are for reference only. The information contained on our website is not incorporated by reference into this proxy statement.

MATTERS TO BE VOTED ON AT THE ANNUAL MEETING AND BOARD RECOMMENDATION

1. Election of Directors (p. 11)
Name	Years of Service	Independent	Board Recommendation
Thomas Nimbley	8	No	For
Spencer Abraham	10	Yes	For
Wayne Budd	9	Yes	For
Paul J. Donahue, Jr.	1	Yes	For
S. Eugene Edwards	9	Yes	For
Georganne Hodges	—	Yes	For
Kimberly Lubel	5	Yes	For
George Ogden	5	Yes	For
Damian W. Wilmot	—	Yes	For
Lawrence Ziemba	—	Yes	For
2. Ratification of Deloitte & Touche LLP as Independent Auditors (p. 66)			For
3. Advisory Vote on 2022 Named Executive Officer Compensation (p. 69)			For

2023 Proxy Statement	v

Proxy Statement Summary

COMPANY PERFORMANCE

We are one of the largest independent petroleum refiners and suppliers of unbranded transportation fuels, heating oil, petrochemical feedstocks, lubricants and other petroleum products in the United States. We sell our products throughout the Northeast, Midwest, Gulf Coast and West Coast of the United States, as well as in other regions of the United States, Canada and Mexico and are able to ship products to other international destinations. We own and operate six domestic oil refineries and related assets.

2022 Key Financial Achievements

*	Adjusted EBITDA and net debt to capitalization are non-GAAP financial measures. For an explanation of how we use Adjusted EBITDA and net debt to capitalization and a reconciliation, please see “Non-GAAP Financial Measures” in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the year ended December 31, 2022 (the “2022 Form 10-K”).

In 2022, as a result of our strong operating performance and favorable global market conditions for our products, we delivered record financial results that enabled us to strengthen our financial position and reward our stockholders. Our significant financial achievements in 2022 include:

●

Record Revenues, Net Income and Adjusted EBITDA. In 2022, we achieved record revenues of $46.8 billion in 2022, an increase of 71.8% from $27.3 billion in 2021, our net income increased to $2,972.8 million in 2022 from $315.5 million in 2021, and our Adjusted EBITDA increased by over 900% from $467.4 million in 2021 to $4,775.7 million in 2022.

●

Strengthened Liquidity and Financial Position Following Substantial Debt Reduction. We continued to be steadfast in our long-term commitment to maintaining a strong balance sheet. We ended 2022 with the strongest balance sheet in the history of our Company. As of December 31, 2022, our operational liquidity was more than $4.9 billion, including approximately $2.1 billion of cash, excluding cash at PBF Logistics

vi	2023 Proxy Statement

Proxy Statement Summary

LP (“PBFX”), and in excess of $2.8 billion of borrowing availability under our asset-based revolving credit facility. This compares with operational liquidity of approximately $2.4 billion at year-end 2021. We reduced our consolidated debt by $2.34 billion in 2022 and our level of debt at year-end 2022 was the strongest in our Company’s history.

●

Reinstatement of Stockholder Dividend. In October 2022, we reinstated a regular quarterly dividend for our stockholders and paid $0.20 per share of Class A Common Stock on November 29, 2022 and March 16, 2023.

●

Acquisition of PBF Logistics. In November 2022, we acquired all the outstanding common units representing limited partner interests of PBFX that we did not already own, simplifying our corporate structure and eliminating administrative, compliance and cost burdens of running a separate public company.

●

Stock Repurchase Program. In December 2022, our Board authorized a stock repurchase program pursuant to which the Company is authorized to repurchase up to $500 million of shares of Class A Common Stock. Through December 31, 2022, we repurchased $156.3 million of Class A Common Stock.

INVESTOR ENGAGEMENT THROUGH BOARD-LED PROGRAM

Since 2019, we have had an investor engagement program under the leadership of the Chair of our Nominating and Corporate Governance Committee that includes independent director participation to help us better understand the views of our investors on key corporate governance topics. In addition to engagement with our largest investors, we have continued our engagement efforts with additional investors and stakeholders to hear their perspectives and help identify focus and priorities for the coming year. We continue to consider the constructive and candid feedback we receive from our investors and other stakeholders during these meetings to inform our priorities as we assess our progress and enhance our corporate governance practices and disclosures each year.

BOARD-LED ENGAGEMENT PROGRAM CONDUCTED YEAR ROUND

Shareholder Engagement Topics – Feedback Shared with the Full Board and Other Board Committees
• Board skills and experience and Board matrix • Board composition, diversity, size, and tenure • Board oversight of risk, including committee responsibilities	• Board-level engagement and oversight of management • Executive compensation and compensation metrics • Environment, Social, and Governance practices and reporting

Governance Practices	Enhanced Transparency and Disclosures

•  Actively pursuing Board refreshment, with 60% of the Board having served 5 years or less

•  Continued to implement formal and thoughtful Board and committee succession plans

•  Continued implementation of risk management framework, including enhanced reporting, management level governance committee structure, and escalation in processes in support of Board’s risk oversight

•  Introduced Board qualifications and experience matrix disclosures in 2019 proxy statement, including qualifications and experience identified by the Board as important in light of our Company’s strategy, risk profile, and risk appetite

•  In 2020 and 2022, enhanced Board disclosures to include gender, ethnic and racial diversity information as self-identified by Board members

2023 Proxy Statement	vii

Proxy Statement Summary

BOARD OVERVIEW

PBF’s business is managed under the direction of our Board. Our Board currently has ten members, nine of whom are independent directors and our Chairman of the Board and Chief Executive Officer, Thomas Nimbley. Effective December 31, 2022, Karen B. Davis, who served as the Chairperson of the Audit Committee, resigned from the Board to assume the role of the Company’s interim Chief Financial Officer. Robert Lavinia, who served on the Health, Safety and Environment Committee, also retired as a director of the Company effective December 31, 2022. Effective January 1, 2023, Lawrence Ziemba was appointed by the Board of Directors as an independent director and he serves on the Health, Safety and Environment Committee. Effective March 15, 2023, Georganne Hodges and Damian W. Wilmot were appointed as independent directors, respectively serving on the Audit Committee and the Nominating and Corporate Governance Committee.

During 2022, our Board held eight (8) meetings and each member of the Board participated in at least 75% of the meetings held while they were in office. All of the directors then in office participated in the 2022 Annual Meeting of Stockholders.

All current Board members standing for re-election are expected to attend the 2023 Annual Meeting. The following sets forth certain demographic information regarding the current members of the Board, each of whom is standing for re-election at the Annual Meeting:

2023 Board of Directors

Director Tenure	Director Independence

Director Age	Diversity

50% Total Diversity

viii	2023 Proxy Statement

Proxy Statement Summary

EXECUTIVE COMPENSATION

At our 2022 Annual Meeting, our stockholders approved our named executive officer compensation with approximately 98.70% of the vote

Detailed discussion and analysis of our Executive Compensation begins on page 20. Our Executive Compensation program uses a mix of base salary, annual cash incentives and equity-based awards and standard benefits to attract and retain highly qualified executives and maintain a strong relationship between executive pay and Company performance. As such, the Compensation Committee believes in providing for continuous improvement and further refinement of the program to reflect current realities, business environment and performance as described below. In 2020, the Compensation Committee implemented a number of temporary changes to our compensation program, including temporarily reducing executive salaries, cash bonuses and long-term equity incentives, to align compensation with the Company’s performance in the pandemic-driven challenging macroeconomic environment for our industry and our Company. The Committee’s overall compensation philosophy and objectives remain unchanged and the Compensation Committee has continued to seek to align compensation with the prevailing environment, which significantly improved for the Company in 2022. The 2022 compensation earned by our named executive officers reflects the record-breaking financial milestones that we achieved and strong operational performance that we delivered across our business as described above under “Company Performance”.

At our 2022 Annual Meeting of Stockholders, our stockholders approved our named executive officers’ 2021 compensation with approximately 98.70% of the vote, an increase from the 95.4% stockholder support at our 2021 Annual Meeting. Stockholder engagement and the outcome of our annual Say-on-Pay vote will continue to inform our future compensation decisions. The Compensation Committee reviewed our compensation programs in 2022 to ensure pay for performance alignment and implement best practices. Specifically, in 2022, the Compensation Committee took the following actions, including recognizing the record-breaking financial milestones achieved and strong operational performance that executive leadership team delivered across our business:

2022 KEY COMPENSATION COMMITTEE ACTIONS

•    NEW MULTI-YEAR CASH BONUS PROGRAM INCLUDES FINANCIAL AND ESG PERFORMANCE METRICS

•    REVISED PAYOUTS FOR 2022 PERFORMANCE AWARDS TO BETTER ALIGN PAY FOR PERFORMANCE IN THE EVENT PEER GROUP SIZE DECREASES

•    ENHANCED DISCLOSURE OF CASH BONUS PROGRAM METRICS, INCLUDING ACHIEVED RESULTS

•    REFINED LONG-TERM INCENTIVE PROGRAM TO INCLUDE RESTRICTED STOCK IN CONJUNCTION WITH PERFORMANCE AWARDS

•    INCREASED CEO STOCK OWNERSHIP REQUIREMENT TO 6X SALARY IN 2022

●

New Multi-Year Cash Bonus Program Includes Financial and ESG Performance Metrics: In April 2022, the Compensation Committee approved a new three-year Cash Incentive Plan (“2022-2024 CIP”) effective for each fiscal year from 2022 to 2024. The 2022-2024 CIP continues to provide executives with a bonus opportunity as a percentage of their normal base salary based on predetermined financial (including Adjusted EBITDA), and environment, social and governance (“ESG”) metrics.

●

Enhanced Disclosure of Cash Bonus Program Metrics: In 2022, the Company enhanced its disclosures regarding the cash bonus program to include the weighting of the performance measures and the threshold, target and maximum performance objectives as well as the achieved results.

2023 Proxy Statement	ix

Proxy Statement Summary

●

Refined Long-Term Incentive Program to Re-Introduce Restricted Stock: In 2022, after a review of refining industry peer equity incentive programs, the Compensation Committee determined that time-based restricted stock should be re-introduced as part of the Company’s equity incentive program, with the decision as to whether restricted stock or stock options will be awarded in a given year to be determined based on a number of factors, including market practices and the Committee’s desired mix of equity incentives. The Compensation Committee determined that the 2022 long-term incentive program would consist of restricted stock (40%), performance share units (30%) and performance units (30%).

●

Revised Performance Award Payouts to Better Align Pay for Performance in the Event Peer Group Size Decreases: In order to further improve alignment with stockholder interests, the Compensation Committee revised the forms of the performance award agreements to decrease the target payout opportunities where there are only six companies (including the Company) in the peer group.

●

Increased Stock Ownership Requirement for CEO: In 2022, the Compensation Committee also implemented additional compensation best practices including increasing the stock ownership requirement for the CEO and adding features to the Equity Incentive Plan (as defined below) imposing a new one-year stock holding requirement for NEOs for stock options, stock appreciation rights and full-value awards.

x	2023 Proxy Statement

Proxy Statement Summary

EXECUTIVE COMPENSATION PROGRAM HIGHLIGHTS

In addition to the key compensation actions described-above, the executive compensation program for the named executive officers includes best-practice features that align executive compensation with the interests of our stockholders:

What We Do

Annual Say on Pay Vote

Majority of named executive officer compensation is variable and linked to performance

Long-term incentives are largely contingent on performance

Objective total shareholder return (“TSR”) metric underlying the performance-based portion of the long-term incentive award aligned with stockholder interests

Meaningful stock ownership guidelines for executive officers, which were met by all of the NEOs

Change of control payment under employment agreements limited to 2.99 times base salary

Grant stock options only at fair market value as of the grant date

Compensation consultant independent from management

One-year minimum vesting for all equity grants and one year stock holding requirement for NEOs after vesting or exercise for stock options, stock appreciation rights and full-value awards

Payout of performance awards is capped at target amount if PBF’s TSR is negative

Clawback policy applicable to equity awards granted to NEOs in the event of a material financial restatement, regardless of whether due to fraud or misconduct

What We Don’t Do

No guaranteed minimum cash bonus payments to any of our executive officers

No repricing of stock options

No hedging or pledging or short selling of PBF Stock

No excessive perquisites

No excise tax gross-ups on any payments at a change of control

No individual supplemental executive retirement arrangements No liberal share recycling under the Equity Incentive Plan

2023 Proxy Statement	xi

Proxy Statement Summary

GOVERNANCE HIGHLIGHTS

PBF Energy is committed to meeting high standards of ethical behavior, corporate governance and business conduct in everything we do, every day. This commitment has led us to implement the following practices:

Annual Election of All Directors

Our directors are elected annually by vote of our stockholders.

Approximately 90% of Our Directors are Independent

Nine of our ten current directors are, and assuming election of the ten director nominees at the Annual Meeting, nine out of ten of the directors will be independent.

Lead Director

Our independent directors are led by an independent Lead Director and regularly meet in executive session.

Majority Voting for Uncontested Director Elections

We have adopted majority voting for uncontested elections of directors, which requires that our directors must be elected by a majority of the votes cast with respect to such elections.

Independent Compensation Consultant

Our Compensation Committee uses an independent compensation consultant, which performs no consulting or other services for the Company.

Absence of Rights Plan

We do not have a shareholder rights plan, commonly referred to as a “poison pill.”

Chief Executive Officer Succession Planning

Succession planning, which is conducted at least annually by our Board of Directors, addresses both an unexpected loss of our CEO and longer-term succession.

Transactions in
Company Securities

Our insider trading policy prohibits all directors and employees from engaging in short sales and hedging or pledging transactions relating to our common stock.

Stock Ownership and Stock Holding Requirements

In October 2016, we adopted stock ownership guidelines for our officers and directors. All of our executive officers and all of our directors in 2022 met their stock ownership requirements. Effective 2022, there is one-year stock holding requirement for our NEOs following the vesting or exercise of stock options, stock appreciation rights and full-value awards.

No Significant Related Party Transactions

None of the directors or officers have been involved in any significant related party transactions.

CORPORATE RESPONSIBILITY AND STEWARDSHIP HIGHLIGHTS

ESG matters are important to us and are of increasing importance to many investors. As an independent refiner with operating assets across the United States, we value workplace safety, environmental stewardship, corporate governance, operating reliability, community engagement, and production of cleaner and next generation fuels. In 2022, we published our inaugural ESG Report, which sets forth our current state of our ESG performance. In 2021, in addition to focusing on the safety and reliability of our core refining operations, we announced a potential project for a renewable fuels production facility intended to be co-located at the Chalmette refinery (the “Renewable Diesel Facility”). The project is expected to use certain idled assets, including an idle hydrocracker, along with a newly-constructed pre-treatment unit to establish a 20,000 barrel per day renewable diesel production facility. On February 16, 2023, we entered into definitive agreements to partner with Eni Sustainable Mobility to form a 50-50 joint venture,

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Proxy Statement Summary

St. Bernard Renewables LLC, for the Renewable Diesel Facility. Upon consummation of the transaction, which is subject to customary closing conditions, including regulatory approvals, Eni Sustainable Mobility will contribute capital totaling $835 million plus up to additional $50 million that is subject to the achievement of eventual project milestones and will provide expertise in biorefining operations, supply and marketing. PBF brings its strong industrial know-how in the United States and, as the contributor of the biorefinery, will continue to manage project execution and serve as the operator once construction is complete. The Renewable Diesel Facility startup is scheduled in the first half of 2023 and the facility is currently targeted to have processing capacity of about 1.1 million tonnes/year of raw materials, with full pretreatment capabilities. It will produce mainly HVO Diesel (Hydrotreated Vegetable Oil, commonly known as 'renewable diesel' in North America), with a production capacity of 306 million gallons per year. The biorefinery will use the Ecofining™ process developed by Eni in cooperation with Honeywell UOP. The joint venture reflects both partners' commitment to deliver more sustainable transportation fuels using low carbon intensity feedstocks. As the project is still in development and the closing of the transaction is subject to certain conditions, there can be no assurance that the production facility will be completed or that the joint venture transaction will close.

PBF Energy is committed to conservation of energy, continuous reduction of waste generated at our facilities, and ensuring that each of its facilities is in compliance with all applicable local, state, and federal environmental laws and standards. All of our facilities utilize state of the art pollution control equipment to reduce emissions compared to historical rates. This equipment includes wet gas scrubbers, carbon monoxide boilers, and tail gas treating units on sulfur recovery units. In addition, PBF Energy has a robust internal team of technical professionals in our Health, Safety and Environment department, including numerous chemical and environmental engineers, located at our corporate headquarters and each of our major facilities.

Our Board provides oversight of all of our environmental efforts through the Health, Safety and Environment Committee, whose charter is posted on our website. Through the use of state-of-the-art equipment, environmental professionals, and strong Board and management oversight, PBF is able to continue on its path of ongoing improvement in the area of environmental protection and our results reflect the effectiveness of our environmental strategy.

HUMAN CAPITAL HIGHLIGHTS

PBF Energy believes that our people are our most important asset. We strive to provide our employees with a collaborative, supportive and inclusive work environment where they can maximize their personal and professional potential.

PBF Energy is dedicated to establishing a culture of diversity and inclusion where each employee is afforded the opportunity to excel and is valued for their unique background, experience, and point of view. Our commitment to this culture of inclusion is reflected in our recruiting efforts and the opportunities afforded to PBF Energy employees. For example, PBF Energy recently became a member of the Corporate Partnership Council of the Society of Women Engineers, which focuses on sharing best practices, addressing retention and advancement issues, and partnering on diversity initiatives. PBF Energy engineers have participated in the Corporate Partnership Council of the Society of Women Engineer’s annual conference.

PBF Energy is committed to the equal treatment of all people, regardless of race, creed, color, national origin, or economic level and PBF Energy supports the goals and principles set forth in the United Nations Universal Declaration of Human Rights. Our commitment to recognizing the value of all people is reflected in our core values and key policies, which touch upon business ethics and conduct; health, safety and environmental protection; and inclusion and diversity.

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About PBF Energy

PBF Energy is a holding company whose primary asset is a controlling equity interest in PBF LLC. PBF LLC is a holding company for the companies that directly or indirectly own and operate our business. PBF Holding Company LLC (“PBF Holding”) is a wholly-owned subsidiary of PBF LLC and is the parent company for our refining operations. We own and operate six domestic oil refineries and related assets and are one of the largest independent petroleum refiners and suppliers of unbranded transportation fuels, heating oil, petrochemical feedstocks, lubricants and other petroleum products in the United States. We sell our products throughout the Northeast, Midwest, Gulf Coast and West Coast of the United States, as well as in other regions of the United States and Canada, and are able to ship products to other international destinations. We are the sole managing member of PBF LLC and operate and control all of the business and affairs of PBF LLC. We consolidate the financial results of PBF LLC and its subsidiaries and record a noncontrolling interest in our consolidated financial statements representing the economic interests of the members of PBF LLC other than PBF Energy.

In 2022, as a result of our strong operating performance and favorable global market conditions for our products, our leadership team delivered record financial results that enabled us to strengthen our financial position and reward our stockholders. Our significant financial achievements in 2022 include:

2022 Key Financial Achievements

*	Adjusted EBITDA and net debt to capitalization are non-GAAP financial measures. For an explanation of how we use Adjusted EBITDA and net debt to capitalization and a reconciliation, please see “Non-GAAP Financial Measures” in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations in our 2022 Form 10-K.

•	Record Revenues, Net Income and Adjusted EBITDA. In 2022, we achieved record revenues of $46.8 billion in 2022, an increase of 71.8% from $27.3 billion in 2021, our net income increased to $2,972.8 million in 2022 from $315.5 million. In 2021, and our Adjusted EBITDA increased by over 900% from $467.4 million in 2021 to $4,775.7 million in 2022.

2023 Proxy Statement	1

About PBF Energy
•	Strengthened Liquidity and Financial Position Following Substantial Debt Reduction. We continued to be steadfast in our long-term commitment to maintaining a strong balance sheet. We ended 2022 with the strongest balance sheet in the history of our Company. As of December 31, 2022, our operational liquidity was more than $4.9 billion, including approximately $2.1 billion of cash, excluding cash at PBF Logistics LP (“PBFX”), and in excess of $2.8 billion of borrowing availability under our asset-based revolving credit facility. This compares with operational liuidity of approximately $2.4 billion at year-end 2021. We reduced our consolidated debt by $2.34 billion in 2022 and our level of debt at year-end 2022 was the strongest in our Company’s history.
•	Reinstatement of Stockholder Dividend. In October 2022, we reinstated a regular quarterly dividend for our stockholders and paid $0.20 per share of Class A Common Stock on November 29, 2022 and March 16, 2023.
•	Acquisition of PBF Logistics. In November 2022, we acquired all the outstanding common units representing limited partner interests of PBFX that we did not already own, simplifying our corporate structure and eliminating administrative, compliance and cost burdens of running a separate public company.
•	Stock Repurchase Program. In December 2022, our Board authorized a stock repurchase program pursuant to which the Company is authorized to repurchase up to $500 million of shares of Class A Common Stock. Through December 31, 2022, we repurchased $156.3 million of Class A Common Stock.

PBF’S CORPORATE STRUCTURE

In December 2012, we completed an initial public offering (“IPO”) of our Class A Common Stock, which is listed on the NYSE. We have another class of common stock, Class B Common Stock, which has no economic rights but entitles the holder, without regard to the number of shares of Class B Common Stock held, to a number of votes on matters presented to our stockholders that is equal to the aggregate number of PBF LLC Series A Units held by such holder. The Class A Common Stock and the Class B Common Stock are referred to as our “common stock.” We were initially sponsored and controlled by funds affiliated with The Blackstone Group L.P., or Blackstone, and First Reserve Management, L.P., or First Reserve (collectively referred to as “our former sponsors”).

As of the March 13, 2023 record date, certain of our current and former executive officers, directors and employees and their affiliates beneficially owned 910,457 PBF LLC Series A Units (we refer to all of the holders of the PBF LLC Series A Units as “pre-IPO owners” of PBF LLC). Each of the pre-IPO owners of PBF LLC holds one share of Class B Common Stock entitling the holder to one vote for each PBF LLC Series A Unit they hold.

INFORMATION REGARDING THE BOARD OF DIRECTORS

PBF’s business is managed under the direction of our Board. Our Board currently has ten members, nine of whom are independent directors and our Chairman of the Board and Chief Executive Officer, Thomas Nimbley. As of December 31, 2022, our Board had nine (9) members, including our Chief Executive Officer, Thomas Nimbley. Effective December 31, 2022, Karen B. Davis, who served as the Chairperson of the Audit Committee, resigned from the Board to assume the role of the Company’s interim Chief Financial Officer. Robert Lavinia, who served on the Health, Safety and Environment Committee, also retired as a director of the Company effective December 31, 2022. Effective January 1, 2023, Lawrence Ziemba was appointed by the Board of Directors as an independent director and a member of the Health, Safety and Environment Committee. Effective March 15, 2023, Georganne Hodges and Damian W. Wilmot were appointed by the Board of Directors as independent directors, respectively serving on the Audit Committee and the Nominating and Corporate Governance Committee.

Our Board conducts its business through meetings of its members and its committees. During 2022, our Board held eight (8) meetings and each member of the Board participated in at least 75% of the meetings held while they were in office. All of the directors then in office participated in the Annual Meeting of Stockholders in 2022. All Board members standing for re-election are expected to attend the 2023 Annual Meeting.

The Board’s Audit Committee, Compensation Committee, Health, Safety and Environment Committee and Nominating and Corporate Governance Committee are composed entirely of directors who meet the independence requirements of the NYSE listing standards and any applicable regulations of the Securities and Exchange Commission, or the SEC.

2	2023 Proxy Statement

About PBF Energy

INDEPENDENCE DETERMINATIONS

Under the NYSE’s listing standards, no director qualifies as independent unless the Board affirmatively determines that he or she has no material relationship with PBF. Based upon information requested from and provided by our directors concerning their background, employment, and affiliations, including commercial, banking, consulting, legal, accounting, charitable, and familial relationships, the Board has determined that, other than being a director and/or stockholder of PBF, each of the independent directors named below has either no relationship with PBF, either directly or as a partner, stockholder, or officer of an organization that has a relationship with PBF, or has only immaterial relationships with PBF, and is independent under the NYSE’s listing standards.

The Board has adopted categorical standards or guidelines, which are consistent with the NYSE listing standards to assist the Board in making its independence determinations regarding its directors. Under NYSE’s listing standards, immaterial relationships that fall within the guidelines are not required to be disclosed in this proxy statement. An immaterial relationship falls within the guidelines if it:

•	is not a relationship that would preclude a determination of independence under Section 303A.02(b) of the NYSE Listed Company Manual;
•	consists of charitable contributions, grants or endowments by PBF to an organization in which a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last three years;
•	consists of charitable contributions, grants or endowments to any organization with which a director, or any member of a director’s immediate family, is affiliated as an officer, director, or trustee pursuant to a matching gift program of PBF and made on terms applicable to employees and directors; or is in amounts that do not exceed $1 million per year; and
•	is not required to be, and it is not otherwise, disclosed in this proxy statement.

The Board has determined that all of the 2023 non-management director nominees meet the independence requirements of the NYSE listing standards as set forth in the NYSE Listed Company Manual: Spencer Abraham, Wayne Budd, Paul J. Donahue, Jr., S. Eugene Edwards, Georganne Hodges, Kimberly Lubel, George Ogden, Damian W. Wilmot and Lawrence Ziemba. Mr. Edwards serves as the Lead Director.

2023 Proxy Statement	3

About PBF Energy

COMMITTEES OF THE BOARD

In 2022, PBF had and continues to have these standing committees of the Board:

•	Audit Committee;
•	Compensation Committee;
•	Nominating and Corporate Governance Committee; and
•	Health, Safety and Environment Committee (the “HS&E Committee”).

We have adopted a charter setting forth the responsibilities of each of the committees. The committee charters are available on our website at www.pbfenergy.com under the “Corporate Governance” tab in the “Investors” section. The members of each committee in 2022, including the Chairperson, as well as the number of meetings held in 2022 is set forth in the table below:

2022 Board Committees and Meetings

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Health, Safety and Environment Committee
Spencer Abraham
Wayne Budd
Karen Davis (1)
Paul Donahue, Jr.
S. Eugene-Edwards
Robert Lavinia (1)
Kimberly Lubel
George Ogden
# of Meetings Held in 2022	5	6	4	4

 Chairperson   Member

(1) Effective December 31, 2022, Ms. Davis and Mr. Lavinia ceased serving on the Board.

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About PBF Energy

The members of each committee as of the date of this proxy statement, including the Chairperson, is set forth in the table below:

2023 Board Committees

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Health, Safety and Environment Committee
Spencer Abraham
Wayne Budd
Paul Donahue, Jr.
S. Eugene-Edwards
Georganne Hodges
Kimberly Lubel
George Ogden
Damian W. Wilmot
Lawrence Ziemba

Audit Committee

The Audit Committee reviews and reports to the Board on various auditing and accounting matters, including the quality, objectivity, and performance of our internal and external accountants and auditors, the adequacy of our financial controls, and the reliability of financial information reported to the public. In 2022, the members of the Audit Committee were Karen Davis (Chairperson), Paul Donahue, Jr. and George Ogden. Ms. Davis and Messrs. Donahue and Ogden were each determined by the Board to be an “Audit Committee financial expert” (as defined by the SEC). Currently, Messrs. Donahue and Ogden and Ms. Hodges serve on the Audit Committee along with Ms. Lubel, who was appointed as Chairperson of the Audit Committee effective January 1, 2023. Each member has been determined by the Board to be an “Audit Committee financial expert”.

In 2022, the Audit Committee met five (5) times and each meeting was attended by all of the members. The “Report of the Audit Committee for Fiscal Year 2022” appears in this proxy statement following the disclosures related to Proposal No. 2.

Compensation Committee

The Compensation Committee reviews and reports to the Board on matters related to compensation strategies, policies, and programs, including certain personnel policies and policy controls, management development, management succession, and benefit programs. The Compensation Committee also approves and administers our equity incentive compensation plan and cash incentive plan. The Compensation Committee’s duties are described more fully in the “Compensation Discussion and Analysis” section below.

The three members of the Compensation Committee are Spencer Abraham (Chairperson), Wayne Budd, and Kimberly Lubel. Each of the members qualifies as independent under applicable SEC rules and regulations and the rules of the NYSE, as an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (the “Code”), as in effect in 2022, and as a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act.

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About PBF Energy

In 2022, the Compensation Committee met six (6) times and the meetings were attended by all of the members. The “Compensation Committee Report” for Fiscal Year 2022 appears in this proxy statement immediately following “Executive Compensation”.

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocking relationships. None of the members of the Compensation Committee has served as an officer or employee of PBF or had any relationship requiring disclosure by PBF under Item 404 of the SEC’s Regulation S-K, which addresses related person transactions.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee evaluates policies on the size and composition of the Board and criteria and procedures for director nominations and considers and recommends candidates for election to the Board. The committee also evaluates, recommends, and monitors corporate governance guidelines, policies, and procedures, including our codes of business conduct and ethics. In 2022. the members of the Nominating and Corporate Governance Committee were Wayne Budd (Chairperson), Spencer Abraham, and S. Eugene Edwards. The Nominating and Corporate Governance Committee met four (4) times in 2022 and the meetings were attended by all members. The current members of the Nominating and Corporate Governance Committee are Messrs. Budd (Chairperson), Abraham, Edwards and Wilmot.

The Nominating and Corporate Governance Committee recommended to the Board each presently serving director of PBF as nominees for election as directors at the Annual Meeting. The Nominating and Corporate Governance Committee also considered and recommended the appointment of a Lead Director (described below under “Board Leadership Structure, Lead Director and Meetings of Non-Management Directors”) to preside at meetings of the independent directors without management, and recommended assignments for the Board’s committees. The full Board approved the recommendations of the Nominating and Corporate Governance Committee and adopted resolutions approving the slate of director nominees to stand for election at the Annual Meeting, the appointment of a Lead Director, and Board committee assignments.

Health, Safety and Environment Committee

The HS&E Committee assists the Board of Directors in fulfilling its oversight responsibilities by assessing the effectiveness of programs and initiatives that support the Health, Safety and Environment and ESG, sustainability, innovation, and technology policies and programs of the Company. Kimberly Lubel is the Chairperson of the HS&E Committee and S. Eugene Edwards and Lawrence Ziemba are also members. In 2022, the Health, Safety and Environment Committee met four (4) times and the meetings were attended by all members.

BOARD REFRESHMENT

The Board is committed to striking a balance between retaining directors with deep knowledge of the Company and seeking fresh perspectives in its recruiting efforts. Our Board and individual director evaluation process supports this objective.

The Board has welcomed 6 of its 10 current directors since 2018. These new directors were deliberately selected for their relevant skill sets and their ability to guide our strategy, provide effective oversight and effectively represent our stockholders’ interests. The average tenure of our current directors is 4.7 years.

SELECTION OF DIRECTOR NOMINEES

The Nominating and Corporate Governance Committee solicits recommendations for Board candidates from a number of sources, including our directors, our officers and individuals personally known to the members of the Board. Each of Messrs. Ziemba and Wilmot and Ms. Hodges was appointed as a director by action of the Board of Directors following the recommendation of the Nominating and Corporate Governance Committee. In connection with these appointments, the Nominating and Corporate Governance Committee interviewed several diverse candidates recommended by members of the Board and management. The Nominating and Corporate Governance Committee will consider candidates submitted

6	2023 Proxy Statement

About PBF Energy

by stockholders when submitted in accordance with the procedures described in this proxy statement under the caption “Miscellaneous– Stockholder Nominations and Proposals.” The Nominating and Corporate Governance Committee will consider all candidates identified through the processes described above and will evaluate each of them on the same basis. The level of consideration that the Nominating and Corporate Governance Committee will extend to a stockholder’s candidate will be commensurate with the quality and quantity of information about the candidate that the nominating stockholder makes available to the Nominating and Corporate Governance Committee.

Evaluation of Director Candidates

The Nominating and Corporate Governance Committee is charged with assessing the skills, characteristics and diversity of background and experience (including gender, race, ethnicity and age) that candidates for election to the Board should possess and with determining the composition of the Board as a whole. The assessments include qualifications under applicable independence standards and other standards applicable to the Board and its committees, as well as consideration of the skills, expertise and diversity that should be added to complement the composition and experience of the existing Board of Directors.

In evaluating each candidate, the Nominating and Corporate Governance Committee may consider among other factors it may deem relevant:

•	whether or not the person has any relationships that might impair his or her independence, such as any business, financial or family relationships with the Company, its management or their affiliates;
•	whether or not the person serves on boards of, or is otherwise affiliated with, competing companies;
•	whether or not the person is willing to serve as, and willing and able to commit the time necessary for the performance of the duties of, a director of the Company;
•	the contribution that the person can make to the Board and the Company, with consideration being given to the person’s business and professional experience, education and such other factors as the Nominating and Corporate Governance Committee may consider relevant;
•	the diversity in gender, ethnic background, and professional experience of a candidate; and
•	the integrity, strength of character, independent mind, practical wisdom, and mature judgment of the person.

Based on this initial evaluation, the Nominating and Corporate Governance Committee will determine whether to interview a proposed candidate and, if warranted, will recommend that one or more of its members, other members of the Board, or senior management, as appropriate, interview the candidate. After completing this process, the Nominating and Corporate Governance Committee ultimately determines its list of nominees and submits the list to the full Board for consideration and approval.

2023 Proxy Statement	7

About PBF Energy

Director Skills and Experience

In addition to the factors considered during the nominating process, the Nominating and Corporate Governance Committee has identified a number of key skills and areas of expertise it believes should be represented on the board for the reasons shows below:

Executive Leadership

Directors with prior experience in executive leadership positions bring the qualifications and skills to develop and oversee our strategy, to create and drive long-term value, and to identify, motivate, and retain individual leaders.

10 of 10 Directors

Strategy

Directors with a background in strategy bring a practical understanding of developing, implementing, and addressing our business strategy and development plan.

10 of 10 Directors

Public Company Governance

Directors who have served on other public company boards have experience overseeing and providing insight and guidance to management and bring critical knowledge of governance to our organization.

9 of 10 Directors

Industry Expertise

Directors with leadership and/or operational experience in industries relevant to our business bring practical understanding of our business and effective oversight of implementation of strategy.

9 of 10 Directors

Health, Safety, Environment, Corporate Governance and Social Responsibility

Directors with experience overseeing, operating, or advising on matters of the environment, sustainable energy, corporate and social responsibility, health, and safety provide effective oversight over these matters and support our commitment to social responsibility and creating long-term shared value with our stakeholders.

8 of 10 Directors

Government, Regulatory and Public Policy

Directors with experience or background relating to governmental, regulatory or public policy matters governmental affairs bring knowledge helpful to navigating complex regulatory frameworks.

7 of 10 Directors

Accounting and Audit

Financial and audit expertise, particularly knowledge of finance and financial reporting processes, is critical to understanding and evaluating our capital structure and overseeing the preparation of our financial statements and internal controls over financial reporting.

6 of 10 Directors

Risk Management

Directors with experience managing risk bring skills critical to the Board’s oversight of our risk assessment and risk management programs.

6 of 10 Directors

8	2023 Proxy Statement

About PBF Energy

The following table sets forth additional criteria and more specific skills we use to evaluate nominees, as well as the qualifications of our director nominees:

Director / Nominee
Skill, Experience and Expertise	Spencer Abraham	Wayne Budd	Paul J. Donahue, Jr.	S. Eugene Edwards	Georganne Hodges	Kimberly Lubel	Thomas Nimbley	George Ogden	Damian W. Wilmot	Lawrence Ziemba
Finance
Risk Management
Accounting/Auditing
Capital Markets
CEO Experience
Legal
Strategy
Strategic Transactions (M&A)
Cybersecurity
Human Resources
Health, Safety and Environment
Corporate Governance and Social Responsibility
Executive Leadership
Regulatory/Public Policy
Industry Knowledge
Refining/Manufacturing
Logistics
Supply Chain
Energy
Public Board Experience

BOARD EVALUATIONS

Our Nominating and Corporate Governance Committee oversees an annual Board and committee self-evaluation process providing each member of the Board the opportunity to complete detailed surveys designed to assess the effectiveness of both the Board as a whole and each of its committees. The surveys seek feedback on, among other things, Board and committee composition and organization, the frequency and content of Board and committee meetings, the quality of management presentations to the Board and its committees, the Board’s relationship to senior management and the performance of the Board and its committees in light of the responsibilities of each body as established in our Corporate Governance Guidelines and the respective committee charters.

Our Chairman and CEO and Lead Director lead a discussion of survey results with all of the directors as a group, and each committee chair leads a discussion of committee results within a committee meeting setting. Our Nominating and Corporate Governance Committee believes this process, which combines the opportunity for each director to individually reflect on Board and committee effectiveness with a collaborative discussion on performance, provides a meaningful assessment tool and a forum for discussing areas for improvement.

BOARD LEADERSHIP STRUCTURE, LEAD DIRECTOR AND MEETINGS OF NON-MANAGEMENT
DIRECTORS

Following the retirement of our Executive Chairman in 2016, our Board of Directors determined that the most effective leadership structure at this time is to have a Chairman of the Board who is also the CEO. The Board may modify this structure in the future to ensure that the Board leadership structure for the Company remains effective and advances the best interests of our stockholders.

2023 Proxy Statement	9

About PBF Energy

Our Board appoints a “Lead Director” whose responsibilities include leading the meetings of our non-management directors outside the presence of management. S. Eugene Edwards is currently our Lead Director. The Lead Director acts as the chair of all non-management director meetings sessions and is responsible for coordinating the activities of the other outside directors, as required by our Corporate Governance Guidelines and the NYSE listing standards. The Lead Director, working with committee chairpersons, sets agendas and leads the discussion of regular meetings of the Board outside the presence of management, provides feedback regarding these meetings to the Chairman, and otherwise serves as a liaison between the independent directors and the Chairman. The Lead Director is also responsible for receiving, reviewing, and acting upon communications from stockholders or other interested parties when those interests should be addressed by a person independent of management. The independent directors, to the extent not identical to the non-management directors, are required to meet in executive session as appropriate matters for their consideration arise, but, in any event, at least once a year. The agenda of these executive sessions includes such topics as the participating directors shall determine. Our independent directors typically meet in executive session prior to every Board meeting.

ENTERPRISE RISK OVERSIGHT

The Board considers oversight of PBF’s risk management efforts, including cyber security risks, to be a responsibility of the full Board. The Board’s role in risk oversight includes receiving regular reports from members of senior management on areas of material risk to PBF, or to the success of a particular project or endeavor under consideration, including operational, financial, legal, regulatory, strategic, and reputational risks. The full Board (or the appropriate Board committee) receives reports from management to enable the Board (or committee) to assess PBF’s risk identification, risk management and risk mitigation strategies. When a report is vetted at the committee level, the chairperson of that committee thereafter reports on the matter to the full Board. This enables the Board and its committees to coordinate the Board’s risk oversight role. The Board also believes that risk management is an integral part of PBF’s annual strategic planning process, which addresses, among other things, the risks and opportunities facing PBF.

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

All of PBF’s directors are subject to election each year at the annual meeting of stockholders. If elected at the Annual Meeting, all of the nominees for director listed below will serve a one-year term expiring at the 2024 Annual Meeting of Stockholders. On the proxy card, PBF has designated certain persons who will be voting the proxies submitted for the Annual Meeting and these persons will vote as directed by your proxy card. If your proxy card does not provide voting instructions, these persons will vote for the election of each of these nominees.

The Board recommends a vote “FOR” all director nominees.

Under our bylaws, each director to be elected under this Proposal No. 1 must be elected by the vote of the majority of the votes cast “For” or “Against” the nominee. With respect to each nominee, the director must be elected by a majority vote, that means the number of shares voted “For” a director nominee must exceed 50% of the votes cast with respect to that nominee (with “abstentions” and “broker non-votes” not counted as votes cast either “for” or “against” that nominee’s election).

If a director is not elected by a majority vote, such director must promptly offer to tender his or her irrevocable resignation to the Board. The Nominating and Governance Committee, or such other committee designated by the Board, will recommend to the Board whether to accept or reject the resignation. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within ninety (90) days following the date of the certification of the election results.

If any nominee is unavailable as a candidate at the time of the Annual Meeting, either the number of directors constituting the full Board will be reduced to eliminate the resulting vacancy, or the persons named as proxies will use their best judgment in voting for an alternative nominee.

2023 Board of Directors

Director Tenure	Director Independence

Director Age	Diversity
50% Total Diversity

INFORMATION CONCERNING NOMINEES AND DIRECTORS

Our directors, each of whom is a nominee for election as a director at the Annual Meeting, are listed in the following table. The table sets forth certain information regarding our directors as of the date of this proxy statement. If elected, each director will hold office until a successor is elected and qualified or until his or her earlier death, resignation or removal.

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Proposal No. 1 – Election of Directors

THOMAS J. NIMBLEY Chairman of the Board and Chief Executive Officer Age: 71 Director Since: 2014

Biography:

Mr. Nimbley has served as Chairman of the Board since June 30, 2016. He has served as our Chief Executive Officer since June 2010 and was our Executive Vice President, Chief Operating Officer from April 2010 through June 2010. In his capacity as PBF Energy Inc.’s Chief Executive Officer, Mr. Nimbley also serves as a director and the Chief Executive Officer of certain of our subsidiaries, including PBF GP, the general partner of PBFX. Prior to joining PBF Energy, Mr. Nimbley served as a Principal for Nimbley Consultants LLC from June 2005 to March 2010, where he provided consulting services and assisted on the acquisition of two refineries. He previously served as Senior Vice President and head of Refining for Phillips and subsequently Senior Vice President and head of Refining for ConocoPhillips’ domestic refining system (13 locations) following the merger of Phillips and Conoco. Before joining Phillips at the time of its acquisition of Tosco in September 2001, Mr. Nimbley served in various positions with Tosco and its subsidiaries starting in April 1993.

Qualifications:

Mr. Nimbley’s extensive experience in and knowledge of the refining industry, as well as his proven leadership skills and management experience provides the Board with valuable leadership and, for these reasons, PBF believes Mr. Nimbley is a valuable member of its Board of Directors.

SPENCER ABRAHAM Director Age: 70 Director Since: 2012 Committees: • Compensation Committee (Chair) • Nominating and Corporate Governance Committee

Biography:

Mr. Abraham was a director of PBF LLC from August 2012 to February 2013 and a director of Holding from August 2012 to October 2012. He is the Chairperson of our Compensation Committee and a member of our Nominating and Corporate Governance Committee. Mr. Abraham is the Chief Executive Officer and Chairman of the international strategic consulting firm The Abraham Group, which he founded in 2005. Prior to starting The Abraham Group, Mr. Abraham served as Secretary of Energy under President George W. Bush from 2001 through January 2005, and was a U.S. Senator for the State of Michigan from 1995 to 2001. Prior to serving as a U.S. Senator, Mr. Abraham held various other public and private sector positions in the public policy arena. He currently serves as a director of NRG Energy, Inc., where he is a member of the Compensation Committee; and Two Harbors Investment Corp., a publicly traded REIT, where he is a member of the Compensation Committee and the Nominating and Governance Committee. From May 2005 to May 2020, Mr. Abraham served as a director of Occidental Petroleum Corporation, where he was a member of the Compensation Committee and the HSE Committee. He is the Chairman of the Board of Uranium Energy Corporation and a director of Emissions Reduction Corp. He was previously a director of ICx Technologies, non-executive Chairman of Areva Inc., a member of the board of C3 IoT. and a board member of the California Institute of Technology.

Qualifications:

Mr. Abraham’s extensive political and financial experience in the energy sector, including as the Secretary of Energy of the United States, as a U.S. Senator and as a board member of various public companies in the oil and gas sector, provides him with unique and valuable insights into the industry in which we operate and the markets that we serve and, for these reasons, PBF Energy believes that Mr. Abraham is a valuable member of its Board of Directors.

12	2023 Proxy Statement

Proposal No. 1 – Election of Directors

WAYNE BUDD Director Age: 81 Director Since: 2014 Committees: • Nominating and Corporate Governance Committee (Chair) • Compensation Committee

Biography:

Mr. Wayne Budd has served as a director of PBF Energy since February 2014 and he has served as the Chairperson of our Nominating and Corporate Governance Committee since April 2014 and as a member of the Compensation Committee since May 2017. He has over 50 years of legal experience in the public and private sectors, and since 2004 is a Senior Counsel of Goodwin Procter LLP. Prior to that, Mr. Budd served as a Senior Executive Vice President and General Counsel and a Director of John Hancock Financial Services Inc. from 2000 to 2004. Mr. Budd served as Group President, New England, of Bell Atlantic Corporation (now Verizon Communications Inc.) from 1996 to 2000. He served as a Senior Partner at Goodwin Procter LLP from 1993 to 1996. Mr. Budd also served on the U.S. Sentencing Commission, from 1994 to 1997, which he was appointed to by President Bill Clinton. From 1992 to 1993, Mr. Budd served as an Associate Attorney General of the United States, overseeing the Civil Rights, Environmental, Tax, Civil and Anti-Trust Divisions at the Department of Justice, as well as the Bureau of Prisons. From 1989 to 1992, he was the United States Attorney for the District of Massachusetts. Mr. Budd previously served as a director of Tosco and Premcor and as a director of McKesson Corporation, where he was a member of the Audit and Governance Committees. He is the past Chairman of the National Board of the American Automobile Association and formerly served as a director of the American Automobile Association of Southern New England. Mr. Budd earned a bachelor’s degree from Boston College and a Juris Doctor from Wayne State University Law School.

Qualifications:

Mr. Budd’s extensive legal experience and board membership with public entities, including in the refining sector, provides our Board with a beneficial perspective and insight and, for these reasons, PBF Energy believes Mr. Budd is a valuable member of its Board of Directors.

PAUL J. DONAHUE, JR. Director Age: 58 Director Since: 2022 Committees: • Audit Committee

Biography:

Paul J. Donahue, Jr. has served as a director of PBF Energy since January 1, 2022 and he is a member of the Audit Committee. Mr. Donahue is currently the Managing Partner and Co-Founder of Black Squirrel Partners, a growth equity and content acquisition platform focused on the consumer/retail, technology and music industry verticals. He is an accomplished executive and leader with over 33 years of experience in finance and investing, with extensive energy industry experience. His areas of expertise include financial analysis, risk management, strategic planning, team building and leadership, data science and capital markets and finance. In 2020, he retired from Morgan Stanley, where he last served as Head of Americas Equity Capital Markets, was a member of the Global Capital Markets Operating Committee, and was Chairman of Morgan Stanley’s Equity Underwriting Committee. In 2022, Mr. Donahue was appointed to the board of Servco Pacific Inc., a private company where he serves on the Audit Committee. Since 2000, he has served on the National Board of the TJ Martell Foundation. He has also served as a member of the board of the All Within My Hands Foundation since 2018. He graduated from Brown University with a degree in Business Economics and Organizational Behavior/Management.

Qualifications:

Mr. Donahue’s experience as a financial expert and an executive in the financial industry, provides our Board with a beneficial perspective and insight and, for these reasons, PBF Energy believes Mr. Donahue is a valuable member of its Board of Directors.

2023 Proxy Statement	13

Proposal No. 1 – Election of Directors

S. EUGENE EDWARDS Director Age: 67 Director Since: 2014 Lead Director Since: 2021 Committees: • HS&E Committee • Nominating and Corporate Governance Committee

Biography:

Mr. Edwards has served as a director of PBF Energy since July 2014. He has been our Lead Director since October 1, 2021 and has been a member of our Nominating and Corporate Governance Committee since August 2014 and a member of the HS&E Committee since December 2016, where he also served as Chairperson until September 30, 2021. He has over 35 years of experience in the energy and refining sectors. Most recently he retired from Valero Energy Corp. (“Valero”) in April of 2014 where he was Executive Vice President and Chief Development Officer. Mr. Edwards began his career with Valero as an Analyst in Planning and Economics in 1982 and then served as Director of Business Development; Director of Petrochemical Products; Vice President of Planning and Business Development; Senior Vice President of Supply, Marketing & Transportation; Senior Vice President of Planning, Business Development and Risk Management and as Senior Vice President of Product Supply and Trading. Prior to joining Valero, he was an energy analyst with Pace Consultants and a refinery process engineer with Citgo Petroleum Corporation. He previously served as a director of CST Brands Inc., a spin-off of Valero, from May to December 2013 and, from June 2014 to August 2021, as a director of Green Plains Energy, where he was a member of its Audit and Compensation Committees. He has also served as a director of Cross America Limited Partners from September 2014 through March 2017. Mr. Edwards earned a bachelor’s degree in Chemical Engineering from Tulane University and a Master of Business Administration from the University of Texas at San Antonio.

Qualifications:

Mr. Edwards’ decades of experience in all aspects of the refining sector provides the Board with additional industry-specific knowledge from an individual deeply connected with the independent refining sector and, for these reasons, PBF Energy believes Mr. Edwards is a valuable member of its Board of Directors.

GEORGANNE HODGES Director Age: 57 Director Since: 2023 Committees: • Audit Committee

Biography:

Ms. Hodges has been a member of the Board and our Audit Committee since March 15, 2023. She has more than 30 years of wholesale and retail energy experience, including major public accounting and extensive experience across the energy industry value chain. She was most recently Executive Vice President of Supply, Trading & Logistics at Motiva Enterprises, LLC until 2023. From July 2016 to 2020, she served as Executive Vice President and Chief Financial Officer of Motiva. Prior to joining Motiva, she held the position of CFO with Spark Energy, where she successfully completed the company’s initial public offering as well as several acquisitions. She also held the position of CFO with Direct Energy, as well as other senior financial roles since beginning her career with Arthur Andersen in 1987. Since 2022, she has served as a member of the board of directors of BWC Terminals LLC, where she serves on the Audit Committee and the Nominating and Corporate Governance Committee. Since 2021, she has served as a member of the board of directors of Transalta Renewables Inc., where she is the Chair of the Audit Committee.

Qualifications:

Ms. Hodges’ industry specific experience, her experience as a Chief Financial Officer and board member of public companies provide the Board with a unique perspective and insight and, for these reasons, PBF Energy believes Ms. Hodges is a valuable member of its Board of Directors.

14	2023 Proxy Statement

Proposal No. 1 – Election of Directors

KIMBERLY S. LUBEL Director Age: 58 Director Since: 2017 Committees: • Audit Committee (Chair) • HS&E Committee (Chair) • Compensation Committee

Biography:

Ms. Lubel joined the PBF Energy board in August 2017 and has been the Chairperson of our Audit Committee since January 2023, the Chairperson of the HS&E Committee since October 1, 2021 and a member of the HS&E Committee since October 2017 and a member of the Compensation Committee since May 2019. From January 2013 until June 2017, Ms. Lubel served as the Chairman, Chief Executive Officer and President of CST Brands, Inc., a Fortune 250 North American convenience and fuel retailer with over 14,000 employees that was acquired by Circle K in June 2017. She also served as the Chairman of the Board at CrossAmerica GP LLC, the general partner of CrossAmerica Partners LP, a publicly-traded master limited partnership, from October 2014 to June 2017. She served as the Executive Vice President and General Counsel of Valero from 2006 to 2012 and served as its Vice President of Legal Services from 2003 to 2006. Prior to joining Valero in 1997, Ms. Lubel was a corporate attorney at Kelly, Hart & Hallman. Ms. Lubel has served on the board of Arcosa, Inc. since November 2021 and is a member of its Human Resources Committee and Nominating and Governance Committee. Since May 2021, she has served on the board of Westlake Corporation, where she is a member of the Audit, Compensation, Nominating and Governance and Corporate Risk Committees. Since January 2019, Ms. Lubel also has served on the board of Southwest Research Institute, an independent, non-profit research and development organization, where she serves on the Compensation, Nominating and Governance and Audit Committees. She previously served as an independent director of WPX Energy, Inc., where she was a member of the Nominating and Corporate Governance Committee and the Compensation Committee.

Qualifications:

Ms. Lubel’s industry specific experience, her experience as a Chief Executive Officer and board member of public companies, as well as her experience as a general counsel, provide the Board with a unique perspective and insight and, for these reasons, PBF Energy believes Ms. Lubel is a valuable member of its Board of Directors.

GEORGE E. OGDEN Director Age: 80 Director Since: 2018 Committees: • Audit Committee

Biography:

Mr. Ogden has served as a director of PBF Energy and a member of our Audit Committee since January 1, 2018. Mr. Ogden has over 45 years of experience in the energy sector. From May 2014 to December 2017, Mr. Ogden served as an independent director of PBF GP, the general partner of PBFX. From January 1999 to the present, Mr. Ogden served as an independent refining and marketing consultant for energy and investment companies. Previously he was a Senior Vice President of Tosco from 1992 to 1999, where he was responsible for mergers, acquisitions and divestments and general corporate planning, and prior to that Mr. Ogden held various positions at Tosco, Occidental Petroleum and the Mobil Oil Corporation in business development, refinery operations, planning and economics and as a refinery engineer.

Qualifications:

Mr. Ogden’s extensive career across many aspects of the energy and refining industries and expertise in the areas of mergers, acquisitions and strategic planning provide the Board with a unique perspective and insight and, for these reasons, PBF Energy believes Mr. Ogden is a valuable member of its Board of Directors.

2023 Proxy Statement	15

Proposal No. 1 – Election of Directors

DAMIAN W. WILMOT Director Age: 47 Director Since: 2023 Committees: • Nominating and Corporate Governance Committee

Biography:

Mr. Wilmot has served as a director of PBF Energy and a member of our Nominating and Corporate Governance Committee since March 15, 2023. Mr. Wilmot serves as the SVP, Chief Risk and Compliance Officer at Vertex Pharmaceuticals Incorporated, where he is responsible for leading and managing the Global Compliance, Business Continuity & Resilience, Privacy, Records Information Management, Global Litigation & Enterprise Risk Management and Quality Assurance organizations. He also leads its Enterprise Risk Management, Incident Response & Crisis Management, and Information Governance programs. Prior to Vertex, Mr. Wilmot worked as chief litigation counsel for another global pharmaceutical company, as a litigation partner with Goodwin Procter, and as an assistant U.S. attorney in the District of Massachusetts. Since 2019, he has served as a director and member of the Audit Committee and Executive Committees of HarborOne Bancorp, Inc. He has also served as a trustee and member of the Audit and Investment Committees of Fidelity Charitable since 2021.

Qualifications:

Mr. Wilmot’s leadership positions in the areas of risk, compliance and legal provide the Board with a unique perspective and insight and, for these reasons, PBF Energy believes Mr. Wilmot is a valuable member of its Board of Directors.

LAWRENCE ZIEMBA Director Age: 67 Director Since: 2023 Committees: • HS&E Committee

Biography:

Mr. Ziemba has served as a director of PBF Energy and a member of our HS&E Committee since January 1, 2023. He previously served as a director of PBFX GP, including as a member of its Audit and Conflicts Committees, from December 2019 to November 2022. Since January 2020, Mr. Ziemba has served as a director of Plains All-American GP LLC, and is a member of the Audit Committee and Chairman of the Health, Safety, Environmental and Sustainability Committee. He retired from Phillips 66 as Executive VP, Refining and a member of the Executive Committee in December 2017. He held this position since the company’s separation from ConocoPhillips in May 2012. Prior to 2012, he was President, Global Refining and served on the Executive Committee of ConocoPhillips. During his career, he held various positions in downstream for ConocoPhillips, Phillips, Tosco, and Unocal Corporation, where he started his career.

Qualifications:

Mr. Ziemba’s extensive career across many aspects of the refining industry, including numerous leadership positions, provide the Board with a unique perspective and insight and, for these reasons, PBF Energy believes Mr. Ziemba is a valuable member of its Board of Directors.

16	2023 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table describes each person, or group of affiliated persons, known to be a beneficial owner of more than 5% of our Class A Common Stock as of the record date, March 13, 2023 and is based solely upon reports filed by such persons with the SEC.

Name and Address of Beneficial Owner	Common Stock Beneficially Owned
	Number	%
BlackRock, Inc. (1) 55 East 52nd Street New York, New York 10055	13,362,872	10.4
The Vanguard Group (2) 100 Vanguard Blvd. Malvern, PA 19355	12,526,420	8.98
Carlos Slim Helú, et al. (3) Paseo de las Palmas 736, Colonia Lomas de Chapultepec, Ciudad de Mexico, Mexico,11000 Control Empresarial (3) Paseo de las Palmas 781, Piso 3, Colonia Lomas de Chapultepec, Seccion III, Miguel Hidalgo, Ciudad de Mexico, Mexico, 11000 Carso Energy Corp. (3) 900 Avenue S Grand Prairie, TX 75050	12,270,998	8.8
(1)	Blackrock, Inc. amounts are derived from a Schedule 13G/A filed with the SEC on March 8, 2023. Blackrock, Inc. filed on behalf of itself and its subsidiaries, BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited and BlackRock Fund Advisors (collectively, “Blackrock”). Blackrock has sole voting power with respect to 13,053,996 shares and sole dispositive power with respect to all of the reported shares.
(2)	The Vanguard Group amounts are derived from a Schedule 13G/A filed with the SEC on February 9, 2023. The Vanguard Group does not have sole voting power with respect to any shares and has shared voting power with respect to 122,257 shares, sole dispositive power with respect to 12,310,427 shares and shared dispositive power with respect to 215,993 shares.
(3)	Carlos Slim Helú, Carlos Slim Domit, Marco Antonio Slim Domit, María Soumaya Slim Domit, Vanessa Paola Slim Domit and Johanna Monique Slim Domit (collectively, the “Slim Family”), Control Empresarial (as defined below), and Carso Energy Corp. amounts are derived from a Schedule 13G/A filed with the SEC on February 13, 2023. The Slim Family are beneficiaries of a Mexican trust that in turn owns all of the issued and outstanding voting equity securities of Control Empresarial de Capitales S.A. de C.V. (“Control Empresarial”). Control Empresarial, a sociedad anónima de capital variable organized under the laws of the United Mexican States (“Mexico”), is a holding company with portfolio investments in various companies. Carso Energy Corp., a corporation organized under the laws of Delaware, is a holding company with portfolio investments in various companies in the oil and gas and electricity industries. Carso Energy Corp. is a wholly-owned subsidiary of Carso Electric, S.A. de C.V, a wholly-owned subsidiary of Carso Energy, S.A. de C.V., a subsidiary of Grupo Carso, S.A.B. de C.V. (“Grupo Carso”). The members of the Slim Family are beneficiaries of a Mexican trust that controls Grupo Carso. The Slim Family, Control Empresarial and Carso Energy Corp. have shared voting and dispositive power with respect to all of the shares.

2023 Proxy Statement	17

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table presents information as of March 13, 2023, the record date, regarding common stock beneficially owned (or deemed to be owned) by each nominee for director and each director as of such date, each executive officer named in the Summary Compensation Table that is currently an executive officer, and all directors and executive officers of PBF as a group. Georganne Hodges and Damian W. Wilmot became directors on March 15, 2023 and are nominees for directors. Neither beneficially owned any shares of Class A Common Stock as of March 13, 2023. No executive officer, director, or nominee for director beneficially owns any class of equity securities of PBF Energy other than common stock. None of the shares listed below are pledged as security. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. The percentage of PBF Energy common stock beneficially owned is based on the shares of Class A Common Stock and Class B Common Stock outstanding. The business address for each of the following persons is One Sylvan Way, Second Floor, Parsippany, New Jersey 07054.

Name	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Owned (%)
Thomas Nimbley (1)	2,980,083	2.3%
Matthew Lucey (2)	1,070,819	*
Karen B. Davis (3)	54,235	*
T. Paul Davis (4)	579,683	*
Thomas O’Connor (5)	699,043	*
Trecia M. Canty (6)	600,978	*
Spencer Abraham (7)	52,211	*
Wayne Budd (8)	46,957	*
Paul J. Donahue, Jr. (9)	8,845	*
S. Eugene Edwards (10)	47,409	*
Kimberly Lubel (11)	33,206	*
George Ogden (12)	34,032	*
Lawrence Ziemba (13)	3,019	*
All directors and executive officers as a group (16 persons) (14)	6,698,110	5.3%
*	Represents less than 1%.
(1)	Consists of (a) 493,752 shares of Class A Common Stock held directly by Mr. Nimbley; (b) 64,164 shares of restricted Class A Common Stock that are entitled to vote but do not receive current dividends and are subject to vesting; (c) 675,000 PBF LLC Series A Units; and (d) 1,747,167 shares of Class A Common Stock that can be acquired within 60 days upon the exercise of outstanding options.
(2)	Consists of (a) 148,319 shares of Class A Common Stock held directly by Mr. Lucey; (b) 27,706 shares of restricted Class A Common Stock that are entitled to vote but do not receive current dividends and are subject to vesting; (c) 69,198 PBF LLC Series A Units; and (d) 825,596 shares of Class A Common Stock that can be acquired within 60 days upon the exercise of outstanding warrants and options, respectively.
(3)	Consists of (a) 32,766 shares of Class A Common Stock held directly by Ms. Davis and (b) 21,429 shares of restricted Class A Common Stock that are entitled to vote but do not receive current dividends and are subject to vesting.
(4)	Consists of (a) 44,126 shares of Class A Common Stock held directly by Mr. Davis; (b) 24,017 shares of restricted Class A Common Stock that are entitled to vote but do not receive current dividends and are subject to vesting; and (c) 511,540 shares of Class A Common Stock that can be acquired within 60 days upon the exercise of outstanding options.
(5)	Consists of (a) 93,486 shares of Class A Common Stock held directly by Mr. O’Connor; (b) 24,017 shares of restricted Class A Common Stock that are entitled to vote but do not receive current dividends and are subject to vesting; and (c) 581,540 shares of Class A Common Stock that can be acquired within 60 days upon the exercise of outstanding options.
(6)	Consists of (a) 52,422 shares of Class A Common Stock held directly by Ms. Canty; (b) 24,017 shares of restricted Class A Common Stock that are entitled to vote but do not receive current dividends and are subject to vesting; and (c) 524,539 shares of Class A Common Stock that can be acquired within 60 days upon the exercise of outstanding options.
(7)	Consists of (a) 38,818 shares of Class A Common Stock held directly by Mr. Abraham; (b) 12,875 shares of restricted Class A Common Stock that are entitled to vote and receive dividends but are subject to restrictions on transfer; and (c) 5,518 PBF LLC Series A Units.

18	2023 Proxy Statement

Security Ownership of Management and Directors
(8)	Consists of (a) 33,950 shares of Class A Common Stock held directly by Mr. Budd; and (b) 13,007 shares of restricted Class A Common Stock that are entitled to vote and receive dividends but are subject to restrictions on transfer.
(9)	Consists of (a) 1,696 shares of Class A Common Stock held directly by Mr. Donahue; and (b) 7,149 shares of restricted Class A Common Stock that are entitled to vote and receive dividends but are subject to restrictions on transfer.
(10)	Consists of (a) 33,508 shares of Class A Common Stock held directly by Mr. Edwards; and (b) 13,901 shares of restricted Class A Common Stock that are entitled to vote and receive dividends but are subject to restrictions on transfer.
(11)	Consists of (a) 19,305 shares of Class A Common Stock held directly by Ms. Lubel; and (b) 13,901 shares of restricted Class A Common Stock that are entitled to vote and receive dividends and are subject to restrictions on transfer.
(12)	Consists of (a) 21,307 shares of Class A Common Stock held directly by Mr. Ogden; and (b) 12,995 shares of restricted Class A Common Stock that are entitled to vote and receive dividends and are subject to restrictions on transfer.
(13)	Consists of (a) 1,274 shares of restricted Class A Common Stock held directly by Mr. Ziemba; and (b) 1,745 shares of restricted Class A Common Stock that are entitled to vote and receive dividends and are subject to restrictions on transfer.
(14)	Consists of (a) 1,117,167 shares of Class A Common Stock held directly by directors and officers; (b) 75,573 shares of restricted Class A Common Stock that are entitled to vote and receive dividends and are subject to restrictions on transfer; (c) 259,315 shares of restricted Class A Common Stock that are entitled to vote and that do not receive current dividends and are subject to vesting; (d) 10,191 shares of Class A Common Stock held by retirement accounts; (e) 809,516 PBF LLC Series A Units; and (f) an aggregate of 2,400 PBF LLC Series A Units and 4,423,948 shares of Class A Common Stock that can be acquired within 60 days upon the exercise of outstanding warrants and options, respectively.

2023 Proxy Statement	19

EXECUTIVE COMPENSATION

EXECUTIVE SUMMARY

Our fiscal 2022 executive compensation program, described in the section titled “Compensation Discussion & Analysis” that follows, aligns compensation with management’s execution of the Company’s most important financial and strategic objectives.

Our executive compensation program reflects our compensation philosophy that executive pay should be heavily weighted towards variable and at-risk compensation to ensure that management’s pay is directly tied to key results and stockholder value creation. Specifically, our executive program is designed to achieve the following objectives:

●	Pay for Performance – Establish a performance-based program that rewards the achievement of financial and non-financial goals;

●	Stockholder Alignment – Align the financial interests of our executives with stockholder returns;

●	Focus on Long-Term Success – Reward executives for long-term strategic management and stockholder value enhancement; and

●	Quality of Talent – Offering competitive compensation in order to retain key talent whose abilities are considered essential to our long-term success.

Our stockholders have continued to express very strong support for our compensation philosophy and programs, with 98.7% of the votes cast at the 2022 Annual Meeting in support of executive compensation, an increase from the 95.4% support at the 2021 Annual Meeting. Although we have interpreted these results as an endorsement of our compensation program’s design, in 2022, the Compensation Committee continued its multi-year track record of making changes to our compensation program to further enhance the rigor of the program’s structure and strengthen pay and performance alignment. In 2020 and 2021, the Compensation Committee implemented a number of temporary changes to our compensation program, including temporarily reducing executive salaries, cash bonuses and long-term equity incentives, to align compensation with the Company’s performance in the pandemic-driven challenging macroeconomic environment for our industry and our Company. The Committee’s overall compensation philosophy and objectives remain unchanged and the Compensation Committee has continued to seek to align compensation with the prevailing environment, which significantly improved for the Company in 2022. The changes made by the Compensation Committee in 2022 are summarized below in the section titled “2022 Key Compensation Committee Actions”.

Throughout 2022, the Company’s executive team continued to drive PBF’s strategy and execute key objectives for the recovery of our business coming out of the pandemic as described in detail below and delivered record financial results that enabled us to strengthen our financial position and reward our stockholders as a result of our strong operating performance in favorable global market conditions for our products. For fiscal year 2022, the performance-based compensation earned by our named executive officers reflects these significant financial achievements that are driving long-term value creation for our stockholders:

20	2023 Proxy Statement

Executive Compensation

2022 Key Financial Achievements

*	Adjusted EBITDA and net debt to capitalization are non-GAAP financial measures. For an explanation of how we use Adjusted EBITDA and net debt to capitalization and a reconciliation, please see “Non-GAAP Financial Measures” in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations in our 2022 Form 10-K.

•	Record Revenues, Net Income and Adjusted EBITDA. In 2022, we achieved record revenues of $46.8 billion in 2022, an increase of 71.8% from $27.3 billion in 2021, our net income increased to $2,972.8 million in 2022 from $315.5 million in 2021, and our Adjusted EBITDA increased by over 900% from $467.4 million in 2021 to $4,775.7 million in 2022.

•	Strengthened Liquidity and Financial Position Following Substantial Debt Reduction. We continued to be steadfast in our long-term commitment to maintaining a strong balance sheet. We ended 2022 with the strongest balance sheet in the history of our Company. As of December 31, 2022, our operational liquidity was more than $4.9 billion, including approximately $2.1 billion of cash, excluding cash at PBF Logistics LP (“PBFX”), and in excess of $2.8 billion of borrowing availability under our asset-based revolving credit facility. This compares with operational liquidity of approximately $2.4 billion at year-end 2021. We reduced our consolidated debt by $2.34 billion in 2022 and our level of debt at year-end 2022 was the strongest in our Company’s history.

•	Reinstatement of Stockholder Dividend. In October 2022, we reinstated a regular quarterly dividend for our stockholders and paid $0.20 per share of Class A Common Stock on November 29, 2022 and March 16, 2023.

•	Acquisition of PBF Logistics. In November 2022, we acquired all the outstanding common units representing limited partner interests of PBFX that we did not already own, simplifying our corporate structure and eliminating administrative, compliance and cost burdens of running a separate public company.

•	Stock Repurchase Program. In December 2022, our Board authorized a stock repurchase program pursuant to which the Company is authorized to repurchase up to $500 million of shares of Class A Common Stock. Through December 31, 2022, we repurchased $156.3 million of Class A Common Stock.

2023 Proxy Statement	21

Executive Compensation

2022 Key Compensation Committee Actions

The Compensation Committee has reviewed continuously our compensation programs in 2022 to ensure pay for performance alignment and implement best practices. Specifically, the Compensation Committee took the following actions, including recognizing the above-described record-breaking financial milestones achieved and strong operational performance that the executive leadership team delivered across our business.

•  NEW MULTI-YEAR CASH BONUS PROGRAM INCLUDES FINANCIAL AND ESG PERFORMANCE METRICS

•  REVISED PAYOUTS FOR 2022 PERFORMANCE AWARDS TO BETTER ALIGN PAY FOR PERFORMANCE IN THE EVENT PEER GROUP SIZE DECREASES

•  ENHANCED DISCLOSURE OF CASH
BONUS PROGRAM METRICS, INCLUDING
THE ACHIEVED RESULTS

•  REFINED LONG-TERM INCENTIVE
PROGRAM TO INCLUDE RESTRICTED
STOCK IN CONJUNCTION WITH
PERFORMANCE AWARDS

•  INCREASED CEO STOCK OWNERSHIP REQUIREMENT TO 6X SALARY IN 2022

●	New Multi-Year Cash Bonus Program Includes Financial and ESG Performance Metrics: In April 2022, the Compensation Committee approved the 2022-2024 CIP. The 2022-2024 CIP continues to provide executives with a bonus opportunity as a percentage of their normal base salary based on predetermined financial (including Adjusted EBITDA) and ESG metrics.

●	Enhanced Disclosure of Cash Bonus Program Metrics: In 2022, the Company enhanced its disclosures regarding the cash bonus program to include the weighting of the performance measures and the threshold, target and maximum performance objectives as well as the achieved results.

●	Refined Long-Term Incentive Program to Re-Introduce Restricted Stock: In 2022, after a review of refining industry peer equity incentive programs, the Compensation Committee determined that time-based restricted stock should be re-introduced as part of the Company’s equity incentive program, with the decision as to whether restricted stock or stock options will be awarded in a given year to be determined based on a number of factors, including market practices and the Committee’s desired mix of equity incentives. The Compensation Committee determined that the allocation of the 2022 long-term incentive program would be unchanged from 2021 and consist of restricted stock (40%), performance share units (30%) and performance units (30%).

●	Revised Performance Award Payouts to Better Align Pay for Performance in the Event Peer Group Size Decreases: In order to further improve alignment with stockholder interests, the Compensation Committee revised the forms of the performance award agreements to decrease the target payout opportunities where there are only six companies (including the Company) in the peer group.

●	Increased Stock Ownership Requirement for CEO: In 2022, the Compensation Committee also implemented additional compensation best practices including increasing the stock ownership requirement for the CEO and adding features to the Equity Incentive Plan imposing a new one-year stock holding requirement for NEOs for stock options, stock appreciation rights and full-value awards.

Our Compensation Program

Since our founding in 2008, PBF’s compensation programs have been designed to attract and retain highly qualified executives and to maintain a strong link between pay and the achievement of enterprise-wide goals. We emphasize and reward teamwork and collaboration among executive officers, which we believe produces growth and performance and optimizes the use of enterprise-wide capabilities for the benefit of our stockholders and other stakeholders. While our compensation objectives have not changed, the manner in which we seek to achieve them through our compensation programs has evolved significantly due to the change in our ownership structure and the growth of the Company, especially the increase in our employee population as well as market realities.

22	2023 Proxy Statement

Executive Compensation

The compensation programs initially established for our executives by our private equity sponsors were focused upon the achievement of short-term performance objectives and did not include significant long-term incentives in the form of equity. Since our IPO, under the guidance and stewardship of the Compensation Committee, our compensation program has progressively improved for stronger alignment with stockholder interests and reflects a number of best practices, including long-term incentives in the form of performance-based awards. The extent of the evolution of our compensation program is also apparent in the change in the mix of compensation elements and the proportion of total compensation that is at-risk. The percentage of our CEO’s and the other executives’ long-term incentives that are performance-based awards measured by TSR has increased over time and is currently set at 60%, emphasizing our strong commitment to developing compensation practices and programs that align with creating long-term equity value for our stockholders.

Board Responsiveness to 2022 Say-on-Pay Vote and Stockholder Feedback

At our 2022 Annual Meeting of Stockholders, our stockholders approved our NEOs’ 2021 compensation with approximately 98.70% of the vote. The Compensation Committee believes this overwhelming level of support affirms the design and objectives of our executive compensation program. The Compensation Committee also believes in providing for continuous improvement and refinement of the program as described above under “2022 Key Compensation Committee Actions”. Stockholder engagement and the outcome of our annual Say-on-Pay vote will continue to inform our future compensation decisions. We have an investor engagement program under the leadership of the Chair of our Nominating and Corporate Governance Committee that includes independent director participation to help us better understand the views of our investors on key corporate governance topics, including executive compensation. We expect the constructive and candid feedback we receive from our investors and other stakeholders during these meetings to inform our priorities as we assess our progress and enhance our compensation programs each year.

2023 Proxy Statement	23

Executive Compensation

GOVERNANCE FEATURES OF THE EXECUTIVE COMPENSATION PROGRAM

Our executive compensation program contains features that align with good governance practices, reinforce our pay-for-performance philosophy and mitigate risk to our stockholders.

Our Compensation Principles

What We Do
Competitive Compensation	Total compensation should be sufficiently competitive to attract, retain and motivate a leadership team capable of maximizing PBF’s performance.
Pay for Performance	The compensation of our executives has consistently reflected the Compensation Committee’s philosophy that the level of the Company’s performance will determine incentive compensation. Our 2022 cash bonus under the annual cash incentive plan was determined based upon Adjusted EBITDA thresholds and ESG performance metrics. In addition, we utilize performance awards as part of our long-term compensation program with payouts based upon TSR. Our Compensation Committee has a demonstrated track record of aligning the compensation of our executives with the Company’s performance. As described above, in 2022, the Compensation Committee enhanced our compensation program to reward outstanding performance and retain strong leadership.

Reward Long-Term Growth and Focus Management on Sustained Success and Stockholder Value Creation	A significant portion of the compensation of our executive officers is weighted toward equity-based awards that encourage sustained performance and positive stockholder returns.

Ownership Alignment	Equity awards should be subject to vesting over an extended period of time. We establish alignment between our stockholders and management through a straightforward three-year vesting schedule for options and restricted stock and three-year cliff vesting for performance awards. In addition, we have a one-year stock holding requirement for our NEOs after vesting or exercise for stock options, stock appreciation rights and full-value awards.

Lower Cash Compensation as a Percentage of Total Compensation for Highly Compensated Employees	The percentage of compensation awarded in cash decreases as an employee’s total compensation increases in order for long-term performance to remain the overriding aspiration to realizing full compensation.

Strong Governance Standards in Oversight of Executive Compensation	We provide standard employee benefits and very limited perquisites to our executive officers. We provide no excise tax gross-ups.

24	2023 Proxy Statement

Executive Compensation

The executive compensation program for the named executive officers includes best practice features that align executive compensation with the interests of our stockholders.

What We Do

 Annual Say on Pay Vote

 Majority of named executive officer compensation is variable and linked to performance

 Long-term incentives are largely contingent on performance

  Objective TSR metric underlying the performance-based portion of the long-term incentive award aligned with stockholder interests

 Meaningful stock ownership guidelines for executive officers, which were met by all of the NEOs

Change of control payment under employment agreements limited to 2.99 times base salary

  Grant stock options only at fair market value as of the grant date

 Compensation consultant independent from management

 One-year minimum vesting for all equity grants and one year stock holding requirement for NEOs after vesting or exercise for stock options, stock appreciation rights and full-value awards

  Payout of performance awards is capped at target amount if PBF’s TSR is negative

  Clawback policy applicable to equity awards granted to NEOs in the event of a material financial restatement, regardless of whether due to fraud or misconduct

What We Don’t Do

  No guaranteed minimum cash bonus payments to any of our executive officers

  No repricing of stock options

  No hedging or pledging or short selling of PBF Stock

  No excessive perquisites

   No excise tax gross-ups on any payments at a change of control

No individual supplemental executive retirement arrangements No liberal share recycling under the Equity Incentive Plan

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Executive Compensation—Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers for the fiscal year ended December 31, 2022 should be read together with the compensation tables and related disclosures about our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs summarized in this discussion.

Compensation Discussion and Analysis	26	Long-Term Incentive Compensation	33
Named Executive Officers	26	PBF’s 2022 Long-Term Incentive Awards	34
Compensation Philosophy	26	Employment Agreements	37
Peer Group and Benchmarking	27	Restrictive Covenants	37
Role of Compensation Committee	29	No Gross-Ups	38
Role of Management	29	Other Benefits	38
Role of Compensation Consultant	29	Impact of Tax and Accounting Principles	38
Compensation Elements and Mix	29	Pension and Other Retirement Benefits	38
Annual Base Salary	30	Compensation-Related Policies	39
Annual Cash Incentive	31

Named Executive Officers

Our named executive officers for 2022 were:

•	Thomas J. Nimbley, Chairman of the Board and Chief Executive Officer (“CEO”)*;
•	C. Erik Young, former Senior Vice President, Chief Financial Officer (“CFO”)*;
•	Matthew C. Lucey, President (“President”);
•	T. Paul Davis, Senior Vice President, Supply, Trading and Optimization (“SVP-Supply, Trading and Optimization”);
•	Thomas O’Connor, Senior Vice President, Commodity, Risk and Strategy (“SVP-Commodity, Risk and Strategy”)#; and
•	Trecia M. Canty, Senior Vice President, General Counsel & Secretary (“SVP-General Counsel”)#.

*	Mr. Young resigned from the Company effective December 20, 2022 in order to pursue other business opportunities. From December 20, 2022 to December 31, 2022, Mr. Nimbley served as the Company’s principal financial officer.
#	Mr. O’Connor’s and Ms. Canty’s total compensation for purposes of determining the Company’s named executive officers is identical.

Compensation Philosophy

Our compensation arrangements are designed to ensure that our executives are rewarded appropriately for their contributions to our growth and profitability and that the compensation is demonstrably contingent upon and linked to our sustained success. This linkage encourages the commonality of interests between our executives and our stockholders. The following are the principal objectives in the design of our executive compensation arrangements:

•	to attract, retain and motivate superior management talent critical to our long-term success with compensation that is competitive within the marketplace;
•	to link executive compensation to the creation and maintenance of long-term equity value;
•	to maintain an appropriate balance among base salary, annual cash incentive payments and long-term equity-based incentive compensation, and other benefits;
•	to promote equity ownership by executives to align their interests with the interests of our stockholders; and
•	to ensure that incentive compensation is linked to the achievement of specific financial and operating objectives, which are established in advance and approved by the Board of Directors or the Compensation Committee.

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Executive Compensation—Compensation Discussion and Analysis

Performance Metrics Utilized by the Compensation Committee to Link Pay and Performance

In determining executive compensation, the Compensation Committee does not believe there is a single metric or combination of metrics that fully encapsulate our compensation philosophy. Formulaic compensation would not permit adjustments based on less quantifiable factors such as a disparity between absolute and relative performance levels that can arise from the volatility of our business. Our Company may outperform our peers but still fail to perform well on an absolute basis. Our executives should be rewarded for the performance of the Company on both an absolute and a relative basis.

The Compensation Committee recognizes the importance of utilizing performance metrics that align executive compensation with stockholder interests in the short- and long-term. With respect to short-term performance objectives, the Compensation Committee has historically measured short-term performance using only Adjusted EBITDA, a non-GAAP financial measure discussed further under “Annual Cash Incentive Plan,” as the most appropriate metric to align compensation with stockholder interests. Beginning in 2021, the Compensation Committee expanded the performance metrics under the annual cash bonus program to provide executives with a bonus opportunity based on predetermined financial and other operating measures, including ESG performance metrics. For the 2022-2024 annual cash incentive compensation plan approved by the Compensation Committee in February 2022, the Compensation Committee determined that the appropriate performance objectives were Adjusted EBITDA (a non-GAAP financial measure) and certain ESG metrics relating to health, safety and environment, weighted 90% and 10%, respectively. The Compensation Committee continues to believe the achievement of long-term performance objectives is best measured using TSR, the metric utilized under our performance awards as discussed in “Long-Term Incentive Compensation.”

Peer Group and Benchmarking

Peer Selection

The target total direct compensation of our CEO is determined based upon the refining peer group. We select our peer group principally based on our industry and take into consideration whether those companies include us in their peer group for compensation purposes. In selecting the peer group, the Compensation Committee considered various peer group selection approaches and determined that two peer groups should be selected.

The first peer group, referred to as the “2022 Refining Peer Group” is selected based upon criteria relevant to the Company—the refining industry and a comparable business model. The Compensation Committee considered the total compensation information for equivalent positions or equally ranked executives from a six-company refining industry peer group consisting of:

2022 Refining Peer Group CVR Energy, Inc.# Delek US Holdings, Inc.* HF Sinclair Corporation* Marathon Petroleum Corporation# Phillips 66# Valero Energy Corporation#

#	Indicates that PBF is included in the company’s performance peer group based on its 2022 proxy statement.
*	Indicates that PBF is included in the company’s compensation peer group based on its 2022 proxy statement.

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Executive Compensation—Compensation Discussion and Analysis

Adjustments for Relative Size of Peers

Because the refining peer group includes companies that are larger than the Company, such as Valero Energy Corporation, Marathon Petroleum Corporation and Phillips 66 Company, the Compensation Committee applies a discount of no less than 35% to the median of the total summary compensation table data of such peer group used for benchmarking our CEO’s Target Total Direct Compensation to reflect our relative size. Once determined using the refining peer group data, the Compensation Committee then adjusts the target total direct compensation to the extent the Committee deems necessary to align with a secondary reference group. These companies provide a good indicator of the current range of executive compensation that the Compensation Committee can adjust based upon the data provided for this group taken together with a group of similarly sized companies (in terms of market capitalization and revenue), the “2022 Secondary Reference Group”:

2022 Secondary Reference Group
CVR Energy, Inc.#
Delek US Holdings, Inc.*
Eastman Chemical Company
HF Sinclair Corporation*
Huntsman Corporation
Marathon Petroleum Corporation#
ONEOK, Inc.
Phillips 66#
Targa Resources Corp.
The Chemours Company
Valero Energy Corporation#
World Fuel Services Corporation

#	Indicates that PBF is included in the company’s performance peer group based on its 2022 proxy statement.
*	Indicates that PBF is included in the company’s compensation peer group based on its 2022 proxy statement.

While the Compensation Committee believes that compensation should reward performance, the recognition of performance should not be out of line with the competitive market for talent in equivalent roles. The Compensation Committee recognizes that this approach can lead to a different assessment of compensation and performance. Because PBF has historically been a high growth company with a focus on securing and retaining the best talent, the Compensation Committee believed it was important that the 2022 Refining Peer Group not be limited to companies of similar size, particularly since there is a limited number of size-relevant industry peers. Importantly, as it relates to the named executive officers, the 2022 Refining Peer Group reflects companies whose executives have a comparable relative impact as our executives on the Company’s specific structure and strategy. The 2022 Refining Peer group also reflects the Compensation Committee’s expectation that, in order to compete for purposes of retaining existing executive talent or recruiting new executive talent, the Company’s compensation programs need to be comparable to these larger, more mature companies. The Compensation Committee believes that the compensation programs of these companies reflect the same or similar objectives in terms of performance although these companies may not face the same expectations for growth and may be better positioned to compete for talent. The Compensation Committee also considers it appropriate to review market practice information for the 2022 Refining Peer Group, which is relevant despite difference in company size.

In determining the 2022 Target Total Direct Compensation for our CEO, the Compensation Committee reviewed the data for the 2022 Refining Peer Group (discounted by 35%), and then determined that no adjustments to our CEO’s compensation should be made based on the 2022 Secondary Reference Group. The Target Total Direct Compensation of our other named executive officers was determined based upon the CEO’s Target Total Direct Compensation and their relative responsibilities. In 2022, the total compensation of our CEO was compared to the

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Executive Compensation—Compensation Discussion and Analysis

chief executive officers or equivalents of the 2022 Refining Peer Group and the 2022 Secondary Reference Group and he received total compensation below the median of the 2021 total target compensation of both the 2022 Refining Peer Group and the 2022 Secondary Reference Group.

Role of the Compensation Committee

Our compensation policies and objectives are established by our Compensation Committee, which is composed solely of independent directors. The Board, based on the recommendation of the Compensation Committee, approved our Equity Incentive Plan. The Compensation Committee approves all aspects of executive compensation, including base salary increases or other changes, incentive compensation arrangements and eligibility for long-term equity compensation for our named executive officers in 2022 and individual grants of long-term incentive awards under PBF Energy plans to our named executive officers and other employees.

Role of Management

The Compensation Committee works closely with management to ensure that compensation programs are aligned with appropriate performance goals and our strategic direction. Specifically, the CEO will provide to the Compensation Committee his opinion of executive performance, recommend business performance targets and objectives, and recommend salary levels and annual and long-term incentive levels for named executive officers other than himself. The Compensation Committee ultimately determines and approves the compensation arrangements for our named executive officers and senior management, the appropriate annual salary, as well as applicable incentive compensation arrangements, taking into account management input.

Role of Compensation Consultants

As described under “Compensation Consultant Disclosures,” the Compensation Committee engaged Pay Governance LLC (“Pay Governance”) as its independent compensation consultant to, when requested, evaluate our executive compensation programs and provide input with respect to appropriate levels and forms of compensation. The objective of this engagement and any requested evaluation is to ensure that PBF Energy remains competitive and develops and maintains a compensation framework that is appropriate for a public company to attract, retain and motivate senior executives. The Compensation Committee concluded that no conflict of interest exists that would prevent Pay Governance from independently representing the Compensation Committee.

Compensation Elements and Mix

We believe that compensation for our executive officers should provide a balance between our short- term and long-term performance goals. As a result, a significant portion of executive compensation will be “at risk” and is tied to the attainment of previously established financial and stockholder return goals. However, we also believe that it is prudent to provide competitive base salaries and benefits to attract and retain superior talent in order to achieve our strategic objectives.

For 2022, the base elements of our compensation programs remained the same—base salary, annual cash bonus, long-term incentives and benefits. The Compensation Committee uses a mix of compensation elements for our named executive officers, with a significant percentage of total compensation provided in the form of performance-based long-term incentives. These long-term incentives are intended to strengthen the alignment of the long-term interests of our named executive officers and our stockholders. In addition, our executive officers received phantom units from PBFX that mirrored the performance of PBFX common units. On November 30, 2022, we completed the acquisition of all the outstanding common units representing limited partner interests of PBFX that we did not already own and PBFX ceased to be a separate public company. PBFX phantom units will no longer be granted as long-term incentives and the value previously allocated to those awards will be allocated to the other forms of long-term incentives.

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Executive Compensation—Compensation Discussion and Analysis

In 2022, the mix of the components of our CEO’s compensation and the average for the other named executive officers, excluding change in pension value and all other compensation, and the amount at risk, on a percentage basis (with rounding to a full percent in the case of the CEO in order not to exceed 100%), was as follows:

“At Risk” means there is no guarantee that the target value will be realized.

Annual Base Salary

Base salary is used as a principal means of providing cash compensation for performance of a named executive officer’s essential duties. Base salaries for our named executive officers are determined on an individual basis, reflecting role, the level of job responsibility in the organization, contributions towards our strategic goals, past experience and market comparisons and are intended to provide our named executive officers with a stable income. Salaries are reviewed from time to time by the Board of Directors, and all proposed adjustments to the base salaries of our named executive officers are reviewed and approved by the Compensation Committee.

The following table sets forth the base salaries received by our named executive officers in 2021 and 2022. Base salary adjustments for named executive officers are typically made on a two-year cycle unless there is a significant change in job responsibilities or our operating environment. The last base salary increase for our CEO was in 2016 and reflected his election as Chairman of the Board of Directors. In 2020, the base salaries of named executive officers were temporarily reduced from April 1 to October 1, 2020, with the exception of Mr. Nimbley’s, whose base salary was not reinstated until March 2021. The salaries for the other named executive officers were last increased in October 2022.

Named Executive Officer	2021 Salary	2022 Salary (1)
Thomas Nimbley CEO	1,416,667	1,500,000
C. Erik Young CFO	565,000	562,159
Matthew C. Lucey President	650,000	670,000
Thomas O’Connor SVP-Commodity, Risk and Strategy	537,500	553,750
T. Paul Davis SVP-Supply, Trading and Optimization	537,500	553,750
Trecia M. Canty SVP-General Counsel	537,500	553,750

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Executive Compensation—Compensation Discussion and Analysis

(1)	Reflects the pro-rata increase effective October 1, 2022 in the base salary of Mr. Lucey to $730,000, the base salary of Mr. Young to $630,000 and the base salary of each of Messrs. O’Connor and Davis and Ms. Canty to $602,500. Mr. Young resigned from the Company effective December 20, 2022 to pursue other business opportunities.

Annual Cash Incentive

Historically, our named executive officers have participated in the annual cash incentive plan (“CIP”) that is the same plan as is maintained for all non-represented employees. Under the CIP, employees are assigned a bonus level that establishes bonus opportunities as a percentage of salary. Until 2021, the sole financial performance metric used for the CIP was:

Performance Metric	Description	Type of Measure
Adjusted EBITDA (a)	As derived from our consolidated financial statements and adjusted for certain items.	Financial (absolute)

(a)	This is a non-GAAP performance metric. It is calculated as earnings before interest and financing costs, interest income, income taxes, depreciation and amortization expense adjusted to exclude certain items.

Our management uses EBITDA (earnings before interest, income taxes, depreciation and amortization) and Adjusted EBITDA as measures of operating performance to assist in comparing performance from period to period on a consistent basis and to readily view operating trends. We also use EBITDA and Adjusted EBITDA as measures for planning and forecasting overall expectations and for evaluating actual results against such expectations, and in communications with our board of directors, creditors, analysts and investors concerning our financial performance. Our outstanding indebtedness for borrowed money and other contractual obligations also include similar measures as a basis for certain covenants under those agreements that may differ from the Adjusted EBITDA definition described below. EBITDA and Adjusted EBITDA are not presentations made in accordance with GAAP and our computation of EBITDA and Adjusted EBITDA may vary from others in our industry. In addition, Adjusted EBITDA contains some, but not all, adjustments that are taken into account in the calculation of the components of various covenants in the agreements governing the Senior Notes and other credit facilities. EBITDA and Adjusted EBITDA should not be considered as alternatives to operating income or net income (loss) as measures of operating performance. In addition, EBITDA and Adjusted EBITDA are not presented as, and should not be considered, an alternative to cash flows from operations as a measure of liquidity. Adjusted EBITDA is defined as EBITDA before equity-based compensation expense and certain other non-cash items.

The Compensation Committee typically approves the CIP in advance for a period of three fiscal years. In February 2022, the Compensation Committee approved a Cash Incentive Plan (“2022-2024 CIP”) for the period from 2022 to 2024. Bonuses relating to the performance in a fiscal year, if approved by the Compensation Committee, are typically paid in March of the following year. Under the CIP, the named executive officers have a target bonus opportunity of 150% of base salary, with a maximum bonus opportunity of 300%. The Committee approved the 2022-2024 CIP to provide executives with a bonus opportunity as a percentage of their normal base salary based on Adjusted EBITDA and ESG metrics relating to health, safety and environment. The ESG metrics measure the Company’s safety and environmental performance, specifically the rate of loss time injuries (“LTIR”), which measures incidents leading to an employee or contractor being unable to work due to an incident that must be reported to the Occupational Safety and Health Administration (“OSHA”), the occurrence of an event requiring immediate notice to regulatory authorities due to the

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Executive Compensation—Compensation Discussion and Analysis

potential for human health to be immediately impacted and emissions events involving flaring of greater than 500lbs of sulfur dioxide. The table below sets forth the applicable metrics and the threshold, target and maximum performance objectives for the named executive officers with interpolation between:

Performance Metric	Target Weighting	Threshold	Target	Maximum	Performance Level Achieved
Adjusted EBITDA ($)	90%	> $816 million	$1.05 billion	$1.23 billion	$4.78 billion
ESG Metrics	10%
LTIR (1)	2.5%	Equal to 0.20	Equal to 0.15	Equal to 0.10	0.106
Tier 1 Events	2.5%	Equal to 10	Equal to 6	Equal to 4	6
Federal Flaring Events > 500lbs SO2	2.5%	Equal to 12	Equal to 9	Equal to 6	20
Discretionary	2.5%	To be determined by the Compensation Committee based on the Company’s HSE performance			N/A (2)

(1)	LTIR equally weighs the LTIR for employees and the LTIR for contractors.
(2)	The Compensation Committee approved a payout of 2.5% with respect to the discretionary component of the ESG metrics taking into consideration the Company’s ESG achievements during 2022, in particular the publication of the Company’s first ESG Report and the progress of the Renewable Diesel Facility.

The Compensation Committee has a demonstrated track record of aligning the compensation of our executives with the Company’s performance. When performance thresholds are not met, the Compensation Committee has not exercised discretion to award bonuses to our named executive officers. While the Compensation Committee believes that limited discretion under the Company’s executive compensation program is necessary to address circumstances beyond management’s control such as prevailing operating and market conditions, the Compensation Committee believes that any use of discretion should be narrow in scope and rare, and that such actions must be determined by the Compensation Committee and aligned with the best interests of the Company’s stockholders. In keeping with this philosophy in 2022, the Compensation Committee determined that the Compensation Committee’s exercise of positive discretion under the CIP shall be limited to 20% of the amount determined under the formulaic plan and there would be no limit to the Committee’s negative discretion.

In 2022, there was significant rebound across our business following the challenges that we and other companies faced as a result of the Covid-19 pandemic. For 2022, the threshold Adjusted EBITDA goal for senior executives was above $816 million, with graduated increases up to a maximum of $1.23 billion. The target Adjusted EBITDA for senior executives was approximately $1.05 billion. These thresholds significantly exceeded the Company’s 2021 Adjusted EBITDA of $467.4 million in 2021. The threshold, target and maximum levels of performance for Adjusted EBITDA for senior executives were established evaluating factors such as performance achieved in the prior year(s), anticipated challenges for the applicable period, our business plan and our overall strategy. At the time the performance levels were set for 2022, the threshold levels were viewed as likely achievable, the target levels were viewed as challenging but achievable, and the maximum levels were viewed as extremely difficult to achieve.

In February 2023, based on the performance achieved as set forth in the table above, the Compensation Committee approved cash bonuses for our named executive officers at 288.30% of base salary, with no discretionary adjustments.

Special Cash Bonuses in Recognition of 2022 Record Financial Performance

In October 2022, the Compensation Committee approved a special cash bonus to all employees other than the Company’s executives in recognition of the Company’s record financial performance in 2022. On December 29, 2022, to recognize the executives for their leadership and respective contributions to the Company’s 2022 financial and operating performance, the Compensation Committee approved cash bonuses to the named executive officers then in office, with Messrs. Nimbley and Lucey receiving $300,000 each and each of the other named executive officers receiving $600,000.

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Executive Compensation—Compensation Discussion and Analysis

Long-Term Incentive Compensation

Our named executive officer compensation includes a substantial equity component because we believe superior equity investors’ returns are achieved through a culture that focuses on the Company’s long-term performance. By providing our executives with an equity stake, we are better able to align the interests of our named executive officers and our other stockholders. In 2022, PBF restricted stock, performance share units and performance units and PBFX phantom unit awards were granted to provide an incentive that aligned our named executive officers’ interests with those of our stockholders. In setting the long-term incentive target value for the CEO and the other named executive officers, the Compensation Committee relies on input from its independent compensation consultant and benchmark research, focusing on the compensation of the executive relative to the CEO as well as taking into account the form and amount of similar compensation opportunities in the peer group. The Compensation Committee also considers the CEO’s demonstrated performance, and the Company’s size, scope, and complexity relative to the comparison companies. For the other named executive officers, the Compensation Committee sets a long-term incentive target value for each person, referencing incentive opportunities for executives in similar positions at companies in the peer group. The long-term incentive awards represent a pay opportunity, with the ultimate realized value of equity-based awards determined by relative stockholder return and stock price performance over a three-year period. The table below sets forth the 2022 target value of long-term incentive awards established by the Compensation Committee for the equity grants made to our named executive officers on December 2, 2022 (the amounts set forth may vary slightly from the amounts in the Summary Compensation Table):

2022 Target Long-Term Incentive Compensation
Position	Target Value of Restricted Stock	Target Value of Performance Share Units	Target Value of Performance Units	Target Value of PBFX Phantom Units (2)
CEO	$2,350,965	$1,763,224	$1,763,224	$303,600
President	$1,015,138	$761,354	$761,354	$227,700
SVP – CFO (1)	–	–	–	$189,750
SVP – Commodity, Risk and Strategy	$880,000	$660,000	$660,000	$189,750
SVP – Supply, Trading and Optimization	$880,000	$660,000	$660,000	$189,750
SVP – General Counsel	$880,000	$660,000	$660,000	$189,750

(1)	Mr. Young announced his resignation from the Company on November 29, 2022 and was not granted any long-term incentives for fiscal year 2022 by the Compensation Committee of PBF Energy.
(2)	The PBFX phantom units were approved by the Board of the general partner of PBF Logistics LP in April 2022 and the target value reflects the actual grant date value.

The target values for the restricted stock, performance share units and performance units are used to determine the number of those awards granted to the named executive officers. To determine the number of shares of restricted stock granted, the target value is divided by the closing stock price on the date of grant. To determine the number of performance share units and performance units, the target value for each are divided by the Monte-Carlo value of the units on the date of grant. Year over year these valuations can fluctuate significantly due to volatility in the trading price of the Company’s Class A Common Stock.

Our long-term incentive awards are granted under the Amended and Restated 2017 Equity Incentive Plan (as amended to date, the “Equity Incentive Plan”). The Equity Incentive Plan is the source of new equity-based and cash-based awards. It permits us to grant our key employees and others incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code), non-qualified stock options, performance awards, stock appreciation rights, restricted stock, other awards valued in whole or in part by reference to shares of our Class A Common Stock and performance-based awards denominated in shares or cash. The total number of shares of Class A Common Stock that may be issued under the Equity Incentive Plan is 19,700,000, subject to adjustment upon certain events specified thereunder.

The Compensation Committee administers the Equity Incentive Plan and, considering the recommendations of management, determines who will receive awards under the Plan, as well as the form of the awards, the number of shares underlying the awards, and the terms and conditions of the awards consistent with the terms of the Plan.

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Executive Compensation—Compensation Discussion and Analysis

On December 2, 2022, the Compensation Committee approved the 2022 long-term incentive awards to our named executive officers other than the CFO who had already announced his resignation from the Company. Due to the nature of long-term incentive awards, the actual long-term compensation value realized by our named executive officers will depend on performance and the price of our underlying stock at the time of settlement. The Compensation Committee determines the value of the annual long-term incentive grants to the executives taking into account, among other factors, the Company’s performance, and has in prior years reduced the value of the long-term incentive grant from year to year based on the Company’s prior year performance. The 2022 long-term incentive awards were based on an intended dollar value of compensation for the named executive officers on the date of grant rather than a specific number of restricted shares, performance share units or performance units or the hypothetical valuation based on a simulation model. The forms of awards differ as illustrated below with respect to the amount and timing of realized compensation:

Form of LTI Award	Form of Compensation	Type of Compensation Realized	Timing for Compensation realization
Restricted Stock	Class A common stock	Value of PBF common stock on vesting date	Vesting ratably over a period of three years from grant date
Performance Share Units	Class A common stock	0 to 200% per unit based on our relative TSR ranking among a group of peer companies	Cliff vesting on the last day of the 3-year performance cycle
Performance Units	Cash	0 to 200% per unit based on our relative TSR ranking among a group of peer companies	Cliff vesting on the last day of the 3-year performance cycle

PBF’s 2022 Long-Term Incentive Awards

Beginning in 2018, for stronger alignment with stockholder interests and to better align the long-term incentive awards with our pay-for- performance philosophy, the Compensation Committee changed the mix of PBF long-term incentive awards, based on grant date value, from time-based restricted stock (50%) and stock options (50%) to stock options (50%), performance share units (25%), and performance units (25%). In 2021, in conjunction with decreasing the target annual cash bonus and increasing the long-term incentives, the Compensation Committee further adjusted the allocation to increase the combined weighting of the performance awards from 50% to 60% grant date value to strengthen the alignment with stockholder interests and pay-for-performance principles. In 2022, after a review of refining industry peer equity incentive programs, the Compensation Committee determined that time-based restricted stock should be part of the Company’s equity incentive program, with the decision as to whether restricted stock or stock options will be awarded in a given year to be determined based on a number of factors, including market practices and the Committee’s desired mix of equity incentives. The Compensation Committee determined that the 2022 long-term incentive program would consist of time-based restricted stock (40%), performance share units (30%) and performance units (30%). The primary purpose of our long-term incentive grants is to motivate our named executive officers to achieve our long-term business objectives over multiple years and align the named executive officers’ interests with those of our stockholders. We discuss each of our forms of long-term incentive awards in more detail below.

2022 Long-Term Incentive Compensation
Position	Restricted Stock	Performance Share Units (2)	Performance Units (3)	PBFX Phantom Units (4)
CEO	64,164	38,406	3,148,614	20,000
President	27,706	16,584	1,359,560	15,000
SVP – CFO (1)	–	–	–	12,500
SVP – Supply, Trading and Optimization	24,017	14,376	1,178,571	12,500
SVP – Commodity Risk & Strategy	24,017	14,376	1,178,571	12,500
SVP – General Counsel	24,017	14,376	1,178,571	12,500

(1)	Mr. Young announced his resignation from the Company on November 29, 2022 and was not granted any long-term incentives by the Compensation Committee of PBF Energy for fiscal year 2022. He did not receive any long-term incentives from PBF Energy but did receive a grant of 12,500 PBFX phantom units from the Board of the general partner of PBF Logistics LP in April 2022.

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(2)	The decrease in the number of performance share units granted in 2022 as compared to 2021 resulted from the effect of the increase in the stock price resulting in an increased Monte-Carlo value.
(3)	The increase in the number of performance units granted in 2022 as compared to 2021 resulted from the effect of the increase in value of the long-term incentives.
(4)	The number of PBFX phantom units granted in 2022 was unchanged as compared to 2021.

Restricted Stock

Restricted stock provides a direct link between our named executive officers’ long-term compensation and the long-term value stockholders receive by investing in PBF. The restricted stock vests in equal installments over three years. Holders of restricted stock have voting rights but do not have the right to currently receive dividends on the underlying stock. Dividends paid on unvested restricted stock will accrue in a Company account and shall not be paid to the employee until and only to the extent such award is vested. The number of shares of restricted stock granted to each of our named executive officers can be found in the “Grants of Plan-Based Equity Awards in 2022” table in this proxy statement.

Performance Share Units and Performance Units

The Compensation Committee believes a performance award program serves as a complement to restricted stock and/or options. Our program benchmarks our TSR relative to our industry peer group. This relative evaluation allows for the cyclicality of our business and the impact that commodity prices (e.g., crude oil) have on the industry as a whole. The Compensation Committee believes that TSR is an appropriate metric for our performance award program as it is commonly used by stockholders to measure a company’s performance relative to others within the same industry. It also aligns the compensation of our named executive officers with the value delivered to our stockholders. The design of our performance award program ensures we pay above target compensation only when our TSR is above the median of the peer group and is subject to a negative TSR cap discussed further below. We currently have a seven company peer group (including us) for performance awards. In 2022, the Compensation Committee revised the forms of the performance award agreements to decrease the target payout opportunities where there are only six companies (including us) in the peer group so that in those circumstances we only pay above target compensation when our TSR is above the median of the peer group.

Performance Share Units

The number of performance share units granted represents the target number of performance share units and the actual payout will vary from 0% to 200% of that target number upon settlement at the end of the three-year performance period. In addition, the performance share units are granted with dividend equivalent rights. This allows our named executive officers to receive dividends on the underlying performance share units if, and to the extent, vested and the underlying performance metrics are met. The final number of shares of Class A common stock delivered in settlement of the performance share unit award will be the payout determined after a single three-year measurement period plus the value of accumulated dividend equivalents. The number of performance share units granted to each of our named executive officers can be found in the “Grants of Plan-Based Equity Awards in 2022” table in this proxy statement.

Performance Units

Each performance unit is dollar denominated with a target value of $1.00. The actual payout may vary from $0.00 to $2.00 (0% to 200% of target). The Compensation Committee believes that having the maximum payout capped at $2.00 per unit mitigates excessive or inappropriate risk-taking. The final value of the performance unit award will be determined by multiplying the payout percentage for the single three-year measurement period by the number of performance units granted. These awards settle in cash. The number of performance units granted to each of our named executive officers can be found in the “Grants of Plan-Based Equity Awards in 2022” table in this proxy statement.

How We Measure TSR Performance

TSR is measured over a single 36-month performance cycle, with vesting only occurring at the end of the three-year period. Based on investor feedback and as part of its continued review of the Company’s compensation program, the Compensation Committee determined that it was more appropriate to measure TSR over one 36-month measurement period. By having one measurement period, attaining maximum payout based on TSR may be achieved only by outperforming the peer group over the three-year period.

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Executive Compensation—Compensation Discussion and Analysis

Each peer group member’s TSR is determined by taking the sum of the Company’s stock price appreciation or reduction, plus its cumulative cash dividends, for each measurement period and dividing that total by the Company’s beginning stock price for that period, as illustrated below:

(Ending Stock Price – Beginning Stock Price) + Cumulative Cash Dividends
Beginning Stock Price

The beginning and ending stock prices used for us and each peer group member in the TSR calculation are the averages of the Company’s respective closing stock prices for the 30 days immediately preceding the beginning and ending date of the applicable measurement period. The design also mitigates significant market fluctuations in stock price at the beginning or end of a performance cycle and discourages excessive or inappropriate risk-taking near the end of a performance cycle by limiting the impact on the overall payout of the award.

How We Calculate Payout Percentage – Negative TSR Cap

Our TSR performance is measured for each measurement period, with the related payout percentage determined based on our performance relative to our peer group, which is measured by two criteria—our rank within the peer group and our performance relative to the average TSR for the peer group. However, if our TSR is negative for a measurement period, the payout percentage for that measurement period is capped at target (100%) regardless of actual relative TSR performance. We refer to this provision as a “negative TSR cap”. The final payout is the average of our payout based on our rank and our payout based on our performance relative to the average TSR for the peer group. For performance awards granted since 2020, the peer group has included CVR Energy, Delek US Holdings, Inc., HF Sinclair Corporation, Marathon Petroleum Corporation, Phillips 66 Company and Valero Energy Corporation and the payout based on our rank is determined as follows:

Performance Awards
Three-year TSR Performance Rank	TSR Performance Rank Payout Percentage
Ranked Seventh	0%
Ranked Sixth	33.33%
Ranked Fifth	66.67%
Ranked Fourth	100%
Ranked Third	133.33%
Ranked Second	166.67%
Ranked First	200%

Payout with respect to our TSR performance compared to the average TSR of the peer group is determined as the absolute mathematical difference between our TSR performance percentage and the average percentage of TSR of the peer Group on an interpolated basis:

Performance Awards
Three-Year Company TSR Performance	TSR Performance Percentile Payout Percentage
25% or more below the average TSR for the peer group	0%
0% difference between the average TSR for the peer group	100%
25% or more above the average TSR for the peer group	200%

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PBFX Phantom Units

Our named executive officers received phantom units awards under the PBF Logistics LP 2014 Long-Term Incentive Plan, as amended, or the PBFX LTIP. Grants to our executive officers under the PBFX LTIP in 2022 were determined by the directors of the general partner of PBF Logistics LP, which administered the PBFX LTIP and were reported to the Compensation Committee. The number of phantom units granted to each of our named executive officers can be found in the “Grants of Plan-Based Equity Awards in 2022” table in this proxy statement. On November 30, 2022, PBF completed the acquisition of all the outstanding common units representing limited partner interests of PBFX that we did not already own and PBFX ceased to be a separate public company. Each outstanding phantom unit fully vested and was settled in cash as a result of the acquisition.

Employment Agreements

We believe that employment agreements with our executives are necessary to attract and retain key talent as they provide a minimum level of stability to our executives in the event of certain terminations and/or the occurrence of a change in control of our business, freeing the executive to focus on our business and stockholder returns rather than personal financial concerns. Our current named executive officers are party to employment agreements with PBF Investments LLC, an indirect wholly owned subsidiary of PBF LLC (“PBF Investments”).

Each of our current named executive officer’s employment agreement with PBF Investments has the following features:

•	An employment term of one year with automatic one-year extensions thereafter, unless either we or the officer provide 30 days’ prior notice of an election not to renew the agreement.
•	Under the agreement, the named executive officer is entitled to receive an annual base salary with any increases at the sole discretion of our Board.
•	The executive is eligible to participate in our annual Cash Incentive Plan.
•	The executive is also eligible for grants of equity-based compensation, as discussed above.
•	The executive is entitled to participate in our employee benefit plans in which our employees are eligible to participate, other than any severance plan generally offered to all of our employees, on the same basis as those benefits are generally made available to other senior executives.

Resignation of Mr. Young

In connection with Mr. Young’s resignation, PBF Investments entered into a letter agreement with Mr. Young setting forth the terms of his separation from service with the Company (the “Letter Agreement”). Pursuant to the terms of the Letter Agreement, Mr. Young resigned as an officer, director and/or employee of the Company and its subsidiaries effective at the close of business on December 20, 2022 (the “End Date”). As set forth in the Letter Agreement, Mr. Young agreed to assist the Company in transitioning his responsibilities, both prior to and after the End Date, pursuant to a consulting arrangement contemplated by the Letter Agreement. The consulting agreement terminates December 31, 2024. In addition, Mr. Young has agreed to abide by confidentiality, non-solicitation and non-disparagement covenants contained in the Letter Agreement and his employment agreement with PBF Investments. Except for such covenants, his employment agreement terminated effective upon his resignation. Pursuant to the terms of his employment agreement, Mr. Young also agreed to a release of any and all claims against the Company and related parties that in any way relate to Mr. Young’s employment and he received the following in exchange for his covenants and releases under the terms of the Letter Agreement: (a) his Accrued Rights (as defined in the Employment Agreement); (b) his annual bonus under the 2022 Cash Incentive Plan for fiscal year 2022; and (c) the amendment of the applicable equity incentive plan documents relating to his vested stock options as of the End Date (the “End Date Vested Stock Options”) to extend his right to exercise such End Date Vested Stock Options for an additional period of thirty (30) days, increasing the exercise period to four (4) months after the End Date.

Restrictive Covenants

Each executive is also subject to a covenant not to disclose our confidential information during his or her employment term and at all times thereafter and covenants not to compete with us and not to solicit our employees during his or her employment term and for six months following termination of his or her employment for any reason, subject to certain exceptions.

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Executive Compensation—Compensation Discussion and Analysis

No Gross-Ups

The termination provisions in the employment agreements are discussed under “—Potential Payments Upon Termination Occurring on December 31, 2022, Including in Connection With a Change In Control” below. In addition, the employment agreement provides for severance in the event an employment agreement is not renewed by us in connection with a Change in Control, and provides, that in the event of a Change in Control, the payments made under the employment agreement will be reduced under certain circumstances in order to avoid any required excise tax under Section 4999 of the Code.

Other Benefits

All executive officers, including the named executive officers, are eligible for other benefits including medical, dental, vision, short-term disability and life insurance. The executives participate in these plans on the same basis, terms and conditions as other administrative employees. In addition, we provide long-term disability insurance coverage on behalf of the named executive officers at an amount equal to 65% of current base salary and have the opportunity to have annual health exams. The named executive officers also participate in our paid time off and holiday program, which provide paid leave during the year at various amounts based upon the executive’s position and length of service.

Impact of Tax and Accounting Principles

The forms of our executive compensation are largely dictated by our capital structure and competition for talented and motivated senior executives, as well as the goal of aligning their interests with those of our stockholders. We do take tax considerations into account, both to avoid tax disadvantages and to obtain tax advantages, where reasonably possible and consistent with our compensation goals (tax advantages for our executives benefit us by reducing the overall compensation we must pay to provide the same after-tax income to our executives), including the application of Sections 280G and 409A of the Code. Section 162(m) of the Code (“Section 162(m)”) imposes a $1,000,000 cap on federal income tax deductions for compensation paid to “covered persons” under Section 162(m) during any fiscal year. While the Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the Compensation Committee considers the tax treatment of compensation pursuant to Section 162(m) and other applicable rules in determining the amounts of compensation for our named executive officers. The Compensation Committee reviews the impact of our compensation programs against other considerations, including stockholder alignment, market competitiveness, accounting impact, effectiveness and perceived value to the executives. Because the Compensation Committee believes that many different factors influence a well-rounded, comprehensive and effective executive compensation program, we do not require all compensation we provide to our executive officers to be deductible.

Pension and Other Retirement Benefits

Defined Contribution Plan. Our defined contribution plan covers all employees, including our named executive officers. Employees are eligible to participate as of the first day of the month following 30 days of service. Participants can make basic contributions up to 50% of their annual salary subject to Internal Revenue Service limits. We match participants’ contributions at the rate of 200% of the first 3% of each participant’s total basic contribution based on the participant’s total annual salary. Employee contributions and our matching contributions to the defined contribution plan are fully vested immediately. Participants may receive distributions from their defined contribution plan accounts any time after they cease service with us.

PBF Energy Pension Plan. We sponsor a qualified defined benefit plan for all employees, including our named executive officers, with a policy to fund pension liabilities in accordance with the limits imposed by the Employee Retirement Income Security Act of 1974, or ERISA, and Federal income tax laws. Annual contributions are made to an individual employee’s pension account based on their age and length of service with us and eligible pensionable earnings, up to certain limits imposed by Federal and state income tax laws. Employees become eligible to participate in the defined benefit plan as of the first day of the month after their first 30 days of employment and an employee’s interest in their plan account vests after three years of employment, with the exception of certain circumstances.

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PBF Energy Restoration Plan. We sponsor a non-qualified plan for certain non-represented employees, including our named executive officers. Contributions, which are made at our discretion, are made to an individual employee’s pension restoration account based on their total cash compensation over a defined period of time. Employees become eligible to participate in the non-qualified plan as of the first day of the month after their first 30 days of employment. Previously, with the exception of certain circumstances, an employee’s interest in their plan account vested after one year of employment, however, in 2010, the vesting period was increased to three years. All of our named executive officers’ interests in their plan accounts are vested. Upon the attainment of age 65, an employee’s pension restoration account vests immediately and is non-forfeitable.

Compensation-Related Policies

Clawback Policies

Under the Equity Incentive Plan, we have a clawback policy applicable to all awards granted to NEOs effective as of May 23, 2022 in the event of a material financial restatement, regardless of whether due to fraud or misconduct, and all awards (and/or any amount received with respect to such awards) are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with applicable law, stock exchange listing requirements, or any recoupment policy of the Company. In addition, the Compensation Committee may, in its sole discretion, specify in an award agreement that the grantee’s rights, payments and benefits with respect to an award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an award. Such events may include, but shall not be limited to, termination of employment or services for cause, termination of the grantee’s provision of services to the Company or any of its subsidiaries, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the grantee, or restatement of the Company’s financial statements to reflect adverse results from those previously released financial statements as a consequence of errors, omissions, fraud, or misconduct.

Also, all restricted stock, stock options and performance awards granted to executives under the Equity Incentive Plan are subject to restrictive covenants, the breach of which will result in the forfeiture of the awards. These restrictive covenants include requirements relating to non-competition, non-solicitation, non-disparagement, and confidentiality. These provisions apply following an employee’s termination or other separation.

Executive Stock Ownership Guidelines and Stock Holding Requirements

Our Board, the Compensation Committee, and our executive officers recognize that ownership of Class A Common Stock is an effective means by which to align the interests of our directors and executive officers with those of our stockholders. We have long emphasized the importance of stock ownership among our executive officers and directors. Our stock ownership and retention guidelines for our officers, as approved by the Compensation Committee are as follows:

Officer Position	Value of Shares Owned
Chief Executive Officer	6x Base Salary
President	3x Base Salary
Executive Vice Presidents	2x Base Salary
Senior Vice Presidents	1x Base Salary

Our officers are expected to meet the applicable guideline within five years and are expected to continuously own sufficient shares to meet the guideline once attained. Until such time as the officer reaches his or her share ownership guideline, the officer will be required to hold 50% of the shares of Class A Common Stock received upon vesting, the lapse of restrictions and upon exercise of stock options, net of any shares utilized to pay for the exercise price and tax withholding. All of our named executive officers have met the requirements of the stock ownership guidelines. The full text of our stock ownership and retention guidelines is available on our website at www.pbfenergy.com under the “Corporate Governance” tab in the “Investor Relations” section.

Also under the Equity Incentive Plan, effective for grants made after June 2022, there is a one-year stock holding requirement that requires NEOs to retain 50% of the “net profit shares” as defined under the Equity Incentive Plan after vesting or exercise for stock options, stock appreciation rights and full-value awards.

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Executive Compensation—Compensation Discussion and Analysis
COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any of PBF’s filings under the Securities Act or the Exchange Act, respectively, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis with management. Based on the foregoing review and discussions and such other matters the Compensation Committee deemed relevant and appropriate, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:

Spencer Abraham, Chairperson
Wayne Budd
Kimberly Lubel

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Executive Compensation—Compensation Discussion and Analysis
EXECUTIVE COMPENSATION TABLES

2022 SUMMARY COMPENSATION TABLE

This Summary Compensation Table summarizes the total compensation paid or earned by each of our named executive officers.

Named Executive Officer	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)(2)	Options Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
Thomas J. Nimbley Chief Executive Officer	2022	1,500,000	4,624,500	(4)	6,181,012	—	—	594,043	205,225	13,104,780
	2021	1,416,667	900,000		2,798,091	1,672,062	—	345,645	161,750	7,294,215
	2020	875,000	—		1,748,093	1,589,097	—	554,048	172,288	4,938,526
Matthew C. Lucey President	2022	670,000	2,231,610	(4)	2,765,573	—	—	104,689	161,244	5,933,116
	2021	650,000	390,000		1,292,789	716,854	—	121,394	121,913	3,292,950
	2020	487,500	—		782,662	663,146	—	281,240	136,575	2,351,393
C. Erik Young Former Senior Vice President, Chief Financial Officer	2022	562,159	1,620,704		189,750	—	—	231,260	139,253	2,743,126
	2021	565,000	339,000		1,172,552	660,864	—	90,743	120,494	2,948,653
	2020	423,750	—		684,972	585,599	—	210,330	133,163	2,037,814
T. Paul Davis SVP-Supply, Trading and Optimization	2022	553,750	2,196,461	(4)	2,389,735	—	—	183,425	139,253	5,462,624
	2021	537,500	322,500		1,115,493	622,823	—	107,171	99,869	2,805,356
	2020	403,125	—		630,594	531,221	—	193,229	110,100	1,868,269
Thomas O’Connor SVP-Commodity Risk and Strategy	2022	553,750	2,196,461	(4)	2,389,735	—	—	146,776	128,253	5,414,975
	2021	537,500	322,500		1,115,493	622,823	—	80,706	107,619	2,786,641
	2020	403,125	—		630,594	531,221	—	183,493	120,100	1,868,533
Trecia M. Canty SVP- General Counsel	2022	553,750	2,196,461	(4)	2,389,735	—	—	160,674	128,253	5,428,873
(1)	The amounts set forth in this column represent the grant date value of shares of restricted Class A Common Stock, which are subject to vesting in three equal installments beginning on the first anniversary of the date of grant and phantom units of PBF Logistics LP, which vested in connection with Company’s acquisition of PBF Logistics LP. The Stock Awards column also includes the grant date fair value of performance share units, which will be settled in Class A Common Stock and performance units, which will be settled in cash. The value realized by the officers upon the actual vesting of these awards may or may not be equal to this determined value, as these awards are subject to market conditions and have been valued based on an assessment of the market conditions as of the grant date. The amounts have been determined pursuant to FASB ASC Topic 718, as applicable, based on the assumptions set forth in Note 16 to the PBF Energy Inc. consolidated financial statements for the year ended December 31, 2022.
(2)	The maximum value of the performance share units granted in 2022 upon vesting, excluding dividend equivalents, as of December 31, 2022, in equivalent dollars, would be as follows: for Mr. Nimbley, $3,132,393; for Mr. Lucey, $1,352,591; and for Messrs. Davis and O’Connor and Ms. Canty, $1,172,507. The maximum value of the performance units upon vesting, as of December 31, 2022, would be as follows: for Mr. Nimbley, $6,297,228; for Mr. Lucey, $2,719,120; and for Messrs. O’Connor and Davis and Ms. Canty, $2,357,142.
(3)	The amounts set forth in this column represent the grant date fair value of options for the purchase of Class A Common Stock. The grant date fair value was calculated pursuant to FASB ASC Topic 718 based on the assumptions set forth in Note 16 to the PBF Energy Inc. consolidated financial statements for the year ended December 31, 2022.
(4)	The amounts set forth include the special cash bonuses granted on December 29, 2022 to Messrs. Nimbley and Lucey, $300,000; and Messrs. O’Connor and Davis and Ms. Canty, $600,000.
(5)	The amounts set forth in this column represent the aggregate change during the year in the actuarial present value of accumulated benefits under the PBF Energy Pension Plan and the PBF Energy Restoration Plan.
(6)	The amounts set forth in this column consist of Company matching contributions to our 401(k) Plan, voluntary medical exam benefit and dividend equivalent rights.

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Executive Compensation Tables

GRANTS OF PLAN-BASED EQUITY AWARDS IN 2022

The following table provides information regarding the grants of plan-based equity awards to each of our named executive officers for the fiscal year ended December 31, 2022.

		Estimated future payout under cash-based equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)			All Other Stock Awards Number if Shares or Units (#) (3)	All Other Option Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair value of Stock and Option Awards ($) (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Thomas J. Nimbley	April 25, 2022							20,000			303,600
	December 2, 2022							64,164			2,350,969
	December 2, 2022	—	3,148,614	6,297,228							1,763,224
	December 2, 2022				—	38,406	76,812				1,763,219
Matthew C. Lucey	April 25, 2022							15,000			227,700
	December 2, 2022							27,706			1,015,148
	December 2, 2022	—	1,359,560	2,719,120							761,354
	December 2, 2022				—	16,584	33,168				761,371
C. Erik Young	April 25, 2022							12,500			189,750
T. Paul Davis	April 25, 2022							12,500			189,750
	December 2, 2022							24,017			879,983
	December 2, 2022	—	1,178,571	2,357,142							660,000
	December 2, 2022				—	14,376	28,752				660,002
Thomas O’Connor	April 25, 2022							12,500			189,750
	December 2, 2022							24,017			879,983
	December 2, 2022	—	1,178,571	2,357,142							660,000
	December 2, 2022				—	14,376	28,752				660,002
Trecia M. Canty	April 25, 2022							12,500			189,750
	December 2, 2022							24,017			879,983
	December 2, 2022	—	1,178,571	2,357,142							660,000
	December 2, 2022				—	14,376	28,752				660,002
(1)	The amounts set forth in these columns represent the target and maximum payout of the number of performance units granted to the named executive officers based on the target value of the performance units divided by the Monte-Carlo value of the performance units on the date of grant, which was $0.56. The payout of the performance units is contingent on our achievement of relative TSR against a defined performance peer group over the performance cycle. Actual payouts will vary based on relative TSR, from a threshold vesting of none of the units, to a target vesting of 100% of the units, to a maximum vesting of 200% of the units at the date of grant. The performance units have a target value of $1.00 per unit and, if earned upon vesting, are settled in cash.
(2)	The amounts set forth in these columns represent the performance share units granted to the named executive officers under the Amended and Restated 2017 Equity Incentive Plan. The payout of the performance share units is contingent on our achievement of relative TSR against a defined performance peer group over the performance cycle. Actual payouts will vary based on relative TSR, from a threshold vesting of none of the units, to a target vesting of 100% of the units, to a maximum vesting of 200% of the units at the date of grant. The performance share units are denominated as an equivalent of one share of our common stock and, if earned upon vesting, are settled in our Class A Common Stock.
(3)	The amounts set forth in this column represent the phantom units of PBF Logistics LP granted to the named executive officers under the PBFX LTIP and restricted shares of Class A Common Stock granted under the Amended and Restated 2017 Equity Incentive Plan.
(4)	The amounts set forth in this column represent the total grant date fair value of the phantom units of PBF Logistics LP, restricted shares of Class A Common Stock, performance share units and performance units for each of the named executive officers, calculated in accordance with FASB ASC Topic 718.

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Executive Compensation Tables

OUTSTANDING EQUITY AWARDS AT 2022 FISCAL YEAR-END

The following table provides information regarding outstanding equity awards held by each of our named executive officers as of December 31, 2022. For a narrative discussion of the equity awards, see “Long-Term Incentive Compensation” above.

	Option Awards (1)						Equity Awards (2)
							Restricted Stock			Performance Share Units and Performance Units
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Thomas J. Nimbley	100,000		—		$38.70	2/19/2023	64,164	(6)	2,616,608	38,406	(7)	1,566,197
	100,000		—		$26.08	10/29/2023				66,954	(8)	2,743,775
	50,000		—		$24.43	10/29/2024				88,776	(9)	3,638,040
	250,000		—		$30.89	10/27/2025				3,148,614	(10)	3,148,614
	200,000		—		$21.38	10/25/2026				2,612,589	(11)	2,612,589
	200,000		—		$28.67	10/30/2027				1,557,937	(12)	1,557,937
	368,139		—		$40.65	10/30/2028
	195,047		65,016	(3)	$32.71	10/29/2029
	227,339		113,669	(4)	$ 6.72	11/9/2030
	56,642		113,283	(5)	$13.91	11/18/2031
Matthew C. Lucey	50,000		—		$24.75	2/11/2024	27,706	(6)	1,129,851	16,584	(7)	676,296
	50,000		—		$24.43	10/29/2024				28,705	(8)	1,176,331
	120,000		—		$30.89	10/27/2025				37,062	(9)	1,518,801
	120,000		—		$21.38	10/25/2026				1,359,560	(10)	1,359,560
	120,000		—		$28.67	10/30/2027				1,120,091	(11)	1,120,091
	167,298		—		$40.65	10/30/2028				650,406	(12)	650,406
	79,105		26,368	(3)	$32.71	10/29/2029
	94,909		47,455	(4)	$ 6.72	11/9/2030
	24,284		48,567	(5)	$13.91	11/18/2031
C. Erik Young	20,000	(13)	—		$24.43	10/29/2024
	120,000	(13)	—		$30.89	10/27/2025
	110,000	(13)	—		$21.38	10/25/2026
	110,000	(13)	—		$28.67	10/30/2027
	150,309	(13)	—		$40.65	10/30/2028
	70,126	(13)	23,375	(14)	$32.71	10/29/2029
	83,777	(13)	41,888	(14)	$ 6.72	11/9/2030
	22,387	(13)	44,774	(14)	$13.91	11/18/2031

2023 Proxy Statement	43

Executive Compensation Tables
	Option Awards (1)					Equity Awards (2)
						Restricted Stock / Phantom Units			Performance Share Units and Performance Units
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
T. Paul Davis	50,000	—		$24.43	10/29/2024	24,017	(6)	979,413	14,376	(7)	586,253
	100,000	—		$30.89	10/27/2025				24,940	(8)	1,022,041
	100,000	—		$28.67	10/30/2027				29,677	(9)	1,216,163
	139,374	—		$40.65	10/30/2028				1,178,571	(10)	1,178,571
	63,070	21,023	(3)	$32.71	10/29/2029				973,160	(11)	973,160
	37,998	37,999	(4)	$ 6.72	11/9/2030				520,804	(12)	520,804
	21,098	42,197	(5)	$13.91	11/18/2031
Thomas O’Connor	50,000	—		$27.39	9/4/2024	24,017	(6)	979,413	14,376	(7)	586,253
	50,000	—		$24.43	10/29/2024				24,940	(8)	1,022,041
	120,000	—		$30.89	10/27/2025				29,677	(9)	1,216,163
	100,000	—		$28.67	10/30/2027				1,178,571	(10)	1,178,571
	139,374	—		$40.65	10/30/2028				973,160	(11)	973,160
	63,070	21,023	(3)	$32.71	10/29/2029				520,804	(12)	520,804
	37,998	37,999	(4)	$ 6.72	11/9/2030
	21,098	42,197	(5)	$13.91	11/18/2031
Trecia M. Canty	10,000	—		$24.75	2/11/2024	24,017	(6)	979,413	14,376	(7)	586,253
	15,000	—		$29.00	2/10/2025				24,940	(8)	1,022,041
	100,000	—		$30.89	10/27/2025				29,677	(9)	1,216,163
	62,999	—		$21.38	10/25/2026				1,178,571	(10)	1,178,571
	75,000	—		$28.67	10/30/2027				973,160	(11)	973,160
	139,374	—		$40.65	10/30/2028				520,804	(12)	520,804
	63,070	21,023	(3)	$32.71	10/29/2029
	37,998	37,999	(4)	$ 6.72	11/9/2030
	21,098	42,197	(5)	$13.91	11/18/2031
(1)	The awards described in this column represent options to purchase Class A Common Stock as described in “Compensation Discussion & Analysis.”
(2)	The awards described in this column represent restricted Class A Common Stock. The value is based on the closing price of $40.78 per share of Class A Common Stock on December 31, 2022.
(3)	Represents options to purchase Class A Common Stock, which vest on October 29, 2023.
(4)	Represents options to purchase Class A Common Stock, which vest on November 9, 2023.
(5)	Represents options to purchase Class A Common Stock, which vest in two equal annual installments beginning on November 18, 2023.
(6)	Represents shares of restricted Class A Common Stock, which vest in three equal annual installments beginning on December 2, 2023.
(7)	This amount represents the number of outstanding share-based performance share units granted in 2022, which have a performance period of January 1, 2023 to December 31, 2025. The 2022 estimated payouts are determined by TSR, as defined in the award agreement as of December 31, 2022. Market Value shown reflects a target payout (assumed) for the single three-year performance period using the December 31, 2022 closing stock price of $40.78.
(8)	This amount represents the number of outstanding share-based performance share units granted in 2021, which have a performance period of January 1, 2022 to December 31, 2024. The 2022 estimated payouts are determined by TSR, as defined in the award agreement as of December 31, 2022. Market Value shown reflects a target payout (assumed) for the single three-year performance period using the December 31, 2022 closing stock price of $40.78.

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(9)	This amount represents the number of outstanding share-based performance share units granted in 2020, which have a performance period of January 1, 2021 to December 31, 2023. The 2022 estimated payouts are determined by TSR, as defined in the award agreement as of December 31, 2022. Market Value shown reflects a target payout (assumed) for the single three-year performance period using the December 31, 2022 closing stock price of $40.78.
(10)	This amount represents the number of outstanding performance units granted in 2022, which have a performance period of January 1, 2023 to December 31, 2025. The 2021 estimated payouts are determined by TSR, as defined in the award agreement as of December 31, 2022. Market Value shown reflects a target payout (assumed) using a target value of $1.00 per unit payable in cash at the end of the single three-year performance period.
(11)	This amount represents the number of outstanding performance units granted in 2021, which have a performance period of January 1, 2022 to December 31, 2024. The 2021 estimated payouts are determined by TSR, as defined in the award agreement as of December 31, 2022. Market Value shown reflects a target payout (assumed) using a target value of $1.00 per unit payable in cash at the end of the single three-year performance period.
(12)	This amount represents the number of outstanding performance units granted in 2020, which have a performance period of January 1, 2021 to December 31, 2023. The estimated payouts are determined by TSR, as defined in the award agreement as of December 31, 2022. Market Value shown reflects a target payout (assumed) using a target value of $1.00 per unit payable in cash at the end of the single three-year performance period.
(13)	Represents options to purchase Class A Common Stock that were vested as of Mr. Young’s End Date and will expire four months thereafter.
(14)	Represents options to purchase Class A Common Stock that were unvested as of Mr. Young’s End Date and will continue to vest pursuant to the consulting agreement in accordance with the original vesting terms as long as the consulting agreement remains in effect.

2023 Proxy Statement	45

Executive Compensation Tables

OPTION EXERCISES AND STOCK VESTED IN 2022

The following table provides information regarding the amounts received by our named executive officers upon exercise of options or similar instruments or the vesting of stock or similar instruments during the fiscal year ended December 31, 2022. The table also includes information regarding the vesting of phantom units received by our named executive officers from PBF Logistics LP.

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)		Number of Shares Acquired on Exercise (#)		Value Realized on Vesting ($)
Thomas J. Nimbley	50,000	(1)	1,007,000	(1)	5,000	(2)	80,750	(2)
					5,000	(3)	100,775	(3)
					5,000	(3)	110,725	(3)
					5,000	(4)	119,300	(4)
					5,000	(5)	128,775	(5)
					10,000	(5)	230,900	(5)
					15,000	(5)	337,350	(5)
					20,000	(5)	425,800	(5)
Matthew C. Lucey	40,000	(6)	822,400	(6)	3,750	(2)	60,563	(2)
					3,750	(3)	75,581	(3)
					3,750	(3)	83,044	(3)
					3,750	(4)	89,475	(4)
					3,750	(5)	96,581	(5)
					7,500	(5)	173,175	(5)
					11,250	(5)	253,013	(5)
					15,000	(5)	319,350	(5)
C. Erik Young	20,000	(7)	131,000	(7)	3,125	(2)	50,469	(2)
	20,000	(8)	284,000	(8)	3,125	(3)	62,984	(3)
	30,000	(9)	435,600	(9)	3,125	(3)	69,203	(3)
					3,125	(4)	74,563	(4)
					3,125	(5)	80,484	(5)
					6,250	(5)	144,313	(5)
					9,375	(5)	210,844	(5)
					12,500	(5)	266,125	(5)
T. Paul Davis	37,999	(10)	921,476	(10)	3,125	(2)	50,469	(2)
	37,500	(11)	359,625	(11)	3,125	(3)	62,984	(3)
	30,000	(12)	638,485	(12)	3,125	(3)	69,203	(3)
	50,000	(13)	1,060,142	(13)	3,125	(4)	74,563	(4)
	37,500	(14)	971,357	(14)	3,125	(5)	80,484	(5)
					6,250	(5)	144,313	(5)
					9,375	(5)	210,844	(5)
					12,500	(5)	266,125	(5)
Thomas O’Connor	37,999	(15)	497,624	(15)	3,125	(2)	50,469	(2)
	100,000	(16)	1,615,541	(16)	3,125	(3)	62,984	(3)
					3,125	(3)	69,203	(3)
					3,125	(4)	74,563	(4)
					3,125	(5)	80,484	(5)

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					6,250	(5)	144,313	(5)
					9,375	(5)	210,844	(5)
					12,500	(5)	266,125	(5)
Trecia M. Canty	37,999	(17)	907,796	(17)	3,125	(2)	50,469	(2)
	12,001	(18)	110,769	(18)	3,125	(3)	62,984	(3)
	1,500	(19)	10,230	(19)	3,125	(3)	69,203	(3)
	8,500	(19)	57,970	(19)	3,125	(4)	74,563	(4)
					3,125	(5)	80,484	(5)
					6,250	(5)	144,313	(5)
					9,375	(5)	210,844	(5)
					12,500	(5)	266,125	(5)
(1)	These awards represent shares of Class A Common Stock obtained upon exercise of stock options with an exercise price of $26.00. The value is calculated based on the price of $46.14 per share of Class A Common Stock in connection with the exercise.
(2)	These awards represent phantom units that were granted under the PBFX LTIP. The value is calculated based on the closing price of $14.95 per common unit of PBF Logistics LP on the date of vesting plus distribution equivalent right payments.
(3)	These awards represent phantom units that were granted under the PBFX LTIP. The value is calculated based on the closing price of $15.69 per common unit of PBF Logistics LP on the date of vesting plus distribution equivalent right payments.
(4)	These awards represent phantom units that were granted under the PBFX LTIP. The value is calculated based on the closing price of $21.46 per common unit of PBF Logistics LP on the date of vesting plus distribution equivalent right payments.
(5)	These awards represent phantom units that were granted under the PBFX LTIP. The value is calculated based on the payout price of $20.39 per common unit of PBF Logistics LP on the date of accelerated vesting date plus distribution equivalent right payments.
(6)	These awards represent shares of Class A Common Stock obtained upon exercise of stock options with an exercise price of $26.00. The value is calculated based on the price of $46.56 per share of Class A Common Stock in connection with the exercise.
(7)	These awards represent shares of Class A Common Stock obtained upon exercise of stock options with an exercise price of $26.00. The value is calculated based on the price of $32.55 per share of Class A Common Stock in connection with the exercise.
(8)	These awards represent shares of Class A Common Stock obtained upon exercise of stock options with an exercise price of $24.75. The value is calculated based on the price of $38.95 per share of Class A Common Stock in connection with the exercise.
(9)	These awards represent shares of Class A Common Stock obtained upon exercise of stock options with an exercise price of $24.43. The value is calculated based on the price of $38.95 per share of Class A Common Stock in connection with the exercise.
(10)	These awards represent shares of Class A Common Stock obtained upon exercise of stock options with an exercise price of $6.72. The value is calculated based on the price of $30.97 per share of Class A Common Stock in connection with the exercise.
(11)	These awards represent shares of Class A Common Stock obtained upon exercise of stock options with an exercise price of $21.38. The value is calculated based on the price of $30.97 per share of Class A Common Stock in connection with the exercise.
(12)	These awards represent shares of Class A Common Stock obtained upon exercise of stock options with an exercise price of $26.00. The value is calculated based on the price of $47.28 per share of Class A Common Stock in connection with the exercise.
(13)	These awards represent shares of Class A Common Stock obtained upon exercise of stock options with an exercise price of $26.08. The value is calculated based on the price of $47.28 per share of Class A Common Stock in connection with the exercise.
(14)	These awards represent shares of Class A Common Stock obtained upon exercise of stock options with an exercise price of $21.38. The value is calculated based on the price of $47.28 per share of Class A Common Stock in connection with the exercise.
(15)	These awards represent shares of Class A Common Stock obtained upon exercise of stock options with an exercise price of $6.72. The value is calculated based on the price of $19.82 per share of Class A Common Stock in connection with the exercise.
(16)	These awards represent shares of Class A Common Stock obtained upon exercise of stock options with an exercise price of $21.38. The value is calculated based on the price of $37.54 per share of Class A Common Stock in connection with the exercise.
(17)	These awards represent shares of Class A Common Stock obtained upon exercise of stock options with an exercise price of $6.72. The value is calculated based on the price of $30.61 per share of Class A Common Stock in connection with the exercise.
(18)	These awards represent shares of Class A Common Stock obtained upon exercise of stock options with an exercise price of $21.38. The value is calculated based on the price of $30.61 per share of Class A Common Stock in connection with the exercise.
(19)	These awards represent shares of Class A Common Stock obtained upon exercise of stock options with an exercise price of $26.00. The value is calculated based on the price of $32.82 per share of Class A Common Stock in connection with the exercise.

2023 Proxy Statement	47

Executive Compensation Tables

PENSION BENEFITS

The following table provides information regarding our named executive officers’ participation in our pension plans as of and for the fiscal year ended December 31, 2022.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Thomas Nimbley	PBF Energy Pension Plan	12	475,364	—
	PBF Energy Restoration Plan	12	5,178,940	—
Matthew Lucey	PBF Energy Pension Plan	14	431,930	—
	PBF Energy Restoration Plan	14	2,082,024	—
C. Erik Young	PBF Energy Pension Plan	12	330,933	—
	PBF Energy Restoration Plan	12	1,329,527	—
T. Paul Davis	PBF Energy Pension Plan	10	359,848	—
	PBF Energy Restoration Plan	10	1,279,738	—
Thomas O’Connor	PBF Energy Pension Plan	9	233,649	—
	PBF Energy Restoration Plan	9	1,023,242	—
Trecia M. Canty	PBF Energy Pension Plan	10	301,651	—
	PBF Energy Restoration Plan	10	852,717	—

The PBF Energy Pension Plan is a funded, tax-qualified, non-contributory defined benefit plan covering all employees. The PBF Energy Restoration Plan is a non-qualified defined benefit plan designed to supplement the pension benefits for employees that have earnings above the IRS benefit plan compensation limits. The Pension Plan and the Restoration Plan are structured as cash balance plans wherein each participant’s account is credited monthly with an interest credit and annually with a pay credit. Changes in the value of these plans’ investments do not directly impact the benefit amounts promised to each participant under the plans.

At the end of each plan year, the Pension Plan provides for an annual pay credit equal to between 7% and 21% of pensionable earnings below the Social Security Wage Base and a pay credit of 14% on pensionable earnings above the Social Security Wage Base but below the Internal Revenue Service benefit plan compensation limit. The Restoration Plan provides for an annual pay credit equal to 14% on pensionable earnings in excess of Internal Revenue Service benefit plan compensation limits. In addition, on a monthly basis, the plans provide for an interest credit utilizing the prior year’s October 30-year Treasury Constant Maturity rate. For 2022, the interest crediting rate was 5.22% for the Pension Plan and 5.24% for the Restoration Plan. Normal retirement age under the plans is attained at age 65.

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Executive Compensation Tables

POTENTIAL PAYMENTS UPON TERMINATION OCCURRING ON DECEMBER 31, 2022, INCLUDING IN CONNECTION WITH A CHANGE IN CONTROL

The table below provides our best estimate of the amounts that would be payable (including the value of certain benefits) to each of our named executive officers had a termination hypothetically occurred on December 31, 2022 under various scenarios, including a termination of employment associated with a Change in Control. The table does not include payments or benefits under arrangements available on the same basis generally to all other eligible employees of PBF. The potential payments were determined under the terms of each named executive officer’s employment agreement in effect on December 31, 2022, and in accordance with our plans and arrangements in effect on December 31, 2022. We also retain the discretion to provide additional payments or benefits to any of our named executive officers upon any termination of employment or Change in Control. The estimates below exclude the value of any Accrued Rights, as described in footnote 1 below, as any such amounts have been assumed to have been paid current at the time of the termination event. Under the terms of a named executive officer’s employment agreement, if applicable, the executive is precluded under certain circumstances from competing with us for a period of six months post-termination, and must enter into a release of claims in order to receive the severance described below.

Named Executive Officer	Termination (a) for Cause, (b) without Good Reason or (c) due to non- renewal by the executive ($)(1)	Termination (other than in connection with a Change in Control), (a) without Cause (other than by reason of death or disability) by us, (b) for Good Reason or (c) due to non- renewal by us ($)(2)	Termination in connection with a Change in Control ($)(3)	Death or Disability ($)(4)
Thomas J. Nimbley
Cash severance payment	—	2,250,000	4,485,000	750,000
Cash bonus (5)	—	—	—	1,950,000
Continuation of health benefits (6)	—	27,094	52,683	—
Accelerated equity (7)	—	17,883,760	25,323,919	25,323,919
Matthew C. Lucey
Cash severance payment	—	1,095,000	2,182,700	365,000
Cash bonus (5)	—	—	—	949,000
Continuation of health benefits (6)	—	37,539	72,993	—
Accelerated equity (7)	—	7,631,335	10,765,437	10,765,437
C. Erik Young (8)
Cash severance payment	—	—	—	—
Cash bonus	—	—	—	—
Continuation of health benefits	—	—	—	—
Accelerated equity	—	—	—	—
T. Paul Davis
Cash severance payment	—	903,750	1,801,475	301,250
Cash bonus (5)	—	—	—	783,250
Continuation of health benefits (6)	—	38,818	75,479	—
Accelerated equity (7)	—	6,476,406	9,074,141	9,074,141
Thomas O’Connor
Cash severance payment	—	903,750	1,801,475	301,250
Cash bonus	—	—	—	783,250
Continuation of health benefits (6)	—	37,539	72,993	—
Accelerated equity (7)	—	6,476,406	9,074,141	9,074,141

2023 Proxy Statement	49

Executive Compensation Tables
Named Executive Officer	Termination (a) for Cause, (b) without Good Reason or (c) due to non- renewal by the executive ($)(1)	Termination (other than in connection with a Change in Control), (a) without Cause (other than by reason of death or disability) by us, (b) for Good Reason or (c) due to non- renewal by us ($)(2)	Termination in connection with a Change in Control ($)(3)	Death or Disability ($)(4)
Trecia M. Canty
Cash severance payment	—	903,750	1,801,475	301,250
Cash bonus (5)	—	—	—	783,250
Continuation of health benefits (6)	—	19,526	37,968	—
Accelerated equity (7)	—	6,476,406	9,074,141	9,074,141

(1)

Termination for Cause, without Good Reason or due to non-renewal by the executive. In the event the executive is terminated by us for Cause, the executive terminates his or her employment without Good Reason or the executive does not renew his or her employment with us at the end of his or her current term, the executive will be entitled to: (1) receive accrued, but unpaid salary through the date of termination; (2) receive any earned, but unpaid portion of the previous year’s cash bonus; (3) receive unreimbursed business expenses; (4) receive applicable benefits; and (5) except in the event of a termination for Cause, exercise any vested options or similar awards in accordance with the terms of the long-term incentive plan, or collectively, the “Accrued Rights”.

“Good Reason” as defined in the employment agreements means, without the executive’s consent (A) the failure of the Company to pay or cause to be paid the executive’s base salary or cash bonus, if any, when due, (B) any adverse, substantial and sustained diminution in the executive’s authority or responsibilities by the Company from those described in the employment agreement, (C) the Company requiring a change in the location for performance of the executive’s employment responsibilities to a location more than 50 miles from the Company’s office (not including ordinary travel during the regular course of employment) or (D) any other action or inaction that constitutes a material breach by the Company of the employment agreement; provided, that the events described in clauses (A), (B), (C) and (D) shall constitute “Good Reason” only if the Company fails to cure such event within 20 days after receipt from the executive of written notice of the event that constitutes “Good Reason”; provided, further, that “Good Reason” shall cease to exist for an event described in clauses (A), (B), (C) and (D) on the 90th day following the later of its occurrence or the executive’s knowledge thereof, unless the executive has given the Company written notice thereof prior to such date.

“Cause” as defined in the employment agreements includes the following: (A) the executive’s continued willful failure to substantially perform his or her duties (other than as a result of a disability) for a period of 30 days following written notice by the Company to the executive of such failure, (B) the executive’s conviction of, or plea of nolo contendere to a crime constituting a misdemeanor involving moral turpitude or a felony, (C) the executive’s willful malfeasance or willful misconduct in connection with the executive’s duties under the employment agreement, including fraud or dishonesty against the Company, or any of its affiliates, or any act or omission that is materially injurious to the financial condition or business reputation of the Company, or any of its affiliates, other than an act or omission that was committed or omitted by the executive in the good faith belief that it was in the best interest of the Company, (D) a breach of the executive’s representations and warranties in such employment agreement, or (E) the executive’s breach of the non-competition, non-solicitation, non-disparagement or non-disclosure provisions of the employment agreement.

(2)

Termination (other than in connection with a Change in Control as described below), without Cause (other than by reason of death or disability) by us, for Good Reason or due to non-renewal by us. In the event the executive is terminated during the term of employment (other than in connection with a Change in Control as described in footnote (3) below), without Cause (other than by reason of death or disability) by us, for Good Reason or due to non-renewal by us, the executive will be entitled to: (1) the Accrued Rights; (2) a cash lump sum payment equal to 1.5 times base salary; (3) the continuation of certain health benefits for 18 months; and (4) accelerated vesting of certain equity awards as stipulated in the applicable long-term incentive plan.

(3)

Termination in connection with a Change in Control. In the event the executive is terminated by us without Cause (other than by reason of death or disability), resigns with Good Reason or we elect not to renew the executive’s employment term, in each case six months prior to or within one year subsequent to the consummation of a Change in Control, the executive will be entitled to: (1) the Accrued Rights; (2) a cash lump sum payment equal to 2.99 times the executive’s salary in effect on the date of termination; (3) immediate vesting and exercisability of outstanding options or other grants under the long-term incentive plans; and (4) the continuation of certain health benefits for two years and 11 months. A “Change In Control” as defined in the employment agreements means:

•

any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) (other than one or more of the Excluded Entities (as defined below)) is or becomes the “beneficial owner” (as defined in rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors (including by way of merger, consolidation or otherwise);

•

the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of us and our subsidiaries, taken as a whole, to any “person” or “group” (other than one or more of the Excluded Entities);

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•

a merger, consolidation or reorganization (other than (x) with or into, as applicable, any of the Excluded Entities or (y) in which our stockholders, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization);

•	our complete liquidation or dissolution; or
•

other than as expressly provided for in the stockholders’ agreement with Blackstone and First Reserve, during any period of two consecutive years, individuals who at the beginning of such period constituted our Board (together with any new directors whose election by such board or whose nomination for election was approved by a vote of a majority of our directors then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) (the “Incumbent Board”) cease for any reason to constitute a majority of the Board then in the office; provided that, any director appointed or elected to the Board to avoid or settle a threatened or actual proxy contest shall in no event be deemed to be an individual of the Incumbent Board.

For purposes of the definition of Change In Control, “Excluded Entity” means any of the following: (A) Blackstone; (B) First Reserve; (C) us and any entities of which a majority of the voting power of its voting equity securities and equity interests is owned directly or indirectly by us; and (D) any employee benefit plan (or trust forming a party thereof) sponsored or maintained by any of the foregoing.

(4)

Death or Disability. In the event of death or disability, the named executive officer’s estate or the executive, as applicable, will be entitled to receive: (1) the Accrued Rights; (2) a pro rata portion of the executive’s target annual cash bonus for the year in which such death or disability occurs; and (3) a cash lump sum payment equal to the greater of (A) one-half of the executive’s annual salary as in effect on the date of termination or (B) one-half of the aggregate amount of the executive’s salary that the executive would have received had the full term of employment occurred under the employment agreement. The amounts shown in this column as the cash severance payment represent one-half of the executive’s annual salary as of December 31, 2022. The actual amount payable upon death or disability could vary.

(5)	These amounts are equal to the named executive officer’s target annual cash bonus for 2022.
(6)	The continued health benefits cost is based on the cost for such benefits as of December 31, 2022.
(7)

In connection with a termination without Cause by us or for Good Reason by the executive or due to non-renewal by us, these amounts reflect (i) the accelerated vesting of restricted stock awards, and (ii) the accelerated vesting of the performance share units and performance units at a payout percentage of 100% for each payout period. In the event of retirement, the named executive would be entitled to accelerated vesting for their performance share units and performance units on a pro-rata basis as determined and certified by the Compensation Committee of the Board. In connection with a termination in connection with (a) a Change in Control or (b) in the event of Death or Disability or (c) by the executive or due to non-renewal by us, these amounts reflect (i) the intrinsic value of the accelerated vesting and exercisability of their options to purchase Class A Common Stock and (ii) the accelerated vesting of the performance share units and performance units at a payout percentage of 100% for each payout period.

(8)	Mr. Young resigned effective December 20, 2022. The amounts actually paid to Mr. Young upon his resignation are described above and not included in the table.

2023 Proxy Statement	51

Executive Compensation Tables

PAY RATIO DISCLOSURES

In August 2015, pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd—Frank Act”), the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer (“PEO”). As the Chief Executive Officer, Mr. Nimbley is our PEO for these purposes. Our ratio disclosures are as follows:

Median Employee (excluding the PEO) total annual compensation: $175,592.17

PEO total annual compensation: $13,104,780.26

Ratio of PEO to Median Employee Compensation: 74.63:1

In accordance with Item 402(u) of Regulation S-K, we have updated our pay ratio disclosures as there have been significant changes in our employee compensation arrangements in 2022, specifically the payment of regular and special bonuses at all levels of the organization, that resulted in a significant change to our pay ratio disclosure. In determining the median employee compensation for 2022, a listing was prepared of all employees of the Company and its consolidated subsidiaries as of December 31, 2022. Employees on leave of absence were excluded from the list and wages and salaries were annualized for those employees that were not employed for the full year of 2022. The median amount was selected from the annualized list. For simplicity, the value of the Company’s medical benefits provided was excluded as all employees including the PEO are offered the exact same benefits. The value of dividends and distributions on equity grants received by the PEO were included in his compensation. We then otherwise utilized the same rules that we apply to the calculation of total compensation of the Company’s named executive officers, as reflected in the Summary Compensation Table, to determine the total annual compensation of our median employee. As of December 31, 2022, the Company and its consolidated subsidiaries employed 3,616 persons on a full-time and part-time basis.

52	2023 Proxy Statement

Pay Versus Performance
2022 PAY VERSUS PERFORMANCE

Background

The following section has been prepared in accordance with the SEC’s new pay versus performance (“PvP”) disclosure rules. Under the PvP rules, the SEC has developed a new definition of pay, referred to as Compensation Actually Paid (“CAP”), which is compared here to certain performance measures defined by the SEC.

The Compensation Committee does not use CAP as a basis for making compensation decisions. For a discussion of the compensation philosophy that underpins how the Compensation Committee approaches designing our executive compensation program, please see “Compensation Discussion and Analysis” beginning on page 26.

Our Key Metrics Under Our Compensation Programs

The key metrics under our compensation programs in 2022 are set forth below. The Committee believes each of these key metrics measures a particularly salient aspect of Company performance.

Cash Incentive Plan	Financial Measures	•Adjusted EBITDA measure the immediate impact of operating decisions on the Company’s annual performance.
	Non-Financial Measures	•ESG metrics measures our progress toward our long-term objective for environmental sustainability and employee and contractor health and safety.
Performance Share Units and Performance Units	Total Shareholder Return vs. Refining Peer Group measures our ability to return value to our stockholders compared to our refining peers.

Financial Performance Measures

As described in greater detail in “Compensation Discussion and Analysis”, our approach to executive compensation is designed to directly link pay to performance and attract, retain and motivate talented executives, and balance risk and reward. We use Adjusted EBITDA as a metric in our short-term incentive plan so there is an indirect relationship between CAP and EBITDA. Further, because we use EBITDA when we communicate our earnings expectations to our investors, we believe it is substantially correlated with our stock price performance, and thus to CAP. The financial performance measures that we believe represent the most important financial performance measures we used to link compensation actually paid to our NEOs for fiscal 2022 to our performance are:
Net Income
EBITDA
Adjusted EBITDA
Relative TSR

2023 Proxy Statement	53

Pay Versus Performance

Pay versus Performance Table

In accordance with the SEC’s PvP rules, below is the required tabular disclosure for the Principal Executive Officer (“PEO”) and the average for the NEOs excluding the PEO (“Non-PEO NEOs”) for 2022, 2021 and 2020.
PAY VERSUS PERFORMANCE
					Value of Initial Fixed $100 Investment Based On:
Year (a)	Summary Compensation Table ("SCT") Total for PEO (b)	Compensation Actually Paid to PEO (c) (1)(2)	Average Summary Compensation Table Total for Non-PEO NEOs (d)	Average Compensation Actually Paid to Non-PEO NEOs (e) (1)(2)	Total Stockholder Return (f) (3)	Peer Group Total Stockholder Return (g) (3)	Net Income (h)	EBITDA (i) (4)
2022	$13,104,780	$37,968,188	$4,996,543	$14,556,716	$132.13	$152.67	$ 2,972.8	$4,314.7
2021	$ 7,294,215	$12,415,156	$2,958,400	$ 5,103,877	$ 41.84	$ 88.66	$ 315.5	$1,111.9
2020	$ 4,938,526	$(9,032,816)	$2,031,502	$(3,844,634)	$ 22.91	$ 65.89	$(1,333.3)	$(510.0)

(1)	Mr. Nimbley served as our principal executive officer (“PEO”) for the full year for each of 2022, 2021 and 2020. For 2022, our Non-PEO NEOs included Messrs. Young, Lucey, Davis and O’Connor and Ms. Canty. For 2021 and 2020, our Non-PEO NEOs included Messrs. Young, Lucey, Davis and O’Connor.
(2)	For each of 2022, 2021 and 2020, the values included in this column for the compensation actually paid to our PEO and the average compensation actually paid to our Non-PEO NEOs reflect the following adjustments to the values included in column (b) and column (d), respectively:
Thomas J. Nimbley	2022	2021	2020
Summary Compensation Table Total for PEO (column (b))	$13,104,780	$7,294,215	$4,938,526
- aggregate change in actuarial present value of pension benefits	$(594,043)	$(345,645)	$(554,048)
+ service cost of pension benefits	$298,203	$153,762	$341,988
+ prior service cost of pension benefits	$—	$—	$—
- SCT “Stock Awards” column value	$(6,181,012)	$(2,798,091)	$(1,748,093)
- SCT “Option Awards” column value	$—	$(1,672,062)	$(1,589,097)
+ year-end fair value of equity awards granted in the covered year that are outstanding and unvested as of the covered year-end	$6,629,233	$3,858,173	$3,030,672
[+/-] year-over-year change in fair value of equity awards granted in prior years that are outstanding and unvested as of the covered year-end	$17,159,139	$3,189,418	$(7,071,445)
+ vesting date fair value of equity awards granted and vested in the covered year	$407,800	$—	$—
[+/-] year-over-year change in fair value of equity awards granted in prior years that vested in the covered year	$7,144,088	$2,735,386	$(6,381,318)
- fair value as of prior-year end of equity awards granted in prior years that failed to vest in the covered year	$—	$—	$—
+ dollar value of dividends/earnings paid on equity awards in the covered year	$—	$—	$—
+ excess fair value for equity award modifications	$—	$—	$—
Compensation Actually Paid to PEO (column (c))	$37,968,188	$12,415,156	$(9,032,816)

AVERAGE FOR NON-PEO NEOS	2022	2021	2020
Average SCT Total for Non-PEO NEOs (column (d))	$4,996,543	$2,958,400	$2,031,502
- aggregate change in actuarial present value of pension benefits	$(165,365)	$(100,004)	$(217,073)
+ service cost of pension benefits	$222,146	$212,190	$225,149
+ prior service cost of pension benefits	$—	$—	$—
- SCT “Stock Awards” column value	$(2,024,906)	$(1,174,082)	$(682,206)
- SCT “Option Awards” column value	$—	$(655,841)	$(577,864)
+ year-end fair value of equity awards granted in the covered year that are outstanding and unvested as of the covered year-end	$2,576,677	$1,572,985	$1,155,629
[+/-] year-over-year change in fair value of equity awards granted in prior years that are outstanding and unvested as of the covered year-end	$6,335,681	$1,187,351	$(2,878,781)

54	2023 Proxy Statement

Pay Versus Performance
AVERAGE FOR NON-PEO NEOS	2022	2021	2020
+ vesting date fair value of equity awards granted and vested in the covered year	$265,070	$—	$—
[+/-] year-over-year change in fair value of equity awards granted in prior years that vested in the covered year	$2,770,169	$1,102,878	$(2,900,992)
- fair value as of prior-year end of equity awards granted in prior years that failed to vest in the covered year	$(419,299)	$—	$—
+ dollar value of dividends/earnings paid on equity awards in the covered year	$—	$—	$—
+ excess fair value for equity award modifications	$—	$—	$—
Average Compensation Actually Paid to Non-PEO NEOs (column (e))	$14,556,716	$5,103,877	$(3,844,634)

(3)	For each of 2022, 2021 and 2020, total shareholder return for the Company and the peer group represents the dollar value as of December 31, 2022, 2021 and 2020, of a deemed fixed investment of $100 at market close on December 31, 2019, assuming reinvestment of dividends. For purposes of this pay versus performance disclosure, our peer group consists of the following entities: CVR Energy, Inc, Delek US Holdings, Inc., HF Sinclair Corporation, Marathon Petroleum Corporation, Phillips 66 and Valero Energy Corporation (the “Peer Group”). For purposes of calculating the Peer Group total shareholder return, the returns of each component issuer of the group were weighted according to the respective issuers’ stock market capitalization at the beginning of the Measurement Period. Because fiscal years are presented in the table in reverse chronical order (from top to bottom), the table should be read from bottom to top for purposes of understanding cumulative returns over time.
(4)	EBITDA is a non-GAAP financial measure. For an explanation of how we use EBITDA and a reconciliation, please see “Non-GAAP financial measures” in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations in our 2022 Form 10-K.

2022 PAY VERSUS PERFORMANCE RELATIONSHIP DESCRIPTIONS

The following graphical comparisons illustrate the relationships for each of 2022, 2021, and 2020 of the compensation actually paid to the PEO and the average compensation actually paid to our non-PEO NEOs to (i) PBF TSR and the Refining Peer Group TSR, (ii) Net Income and (iii) EBITDA, the performance measures set forth in columns (f), (h) and (i) of the Pay Versus Performance table.

Relationship between CAP and TSR

The charts below reflect the relationship between the CEO CAP and Average Non-PEO NEO CAP (per the SEC’s definition), PBF TSR and the Refining Peer Group TSR.

2023 Proxy Statement	55

Pay Versus Performance

Relationship Between CAP and Net Income

The chart below reflects the relationship between the CEO CAP and Average Non-PEO NEO CAP and PBF’s net income, for the last three completed fiscal years. We do not use net income as a metric in our long-term or short-term incentive plans.

Relationship between CAP and Company Selected Measure, EBITDA

The chart below reflects the relationship between the CEO CAP and Average Non-PEO NEO CAP and EBITDA, for the last three completed fiscal years.

56	2023 Proxy Statement

Risk Assessment Of Compensation Programs
RISK ASSESSMENT oF COMPENSATION PROGRAMS

Total compensation for our employees that are not represented by a union (“non-represented employees”) is structured similarly to that for our named executive officers and consists of cash compensation in the form of a base salary and eligibility for an annual bonus under our Annual Cash Incentive Plan (as described below); and retirement, health and welfare benefits. Certain non-represented employees, like our named executive officers, are eligible for equity incentive compensation under our Equity Incentive Plan at the discretion of the Board as described below.

We believe that our incentive compensation programs effectively balance risk and reward. When assessing risk, we consider base salary, the mix of award opportunities (i.e., short- vs. long-term), performance targets and metrics, the target-setting process, and the administration and governance associated with the plans. For our named executive officers and other senior management, equity incentive compensation is designed to be a substantial part of their total compensation while the compensation for most of our employees is weighted towards salary and annual cash incentives. Our non-represented employees participate in an annual program pursuant to which awards are given based upon the achievement of specific performance objectives of the Company under our Annual Cash Incentive Plan and individual performance as assessed by management.

Since the proportion of total compensation that is at risk (i.e., that will vary based on Company performance) increases as the scope and level of the employee’s decision-making responsibilities increase, our incentive compensation programs may encourage management level employees to take certain risks. However, the Board of Directors takes that fact into consideration and aligns employee interests with those of our stockholders through the use of equity incentives that are intended to focus management on achieving strong annual results while also pursuing significant multi-year growth. The performance goals set by the Board of Directors are designed to be aggressive and challenging but also achievable. We actively monitor our compensation policies and practices to determine whether our risk management objectives are being met through the incentives we provide to our employees.

Features of our compensation programs that we believe mitigate excessive risk taking include:

•	determination of short-term and long-term incentive awards based on different indicators of performance, thus diversifying the risk associated with a common indicator of performance;
•	multi-year vesting periods for equity incentive awards, which encourage focus on sustained growth and earnings;
•	implementation of a single three-year measurement period for performance awards;
•	capping payouts under both our Annual Cash Incentive Plan and our long-term performance awards;
•	maintaining meaningful stock ownership and stock holding requirements, orienting management toward long-term performance;
•	prohibitions on hedging or pledging or short selling the Company’s stock; and
•

a clawback policy implemented in June 2022 under the Equity Incentive Plan that applies to all awards granted to NEOs in the event of a material financial misstatement, regardless of whether due to fraud or misconduct.

COMPENSATION CONSULTANT DISCLOSURES

The Compensation Committee retained Pay Governance LLC as independent compensation consultants in 2022. In its role as advisors to the Compensation Committee, Pay Governance was retained directly by the Compensation Committee, which, in its sole discretion, has the authority to select, retain, and terminate its relationship with the firm. Pay Governance did not provide other consulting services to PBF or to any senior executives of PBF in 2022. The Compensation Committee concluded that no conflict of interest exists that would prevent Pay Governance from independently representing the Compensation Committee.

During 2022, the consultant’s executive compensation consulting services included:

•	reviewing management prepared 2022 compensation alternatives and potential program changes provided to the Compensation Committee;
•	developing approaches to calibrating 2022 short-term and long-term incentive awards;

2023 Proxy Statement	57

Outside Director Compensation

•	reviewing the competitive positioning of the Company’s executive pay levels; and
•	reviewing management prepared materials provided to the Compensation Committee.
OUTSIDE DIRECTOR COMPENSATION

Directors who are also our employees receive no separate compensation for service on our Board of Directors or committees thereof. Our remaining non-employee directors are entitled to receive director fees as determined by the Compensation Committee. We reimbursed all of our directors for customary expenses incurred in connection with attending meetings of our Board of Directors and committees thereof.

During 2022, the then non-employee directors (Messrs. Abraham, Budd, Donahue, Edwards, Lavinia, and Ogden, and Ms. Lubel and Ms. Davis) were entitled to receive an annual cash retainer, payable quarterly, of $130,000. Following re-election at the 2022 Annual Meeting, each elected director also received an additional $165,000 equity award consisting of shares of Class A Common Stock, fully vested from the date of grant but subject to restrictions on transfer and sale that lapse with respect to one-third of the shares each year over a period of three years starting on the first anniversary of the date of grant, subject to waiver under certain circumstances. Mr. Edwards received an additional annual retainer for his service in the role of Lead Director, of $30,000. Ms. Davis received an additional annual retainer in connection with serving as Chairperson of the Audit Committee of $25,000. Each of Mr. Abraham, Ms. Lubel and Mr. Budd received an additional annual retainer for their roles as Chairperson of the Compensation Committee, Health, Safety and Environment Committee, and the Nominating and Corporate Governance Committee, respectively, of $20,000.

The following table summarizes all compensation for non-employee directors received for services rendered during the fiscal year ended December 31, 2022.

Name	Fees earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Spencer Abraham	150,000	165,006	315,006
Wayne Budd	150,000	165,006	315,006
Karen Davis	155,000	165,006	320,006
S. Eugene Edwards	160,000	165,006	331,006
Paul Donahue	130,000	165,006	295,006
Robert Lavinia	130,000	165,006	295,006
Kimberly Lubel	150,000	165,006	315,006
George Ogden	130,000	165,006	295,006

(1)	The amounts set forth in this column represent the grant date fair value of Class A Common Stock, fully vested from the date of grant but subject to restrictions on transfer and sale that will lapse with respect to one-third of the shares each year over a period of three years starting on the first anniversary of the date of grant, subject to waiver under certain circumstances.

Non-Employee Director Stock Ownership Guidelines

Non-employee directors are expected to acquire and hold during their service shares of our Class A Common Stock equal in value to at least three times the annual cash retainer paid to our directors. Directors have five years from their initial election to the Board to meet the target stock ownership guideline, and they are expected to continuously own sufficient shares to meet the guideline once attained. All of our non-employee directors have met the stock ownership guidelines requirements.

58	2023 Proxy Statement

certain relationships And related transactions

Each of the related party transactions described below was negotiated on an arm’s length basis. We believe that the terms of such agreements are as favorable as those we could have obtained from parties not related to us.

Investments in PBF LLC

Certain of the named executive officers and certain other employees were provided with the opportunity prior to the IPO to purchase PBF LLC Series A Units and non-compensatory warrants to purchase PBF LLC Series A Units. The number of units and warrants offered for purchase were based upon the individual’s position and other relevant factors, and approved by the board of directors of PBF LLC. The table below sets forth the number of PBF LLC Series A Units and non-compensatory warrants to purchase PBF LLC Series A Units purchased and the price paid therefore directly or indirectly by our named executive officers since the beginning of fiscal year 2008 (without taking into account any PBF LLC Series A Units acquired at the time of our initial public offering upon exercise of the non-compensatory warrants).

Name	Aggregate Purchase Prices ($)	Series A Units (#)	Non-Compensatory Warrants for the Purchase of Series A Units (1)(2)(#)
Thomas Nimbley Chief Executive Officer	2,250,000	225,000	300,000(3)
Matthew Lucey President	135,000	13,500	17,319(4)
C. Erik Young Former Senior Vice President, Chief Financial Officer	25,000	2,500	3,000(5)

(1)	Each non-compensatory warrant for the purchase of PBF LLC Series A Units has an exercise price of $10.00 per unit and is immediately exercisable for a ten-year period.
(2)

In connection with the purchase of PBF LLC Series A Units and warrants, compensatory warrants for the purchase of Series A Units were also granted to each of these persons. See “Executive Compensation—Outstanding Equity Awards at 2022 Fiscal Year-End.”

(3)

In connection with the IPO in 2012, Mr. Nimbley exercised all of his non-compensatory warrants to purchase an additional 300,000 PBF LLC Series A Units for cash at the $10.00 exercise price for an aggregate purchase price of $3,000,000.

(4)

In connection with the IPO in 2012, Mr. Lucey exercised all of his non-compensatory warrants to purchase an additional 17,319 PBF LLC Series A Units for cash at the $10.00 exercise price for an aggregate purchase price of $173,190.

(5)

In connection with the IPO in 2012, Mr. Young exercised all of his non-compensatory warrants to purchase an additional 3,000 PBF LLC Series A Units for cash at the $10.00 exercise price for an aggregate purchase price of $30,000.

IPO Related Agreements

In connection with our IPO, we entered into various agreements governing the relationship among us, PBF LLC, Blackstone, First Reserve, certain of the then executive officers and certain of our directors and the other pre-IPO owners of PBF LLC. The following is a description of the material terms of these agreements, which description is qualified in its entirety by reference to the full text of the agreements, which are filed with the SEC as exhibits to our periodic reports.

PBF LLC Amended and Restated Limited Liability Company Agreement

In connection with our initial public offering, the limited liability company agreement of PBF LLC was amended and restated. The amended and restated limited liability company agreement established the PBF LLC Series C Units, which are held solely by us and described further below, and provides that we are the sole managing member of PBF LLC. Accordingly, we control all of the business and affairs of PBF LLC and its operating subsidiaries.

On December 31, 2022, we owned 129,660,538 Series C Units and the remaining pre-IPO owners of PBF LLC owned 910,457 PBF LLC Series A Units. In addition, there are 1,000,000 PBF LLC Series B Units issued and outstanding, all of which are held by certain of our officers and former officers. The PBF LLC Series B Units are profits interests that entitle the holders to participate in the profits of PBF LLC after the date of issuance. At December 31, 2022, certain of

2023 Proxy Statement	59

Certain Relationships and Related Transactions

the pre-IPO owners of PBF LLC and other employees held options and warrants to purchase an additional 2,400 PBF LLC Series A Units at a weighted average exercise price of $10.00 per unit, all of which were vested and exercisable.

Under the amended and restated limited liability company agreement of PBF LLC, the PBF LLC Series A Units are held solely by the pre-IPO owners of PBF LLC (and their permitted transferees) and the PBF LLC Series C Units are held solely by us and rank on parity with the PBF LLC Series A Units as to distribution rights, voting rights and rights upon liquidation, dissolution or winding up. We, as the managing member, have the right to determine the timing and amount of any distributions to be made to holders of PBF LLC Series A Units and PBF LLC Series C Units (other than tax distributions, as described below). Profits and losses of PBF LLC are allocated, and all distributions generally made, pro rata to the holders of PBF LLC Series A Units (subject, under certain circumstances described below, to the rights of the holders of PBF LLC Series B Units) and PBF LLC Series C Units. In addition, any PBF LLC Series A Units acquired by us from the pre-IPO owners of PBF LLC, in accordance with the exchange agreement, are automatically, and without any further action, reclassified as PBF LLC Series C Units in connection with such acquisition.

The holders of limited liability company interests in PBF LLC, including us, generally have to include for purposes of calculating their U.S. federal, state and local income taxes their share of any taxable income of PBF LLC. Taxable income of PBF LLC generally is allocated to the holders of units (including us) pro rata in accordance with their respective share of the net profits and net losses of PBF LLC. In general, PBF LLC is required to make periodic tax distributions to the members of PBF LLC, including us, pro rata in accordance with their respective percentage interests for such period (as determined under the amended and restated limited liability company agreement of PBF LLC), subject to available cash and applicable law and contractual restrictions (including pursuant to our debt instruments) and based on certain assumptions. Generally, these tax distributions will be an amount equal to our estimate of the taxable income of PBF LLC for the year multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the non-deductibility of certain expenses). If, with respect to any given calendar year, the aggregate periodic tax distributions were less than the actual taxable income of PBF LLC multiplied by the assumed tax rate, PBF LLC will make a “true up” tax distribution, no later than March 15 of the following year, equal to such difference, subject to the available cash and borrowings of PBF LLC. The amended and restated limited liability company agreement of PBF LLC also provides that substantially all expenses incurred by or attributable to us and our management of PBF LLC other than our obligations under the tax receivable agreement, our income tax expenses and payments on indebtedness incurred by us are paid by PBF LLC.

Summary of PBF LLC Series B Units

The PBF LLC Series B Units are profits interests held by certain of our current and former officers that had no taxable value at the date of issuance, have no voting rights and are designed to increase in value only after our former sponsors achieve certain levels of return on their investment in PBF LLC Series A Units. Under the amended and restated limited liability company agreement of PBF LLC, distributions initially are made to the holders of PBF LLC Series A Units and PBF LLC Series C Units in proportion to the number of units owned by them. Once the sponsors receive a full return of their aggregate amount invested with respect to their PBF LLC Series A Units, distributions and other payments made on account of the PBF LLC Series A Units held by our former sponsors then will be shared by our former sponsors with the holders of PBF LLC Series B Units. Accordingly, the amounts paid to the holders of PBF LLC Series B Units will reduce only the amounts otherwise payable on account of the PBF LLC Series A Units held by our former sponsors, and will not reduce or otherwise impact any amounts payable to us (as the holder of PBF LLC Series C Units), the holders of our Class A Common Stock or any other holder of PBF LLC Series A Units. However, our consolidated statements of operations and comprehensive income (loss) reflect non-cash charges for compensation related to the PBF LLC Series B Units. As of March 13, 2023, there are 1,000,000 fully vested PBF LLC Series B Units issued and outstanding, which are held as follows: Thomas Nimbley—160,000 (16%); Matthew Lucey—60,000 (6%) and other current and former officers—780,000 (78%). All distributions to the holders of PBF LLC Series B Units will be made pro rata in accordance with their percentage interest. The amended and restated limited liability company agreement of PBF LLC provides that no holder of PBF LLC Series B Units was entitled to receive any distributions made by PBF LLC (other than certain tax distributions) until each of our former sponsors holding PBF LLC Series A Units received the aggregate amount invested for such PBF LLC Series A Units.

60	2023 Proxy Statement

Certain Relationships and Related Transactions

All amounts received, directly or indirectly, by our former sponsors and the holders of PBF LLC Series B Units (and each of their successors and permitted transferees) in connection with their holding of units, including amounts received upon the sale of, or as a result of the ownership of, shares of Class A Common Stock following an exchange of units pursuant to the exchange agreement, upon a transfer of units by our former sponsors to an unrelated third party or upon an in-kind distribution to their limited partners, pursuant to the tax receivable agreement or as a result of any assignment or transfer of any rights or entitlements thereunder, or otherwise as a result of such holder’s ownership of PBF LLC Series A Units are treated as being distributed, and treated as a distribution, for purposes of determining the amounts payable to the holders of PBF LLC Series B Units. Any payments required to be made to the holders of PBF LLC Series B Units by our former sponsors shall be made in cash. Payments made to any of our former sponsors pursuant to the tax receivable agreement are taken into account for purposes of satisfying the applicable sharing thresholds of the holders of PBF LLC Series B Units under the amended and restated limited liability company agreement of PBF LLC. All distributions under the amended and restated limited liability company agreement are treated as being distributed in a single distribution. Accordingly, if multiple distributions are made, the holders of PBF LLC Series B Units are entitled to share in the distributions at the highest then applicable sharing percentage, and if such holders have received prior distributions at a lower sharing percentage, such holders are entitled to a priority catch-up distribution at the applicable higher sharing percentage before any further amounts are distributed to such holders of PBF LLC Series A Units. Any amounts received by holders of PBF LLC Series B Units as tax distributions made by PBF LLC are treated as an advance on and shall reduce further distributions to which such holder otherwise would be entitled to under the agreement. If the employment of a holder of PBF LLC Series B Units is terminated by us for any reason other than due to death, disability or retirement, our former sponsors have the right to purchase for cash all or part of the holder’s PBF LLC Series B Units for the fair market value of such units as of the purchase date. In addition, upon the death or disability of a holder of PBF LLC Series B Units, the holder (or his or her representatives) has the right to sell to our former sponsors, and our former sponsors are required to purchase (pro rata), all of the holder’s PBF LLC Series B Units for the fair market value of such units as of the purchase date, with the purchase price payable, at the election of the purchaser, in cash or by delivery of PBF LLC Series A Units held by the purchaser.

As of June 12, 2013, each of Blackstone and First Reserve received the full return of its aggregate amount invested for its PBF LLC Series A Units. Since January 1, 2022, no payments were received by the holders of PBF LLC Series B Units (in their capacity as such). In addition, the holders of PBF LLC Series B Units are entitled to certain payments in the future under the tax receivable agreement arising as a result of the prior exchanges by Blackstone and First Reserve.

Exchange Agreement

Pursuant to an exchange agreement, the pre-IPO owners of PBF LLC (and certain permitted assignees thereof and holders who acquire PBF LLC Series A Units upon the exercise of certain warrants) may from time to time (subject to the terms of the exchange agreement), cause PBF LLC to exchange their PBF LLC Series A Units for shares of our Class A Common Stock on a one-for-one basis, subject to equitable adjustments for stock splits, stock dividends and reclassifications, and further subject to the rights of the holders of PBF LLC Series B Units to share in a portion of the profits realized by our former sponsors upon the sale of the shares of our Class A Common Stock received by them upon such exchange. The exchange agreement also provides that, subject to certain exceptions, holders do not have the right to cause PBF LLC to exchange PBF LLC Series A Units if we determine that such exchange would be prohibited by law or regulation or would violate other agreements to which we may be subject, and that we may impose on exchange rights additional restrictions that we determine to be necessary or advisable so that PBF LLC is not treated as a “publicly traded partnership” for United States federal income tax purposes. As a holder exchanges PBF LLC Series A Units, our interest in PBF LLC will be correspondingly increased.

Registration Rights Agreement

Pursuant to an amended and restated registration rights agreement with each of the pre-IPO owners of PBF LLC, we have granted them and their affiliates and permitted transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of our Class A Common Stock delivered in exchange for PBF LLC Series A Units or otherwise beneficially owned by them. Under the registration rights agreement, we also agreed at our expense to make available a shelf registration statement to register the exchange

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by the remaining pre-IPO owners of PBF LLC Series A Units for shares of our Class A Common Stock and the resale by them of shares of Class A Common Stock into the market from time to time. In addition, each of the pre-IPO owners of PBF LLC will have the ability to exercise certain piggyback registration rights in respect of shares of our Class A Common Stock held by them in connection with registered offerings requested by other registration rights holders or initiated by us. We currently have an effective shelf registration statement that initially covered the resale of up to 6,310,055 shares of our Class A Common Stock issued or issuable to holders of Series A LLC Units, which shares may be sold from time to time in the public markets.

Tax Receivable Agreement

The holders of PBF LLC Series A Units may from time to time (subject to the terms of the exchange agreement) cause PBF LLC to exchange their remaining PBF LLC Series A Units for shares of our Class A Common Stock on a one-for-one basis. PBF LLC (and each of its subsidiaries classified as a partnership for federal income tax purposes) has in effect an election under Section 754 of the Code effective for each taxable year in which an exchange of PBF LLC Series A Units for shares of our Class A Common Stock occurs. The purchase of PBF LLC Series A Units and exchanges of PBF LLC Series A Units for shares of Class A Common Stock have resulted, and are expected to result, with respect to PBF in increases, that otherwise would not have been available, in the tax basis of the assets of PBF LLC. These increases in tax basis have reduced the amount of tax that PBF would have otherwise been required to pay, and may reduce such tax in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets.

We entered into a tax receivable agreement with the holders of PBF LLC Series A Units and PBF LLC Series B Units (and certain permitted assignees thereof and holders who acquire PBF LLC Series A Units upon the exercise of certain warrants) that provides for the payment from time to time by PBF to such persons of 85% of the amount of the benefits, if any, that PBF is deemed to realize as a result of these increases in tax basis and certain other tax benefits related to us entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. These payment obligations are obligations of PBF and not of PBF LLC or any of its subsidiaries.

For purposes of the tax receivable agreement, subject to certain exceptions noted below, the benefit deemed realized by PBF generally is computed by comparing the actual income tax liability of PBF (calculated with certain assumptions) to the amount of such taxes that PBF would have been required to pay had there been no increase to the tax basis of the assets of PBF LLC as a result of the purchase or exchanges of PBF LLC Series A Units and had PBF not derived any tax benefits in respect of payments made under the tax receivable agreement. The term of the tax receivable agreement continues until all such tax benefits have been utilized or expired, unless (i) certain changes of control occur as described below, (ii) PBF exercises its right to terminate the tax receivable agreement for an amount based on the agreed payments remaining to be made under the agreement, or (iii) PBF breaches any of its material obligations under the tax receivable agreement, in which case all obligations will generally be accelerated and due as if PBF had exercised its right to terminate the agreement. Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including:

•

the timing of any subsequent exchanges of PBF LLC Series A Units – for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of PBF LLC at the time of each exchange;

•

the price of shares of our Class A Common Stock at the time of the exchange – the increase in any tax deductions, as well as the tax basis increase in other assets, of PBF LLC is affected by the price of shares of our Class A Common Stock at the time of the exchange;

•	the extent to which such exchanges are taxable – if an exchange is not taxable for any reason, increased deductions will not be available; and
•	the amount and timing of our income – PBF generally will be required to pay 85% of the deemed benefits as and when deemed realized.

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The amount and timing of PBF’s taxable income, which will affect the amount and timing of the realization of tax benefits that are subject to the tax receivable agreement, depend on numerous factors. For example, if 50% or more of the capital and profits interests in PBF LLC are transferred in a taxable sale or exchange within a period of 12 consecutive months, PBF LLC will undergo, for federal income tax purposes, a “technical termination” that could affect the amount of PBF LLC’s taxable income in any year and the allocation of taxable income among the members of PBF LLC, including PBF. If PBF does not have taxable income, PBF generally is not required (absent a change of control or circumstances requiring an early termination payment) to make payments under the tax receivable agreement for that taxable year because no benefit will have been actually realized. However, any tax benefits that do not result in realized benefits in a given tax year will likely generate tax attributes that may be utilized to generate benefits in previous or future tax years. The utilization of such tax attributes will result in payments under the tax receivable agreement.

As a result of the impact of a deferred tax asset valuation allowance recognized in accordance with ASC 740, Income Taxes, our liability for the tax receivable agreement was $338.6 million as of December 31, 2022. As future taxable income is recorded, increases in our tax receivable agreement liability may be necessary in conjunction with the re-evaluation of deferred tax assets. It is possible that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding tax receivable agreement payments. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, (a) the payments under the tax receivable agreement exceed the actual benefits we realize in respect of the tax attributes subject to the tax receivable agreement and/or (b) distributions to us by PBF LLC are not sufficient to permit us to make payments under the tax receivable agreement after we have paid our taxes and other obligations. In this regard, the tax receivable agreement gives us some flexibility to defer certain payment obligations that are in excess of our then available cash, but the period of any such deferral under the tax receivable agreement may not exceed two years. Such deferred payments would accrue interest at a rate of LIBOR plus 150 basis points. The payments under the tax receivable agreement are not conditioned upon any persons continued ownership of us.

In certain instances, as described in the following paragraph, payments under the tax receivable agreement may be accelerated and/or significantly exceed the actual benefits realized in respect of the tax attributes subject to the tax receivable agreement.

The tax receivable agreement provides that upon certain changes of control, or if, at any time, PBF elects an early termination of the tax receivable agreement (or defaults in its obligations thereunder), PBF’s (or our successor’s) obligations with respect to exchanged or acquired PBF LLC Series A Units (whether exchanged or acquired before or after such transaction) would be based on certain assumptions, including that (i) PBF would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement and (ii) that the subsidiaries of PBF LLC will sell certain nonamortizable assets (and realize certain related tax benefits) no later than a specified date. Moreover, in each of these instances, PBF would be required to make an immediate payment equal to the present value (at a discount rate equal to LIBOR plus 100 basis points) of the anticipated future tax benefits (based on the foregoing assumptions).

Accordingly, payments under the tax receivable agreement may be made years in advance of the actual realization, if any, of the anticipated future tax benefits and may be significantly greater than the actual benefits PBF realizes in respect of the tax attributes subject to the tax receivable agreement. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity. PBF Energy may not be able to finance its obligations under the tax receivable agreement and its existing indebtedness may limit its subsidiaries’ ability to make distributions to PBF Energy to pay these obligations. These provisions may deter a potential sale of our Company to a third party and may otherwise make it less likely that a third party would enter into a change of control transaction with us.

Moreover, payments under the tax receivable agreement will be based on tax reporting positions determined in accordance with the tax receivable agreement. PBF will not be reimbursed for any payments previously made under the tax receivable agreement if the Internal Revenue Service subsequently disallows part or all of the tax benefits that gave rise to such prior payments. As a result, in certain circumstances, payments could be made under the tax receivable agreement that are significantly in excess of the benefits that PBF actually realizes in respect of (i) the increases in tax basis resulting from its purchases or exchanges of PBF LLC Series A Units and (ii) certain other tax

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benefits related to its entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement.

Decisions made by the pre-IPO owners of PBF LLC in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments required to be made under the tax receivable agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the tax receivable agreement and increase the present value of such payments, and the disposition of assets before an exchange or acquisition transaction will increase the tax liability of the pre-IPO owners of PBF LLC without giving rise to any obligations to make payments under the tax receivable agreement.

Payments are generally due under the tax receivable agreement within a specified period of time following the filing of our tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of LIBOR plus 50 basis points from the due date (without extensions) of such tax return. However, PBF may defer payments under the tax receivable agreement to the extent it does not have available cash to satisfy its payment obligations under the tax receivable agreement as described above.

As described above, payment obligations to the holders of PBF LLC Series A Units and PBF LLC Series B Units under the tax receivable agreement are obligations of PBF and not obligations of PBF LLC, PBF Holding or any other subsidiary. However, because PBF is a holding company with no operations of its own, its ability to make payments under the tax receivable agreement is dependent on our subsidiaries’ ability to make future distributions. For example, specific provisions in the indentures governing the senior notes issued by PBF Holding are expected to permit PBF Holding to make distributions that include amounts sufficient to allow PBF to make on-going payments under the tax receivable agreement and to make an accelerated payment in the event of a change of control (however, the indentures permit a distribution on account of such a change of control only so long as PBF Holding offers to purchase all of the notes outstanding at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon). PBF expects to obtain funding for its on-going payments under the tax receivable agreement by causing PBF Holding to make cash distributions to PBF LLC under the relevant provisions of the indentures, and PBF LLC will, in turn, distribute such amounts, generally as tax distributions, on a pro rata basis to its owners. If PBF’s share of the distributions received through these specific provisions of the indentures is insufficient to satisfy its obligations under the tax receivable agreement, it may cause PBF LLC, which in turn will cause PBF Holding, to make distributions in accordance with other provisions of the indentures in order to satisfy such obligations. Based on our estimates of PBF’s obligations under the tax receivable agreement as described above, the amount of distributions on account of PBF’s obligations under the tax receivable agreement are expected to be substantial.

Relationship with PBF Logistics LP

Prior to November 30, 2022, PBF LLC held a 47.7% limited partner interest (consisting of 29,953,631 common units) in PBFX, with the remaining 52.3% limited partner interest held by the public unit holders. PBF LLC also indirectly owned a non-economic general partner interest in PBFX through its wholly-owned subsidiary, PBF GP, the general partner of PBFX and consolidated the financial results of PBFX and its subsidiaries and recorded a noncontrolling interest in its consolidated financial statements representing the economic interest of the unit holders of PBFX other than PBF LLC. PBFX’s revenues are generated from agreements it has with PBF and its subsidiaries for services rendered to our refining business that were approved related party transactions. On July 27, 2022, PBF LLC and PBFX entered into an agreement and plan of merger as an approved related party transaction pursuant to which PBF LLC would acquire the limited partner interests held by public unit holders and a newly formed subsidiary of PBF LLC would merge with and into PBFX. The transaction was consummated on November 30, 2022 and PBF Energy and PBF LLC now fully consolidate the financial results of PBFX.

Statement of Policy Regarding Transactions with Related Persons

All related person transactions will be approved by our Board, which has adopted a written policy that applies to transactions with related persons. For purposes of the policy, related person transactions include transactions,

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arrangements or relationships involving amounts greater than $120,000 in the aggregate in which we are a participant, and a related person has a direct or indirect material interest. Related persons are deemed to include directors, director nominees, executive officers, owners of more than 5% of our common stock, or an immediate family member of the preceding group. The policy provides that our Audit Committee will be responsible for the review and approval of all related-person transactions.

Our Audit Committee will review the material facts of all related person transactions that require the Audit Committee’s approval and either approve or disapprove of the entry into the related person transaction, subject to certain exceptions described below. The policy prohibits any of our directors from participating in any discussion or approval of a related person transaction for which such director is a related person, except that such director is required to provide all material information concerning the interested transaction to the committee. As part of its review and approval of a related person transaction, the Audit Committee will consider whether the transaction is made on terms no less favorable than terms that would be generally available to an unaffiliated third-party under the same or similar circumstances, the extent of the related-person’s interest in the transaction and any other matters the Audit Committee deems appropriate.

Our related person transactions policy does not apply to: (1) employment of executive officers if the compensation is disclosed in the proxy statement or approved by the Compensation Committee; (2) director compensation that is disclosed in the proxy statement; (3) pro rata payments arising solely from the ownership of our equity securities; (4) certain indebtedness arising from ordinary course transactions or with owners of more than 5% of our common stock; (5) transactions where the rates or charges are determined by competitive bids; (6) certain charitable contributions, grants or endowments; (7) regulated transactions; (8) certain financial services and (9) certain transactions with other companies where the related person is not deemed to have an indirect material interest.

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PROPOSAL NO. 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

(Item 2 on the Proxy Card)

The Audit Committee of the Board determined on February13, 2023, to engage Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2023. Deloitte also served as PBF’s independent registered public accounting firm for all fiscal years ended since December 31, 2012 and as PBF LLC’s independent registered public accounting firm for fiscal year ended December 31, 2011. The Board requests stockholder approval of the following resolution adopted by the Audit Committee and the Board.

“RESOLVED, that the appointment of the firm of Deloitte & Touche LLP as PBF’s independent registered public accounting firm for the purpose of conducting an audit of the consolidated financial statements and the effectiveness of internal control over financial reporting of PBF and its subsidiaries for the fiscal year ending December 31, 2023 is hereby approved and ratified.”

The affirmative vote of a majority of the votes cast is required for adoption of this proposal. If the appointment is not approved, the adverse vote will be considered as an indication to the Board that it should select another independent registered public accounting firm for the following year. Because of the difficulty and expense of making any substitution of public accountants so long after the beginning of the current year, it is contemplated that the appointment for 2023 will be permitted to stand unless the Audit Committee finds other good reason for making a change.

Representatives of Deloitte are expected to be present at the Annual Meeting to respond to appropriate questions raised at the Annual Meeting or submitted to them in writing prior to the Annual Meeting. The representatives may also make a statement if they desire to do so.

The Board recommends a vote “FOR” the proposal to ratify the appointment of Deloitte as PBF’s independent registered public accounting firm for 2023. Proxies will be voted FOR approval of the proposal unless otherwise specified.

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Proposal No. 2 – Ratification of Appointment of Independent Auditor

DELOITTE FEES FOR FISCAL YEARS 2022 AND 2021

The following table presents fees billed for the years ended December 31, 2022 and 2021 for professional services performed by Deloitte.

Fees	2022	2021
Audit Fees (1)	$4,889,220	$4,742,125
Audit-Related Fees (2)	115,000	80,000
Tax Fees (3)	597,363	420,221
All Other Fees	—	—
Total	$5,601,583	$5,242,346

(1)

Represents the aggregate fees for professional services rendered by Deloitte in connection with its audits of PBF Energy’s and its subsidiaries’ consolidated financial statements, including the audits of internal control over financial reporting, reviews of the condensed consolidated financial statements included in Quarterly Reports on Form 10-Q and related accounting consultation services provided to support the performance of such audits.

(2)

Represents fees for professional services rendered in connection with various filings for PBF Energy and its subsidiaries, including (i) services rendered in connection with the filing of multiple registration statements with the SEC, and (ii) procedures performed in connection with certain regulatory filings.

(3)	Represents fees associated with tax services rendered for income tax planning, sales, use and excise tax matters and the preparation of partnership tax information for PBFX.

All engagements performed by our independent registered public accounting firm, whether for auditing or non-auditing services, must be pre-approved by the Audit Committee of the Board of Directors. During the year ended December 31, 2022, all of the services performed for us by Deloitte were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE FOR FISCAL YEAR 2022*

The Audit Committee assists the Board of Directors in fulfilling its responsibility to provide independent, objective oversight of the financial reporting functions and internal control systems of PBF Energy. We have the sole authority and responsibility to appoint, compensate, retain, oversee, evaluate and, when appropriate, replace the Company’s independent auditor. The Audit Committee currently consists of three non-employee directors. The Board has determined that each member of the Audit Committee satisfies the requirements of the NYSE as to independence, financial literacy and expertise. The Board has further determined that each of Kimberly Lubel, George Ogden and Paul J. Donahue, Jr. is an audit committee financial expert as defined by the SEC. The responsibilities of the Audit Committee are set forth in the written charter adopted by the Board of Directors, which is available in the “Investors” section of the Company’s website under the caption “Corporate Governance.” The Audit Committee’s charter provides that the Audit Committee is responsible for the oversight of the Company’s system of internal control over financial reporting, certain aspects of the Company’s risk management as described in the charter, the qualifications and independence of the Company’s independent registered public accounting firm (independent auditor) and the performance of the Company’s internal audit department. One of the Audit Committee’s primary responsibilities is to assist the Board in its oversight of the integrity of the Company’s financial statements. The following report summarizes certain of the Audit Committee’s activities in this regard for 2022.

Review of the Annual Report on Form 10-K with Management. The Audit Committee has reviewed and discussed with management the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2022, included therein.

Discussions with Management, the External Auditor and the Internal Auditor. The Audit Committee serves in an oversight capacity and management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally

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Proposal No. 2 – Ratification of Appointment of Independent Auditor

accepted in the U.S. (GAAP) and for the report on the Company’s internal control over financial reporting. The Company’s independent auditor, Deloitte, is responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Our responsibility is to oversee the financial reporting process and to review and discuss management’s report on the Company’s internal control over financial reporting. We rely, without independent verification, on the information provided to us and on the representations made by management and the internal auditor.

The Audit Committee, among other things:

•

reviewed and discussed with both management and Deloitte our quarterly unaudited consolidated financial statements and annual audited financial statements for the year ended December 31, 2022, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements, including those in management’s discussion and analysis thereof;

•	discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB);
•

discussed with Deloitte matters relating to its independence and received the written disclosures and letter from Deloitte required by applicable requirements of PCAOB regarding the independent accountant’s communications with the Audit Committee concerning the firm’s independence;

•

discussed with our internal auditors and Deloitte the overall scope and plans for their respective audits and met with the internal auditors and Deloitte, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting;

•	considered whether Deloitte’s provision of non-audit services to the Company is compatible with the auditor’s independence;
•	reviewed and discussed the plan and scope of the work of the independent auditor for 2022;
•	reviewed and discussed summaries of the significant reports to management by internal audit;
•	met with internal audit, general counsel, the Company’s financial management and reviewed any ethics hot line reports in separate executive sessions at each meeting;
•	received reports from the chief information officer, the treasurer and tax and commercial departments during the course of the year; and
•	received regular updates on the amount of fees and scope of audit, audit-related and tax services provided.

Based on our review and the meetings, discussions and reports discussed above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee charter, we recommended to the Board that the Company’s audited consolidated financial statements for 2022 be included in the Company’s Annual Report on Form 10-K. We also selected Deloitte as the Company’s independent auditor for the year ending December 31, 2023 and are presenting the selection to the stockholders for ratification.

Members of the Audit Committee:

Kimberly Lubel, Chairperson
George Ogden

Paul J. Donahue, Jr.

* The material in this Report of the Audit Committee is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference in any of PBF’s filings under the Securities Act or the Exchange Act, respectively, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

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PROPOSAL NO. 3 – ADVISORY VOTE ON 2022 NAMED EXECUTIVE OFFICER COMPENSATION

(Item 3 on the Proxy Card)

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are submitting this proposal to our stockholders for an advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. We are asking you to support our executive compensation as described in the proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executives and the objectives, policies and practices described in this proxy statement. You are voting on the following resolution at the 2023 Annual Meeting:

"Resolved, that the stockholders APPROVE, on an advisory basis, the compensation of the Company's named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this proxy statement."

This vote is advisory, which means that it is non-binding on the Company, the Board or the Compensation Committee. Although this vote is nonbinding, the Compensation Committee values your opinion and expects to consider the voting results when making future decisions about named executive officer compensation.

The executive compensation program is described in the Executive Compensation section beginning on page 20 and the "Compensation Discussion and Analysis" section and the other table and narrative disclosures in this proxy statement. Your Board recommends that you vote FOR this resolution because it believes that our Compensation Committee has effectively balanced the following objectives and values, described in detail in our "Compensation Discussion and Analysis" in this proxy statement, including the following:

●	Pay for Performance – Establishing a performance-based program that rewards the achievement of financial and non-financial goals;
•	Stockholder Alignment – Aligning the financial interests of our executives with stockholder returns;
●	Focus on Long-Term Success – Rewarding executives for long-term strategic management and stockholder value enhancement; and
●	Quality of Talent – Offering competitive compensation in order to retain key talent whose abilities are considered essential to our long-term success.

Our fiscal 2022 executive compensation program aligns compensation with management's execution of the Company's most important financial and strategic objectives. Our executive compensation program reflects our compensation philosophy that executive pay should be heavily weighted towards variable and at-risk compensation to ensure that management's pay is directly tied to key results and stockholder value creation.

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Proposal No. 3 – Advisory Vote on 2022 Named Executive Officer Compensation

Throughout 2022, the Company’s executive team continued to drive PBF’s strategy and execute key objectives for the recovery of our business coming out of the pandemic as described in detail below and delivered record financial results that enabled us to strengthen our financial position and reward our stockholders as a result of our strong operating performance in favorable global market conditions for our products. For fiscal year 2022, the performance-based compensation earned by our named executive officers reflects these significant financial achievements that are driving long-term value creation for our stockholders:

2022 Key Financial Achievements

*	Adjusted EBITDA and net debt to capitalization are non-GAAP financial measures. For an explanation of how we use Adjusted EBITDA and net debt to capitalization and a reconciliation, please see “Non-GAAP Financial Measures” in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the year ended December 31, 2022 (the “2022 Form 10-K”).
●	Record Revenues, Net Income and Adjusted EBITDA. In 2022, we achieved record revenues of $46.8 billion in 2022, an increase of 71.8% from $27.3 billion in 2021, our net income increased to $2,972.8 million in 2022 from $315.5 million in 2021, and our Adjusted EBITDA increased by over 900% from $467.4 million in 2021 to $4,775.7 million in 2022.
●	Strengthened Liquidity and Financial Position Following Substantial Debt Reduction. We continued to be steadfast in our long-term commitment to maintaining a strong balance sheet. We ended 2022 with the strongest balance sheet in the history of our Company. As of December 31, 2022, our operational liquidity was more than $4.9 billion, including approximately $2.1 billion of cash, excluding cash at PBF Logistics LP (“PBFX”), and in excess of $2.8 billion of borrowing availability under our asset-based revolving credit facility. This compares with operational liquidity of approximately $2.4 billion at year-end 2021. We reduced our consolidated debt by $2.34 billion in 2022 and our level of debt at year-end 2022 was the strongest in our Company’s history.
●	Reinstatement of Stockholder Dividend. In October 2022, we reinstated a regular quarterly dividend for our stockholders and paid $0.20 per share of Class A Common Stock on November 29, 2022 and March 16, 2023.

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●	Acquisition of PBF Logistics. In November 2022, we acquired all the outstanding common units representing limited partner interests of PBFX that we did not already own, simplifying our corporate structure and eliminating administrative, compliance and cost burdens of running a separate public company.
●	Stock Repurchase Program. In December 2022, our Board authorized a stock repurchase program pursuant to which the Company is authorized to repurchase up to $500 million of shares of Class A Common Stock. Through December 31, 2022, we repurchased $156.3 million of Class A Common Stock.

Our stockholders have continued to express very strong support for our compensation philosophy and programs, with 98.7% of the votes cast at the 2022 Annual Meeting in support of executive compensation, an increase from the 95.4% support at the 2021 Annual Meeting. Although we have interpreted these results as an endorsement of our compensation program’s design, in 2022, the Compensation Committee continued its multi-year track record of making changes to our compensation program to further enhance the rigor of the program’s structure and strengthen pay and performance alignment. These changes are summarized below:

2022 Key Compensation Committee Actions

The Compensation Committee has reviewed continuously our compensation programs in 2022 to ensure pay for performance alignment and implement best practices. Specifically, the Compensation Committee took the following actions, including recognizing the above-described record-breaking financial milestones achieved and strong operational performance that the executive leadership team delivered across our business.

•    NEW MULTI-YEAR CASH BONUS PROGRAM INCLUDES FINANCIAL AND ESG PERFORMANCE METRICS

•    REVISED PAYOUTS FOR 2022 PERFORMANCE AWARDS TO BETTER ALIGN PAY FOR PERFORMANCE IN THE EVENT PEER GROUP SIZE DECREASES

•    ENHANCED DISCLOSURE OF CASH BONUS PROGRAM METRICS, INCLUDING ACHIEVED RESULTS

•    REFINED LONG-TERM INCENTIVE PROGRAM TO INCLUDE RESTRICTED STOCK IN CONJUNCTION WITH PERFORMANCE AWARDS

•    INCREASED CEO STOCK OWNERSHIP REQUIREMENT TO 6X SALARY IN 2022

●	New Multi-Year Cash Bonus Program Includes Financial and ESG Performance Metrics: In April 2022, the Compensation Committee approved the 2022-2024 CIP effective for each fiscal year from 2022 to 2024. The 2022-2024 CIP continues to provide executives with a bonus opportunity as a percentage of their normal base salary based on predetermined financial (including Adjusted EBITDA) and ESG metrics.
●	Enhanced Disclosure of Cash Bonus Program Metrics: In 2022, the Company enhanced its disclosures regarding the cash bonus program to include the weighting of the performance measures and the threshold, target and maximum performance objectives as well as the achieved results.
●	Refined Long-Term Incentive Program to Re-Introduce Restricted Stock: In 2022, after a review of refining industry peer equity incentive programs, the Compensation Committee determined that time-based restricted stock should be re-introduced as part of the Company’s equity incentive program, with the decision as to whether restricted stock or stock options will be awarded in a given year to be determined based on a number of factors, including market practices and the Committee’s desired mix of equity incentives. The Compensation Committee determined that the allocation of the 2022 long-term incentive program would be unchanged from 2021 and consist of restricted stock (40%), performance share units (30%) and performance units (30%).

2023 Proxy Statement	71

Proposal No. 3 – Advisory Vote on 2022 Named Executive Officer Compensation

●	Revised Performance Award Payouts to Better Align Pay for Performance in the Event Peer Group Size Decreases: In order to further improve alignment with stockholder interests, the Compensation Committee revised the forms of the performance award agreements to decrease the target payout opportunities where there are only six companies (including the Company) in the peer group.
●	Increased Stock Ownership Requirement for CEO: In 2022, the Compensation Committee also implemented additional compensation best practices including increasing the stock ownership requirement for the CEO and adding features to the Equity Incentive Plan imposing a new one-year stock holding requirement for NEOs for stock options, stock appreciation rights and full-value awards.

This non-binding advisory “say-on-pay” vote is held annually and it is expected that the next “say-on-pay” vote will occur at the 2024 Annual Meeting of Stockholders.

The Board recommends a vote, on an advisory basis, “FOR” this proposal to approve PBF’s 2022 named executive officer compensation.

72	2023 Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION

The table below presents information as of March 13, 2023 under the Amended and Restated 2012 Equity Incentive Plan, which was approved by our stockholders in 2016, the Amended and Restated 2017 Equity Incentive Plan, which was approved by stockholders in 2018 and amended as approved by our stockholders in 2022 and the PBFX LTIP. We do not have any equity compensation plans pursuant to which awards are being issued that have not been approved by our stockholders. For a description of the awards issued under the Amended and Restated 2012 Equity Incentive Plan and the Amended and Restated 2017 Equity Incentive Plan, see Note 17—Stock-based Compensation to our fiscal year 2022 consolidated financial statements, which is included in our Form 10-K.

Plan Category	(a) Number of securities issuable upon exercise of outstanding options and purchase rights		(b) Weighted average exercise price of outstanding options and purchase rights		(c) Number of shares of Class A common stock remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))
Equity compensation plans approved by stockholders:
Amended and Restated 2012 Equity Incentive Plan	2,233,163		$27.65		—
Amended and Restated 2017 Equity Incentive Plan	7,459,779	(1)	$23.41	(2)	5,714,313	(3)
Equity compensation plans not approved by stockholders	—		—		—
Total	9,692,942	(4)

(1)	The Amended and Restated 2017 Equity Incentive Plan authorizes the issuance of restricted stock, stock options, restricted stock units, performance shares and other stock-based awards. As of March 13, 2023, there were 716,018 restricted shares underlying outstanding unvested stock-based awards under the Amended and Restated 2017 Equity Incentive Plan.
(2)	Column (b) does not include a weighted average exercise price for performance share units because these units do not have an exercise price.
(3)	The Amended and Restated 2017 Equity Incentive Plan applies a fungible ratio such that a full-value award, such as a restricted stock grant, restricted stock unit grant, performance share units or equivalents, will be counted at 1.42 times its number for purposes of the plan limit. As a result, the 5,714,313 shares available for issuance under the Amended and Restated 2017 Equity Incentive Plan would result in a maximum of 4,024,164 shares of restricted stock, restricted stock units, performance share units or equivalents to be issued.
(4)	The weighted average remaining life of the outstanding options is 6.09 years.

2023 Proxy Statement	73

GOVERNANCE DOCUMENTS AND CODE OF ETHICS

 We adopted a Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, and controller. The code charges these officers with responsibilities regarding honest and ethical conduct, the preparation and quality of the disclosures in documents and reports we file with the SEC, and compliance with applicable laws, rules, and regulations. The Code also applies to all of our employees and directors.

We have adopted Corporate Governance Guidelines that, along with the charters of our Board committees, provide the framework for our governance processes. We post the following documents on our website at www.pbfenergy.com under the “Corporate Governance” tab in the “Investors” section. A printed copy of any of these documents is available to any stockholder upon request. Requests for documents must be in writing and directed to PBF’s Secretary at the address indicated on the cover page of this proxy statement.

•	Code of Business Conduct and Ethics
•	Corporate Governance Guidelines
•	Audit Committee Charter
•	Compensation Committee Charter
•	Nominating and Corporate Governance Committee Charter
•	Health, Safety and Environment Committee Charter
•	Stock Ownership Guidelines for Directors and Officers
•	Supplier Code of Conduct
STOCKHOLDER COMMUNICATIONS

Stockholders and other interested parties may communicate with the Board, its non-management directors, or the Lead Director by sending a written communication addressed to “Board of Directors,” “Non-Management Directors,” or “Lead Director” in care of PBF’s Secretary at the address indicated on the cover page of this proxy statement. Additional requirements for certain types of communications are stated under the caption “Stockholder Nominations and Proposals” below.

STOCKHOLDER NOMINATIONS AND PROPOSALS

If you wish to submit a stockholder proposal to be included in our proxy statement for the 2024 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act, we must receive your written proposal on or before November 22, 2023. Address the proposal to PBF’s Secretary at the address shown on the cover page of this proxy statement. The proposal must comply with Rule 14a-8, which lists the requirements for the inclusion of stockholder proposals in Company-sponsored proxy materials.

If you wish to present a stockholder proposal at the 2024 annual meeting of stockholders that is not the subject of a proposal pursuant to Rule 14a-8 of the Exchange Act, or if you wish to recommend to the Board’s Nominating and Corporate Governance Committee the nomination of a person for election to the Board, you must follow the procedures outlined in Article I, Section 12 of our bylaws. These procedures include the requirement that your proposal must be delivered to PBF’s Secretary at the address shown on the cover page of this proxy statement not later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is more than 30 days from such anniversary date, your notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day we publicly announce the date of the 2024 annual meeting of stockholders.

74	2023 Proxy Statement

Other Business

In addition to satisfying the foregoing requirements and other procedures under our bylaws, to comply with the universal proxy rules, which are now in effect, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by rule 14a-19 under the Exchange Act. The notice must be postmarked, or received (addressed to PBF’s Secretary at the address shown on the cover page of this proxy statement), no later than March 4, 2024 for the 2024 Annual Meeting. Our bylaws are available in our SEC filings, which can be accessed on our website at www.pbfenergy.com under the “Corporate Governance” tab in the “Investors” section. Stockholders are urged to review all applicable rules and consult legal counsel before submitting a nomination or proposal to PBF.

OTHER BUSINESS

If any matters not referred to in this proxy statement properly come before the Annual Meeting or any adjournments or postponements thereof, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by proxy in accordance with their best judgments. The Board is not currently aware of any other matters that may be presented for action at the Annual Meeting.

FINANCIAL STATEMENTS

Consolidated financial statements and related information for PBF, including audited financial statements for the fiscal year ended December 31, 2022, are contained in PBF’s Annual Report on Form 10-K. We have filed our Annual Report on Form 10-K with the SEC. You may review this report on the internet as indicated in the Internet Availability Notice and through our website (www.pbfenergy.com in the “Investors” section under “SEC Filings”).

HOUSEHOLDING

The SEC’s rules allow companies to send a single Notice or single copy of annual reports, proxy statements, prospectuses, and other disclosure documents to two or more stockholders sharing the same address, subject to certain conditions. These “householding” rules are intended to provide greater convenience for stockholders, and cost savings for companies, by reducing the number of duplicate documents that stockholders receive. If your shares are held by an intermediary broker, dealer, or bank in “street name,” your consent to householding may be sought, or may already have been sought, by or on behalf of the intermediary. If you wish to revoke consent to householding obtained by a broker, dealer, or bank that holds shares for your account, you may contact your broker. If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting, proxy statement and any accompanying documents, please contact American Stock Transfer & Trust Company, LLC and a separate copy will be sent to you promptly.

TRANSFER AGENT

American Stock Transfer & Trust Company, LLC serves as our transfer agent, registrar, and dividend paying agent with respect to our Class A Common Stock. Correspondence relating to any stock accounts, dividends, or transfers of stock certificates should be addressed to:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Tel: 800-937-5449

2023 Proxy Statement	75

PBF ENERGY INC.
ONE SYLVAN WAY
PARSIPPANY, NJ 07054

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. EDT on May 2, 2023 for shares held directly and by 11:59 P.M. EDT on April 30, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/PBF2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. EDT on May 2, 2023 for shares held directly and by 11:59 P.M. EDT on April 30, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V05563-P87910 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PBF ENERGY INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Thomas Nimbley	☐	☐	☐
1b. Spencer Abraham	☐	☐	☐
1c. Wayne Budd	☐	☐	☐
1d. Paul J. Donahue, Jr.	☐	☐	☐
1e. S. Eugene Edwards	☐	☐	☐
1f. Georganne Hodges	☐	☐	☐
1g. Kimberly Lubel	☐	☐	☐
1h. George Ogden	☐	☐	☐
1i. Damian W. Wilmot	☐	☐	☐
1j. Lawrence Ziemba	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. The ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditor for the year ending December 31, 2023.	☐	☐	☐
3. An advisory vote on the 2022 compensation of the named executive officers.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V05564-P87910

PBF ENERGY INC.
One Sylvan Way, Second Floor
Parsippany, New Jersey 07054
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Thomas Nimbley and Trecia Canty as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of PBF Energy Inc. held of record by the undersigned on March 13, 2023, at the Annual Meeting of Stockholders to be held virtually at **www.virtualshareholdermeeting.com/PBF2023** on May 3, 2023, or any adjournment or postponement thereof, with all the power which the undersigned would have if personally present, hereby revoking any proxy heretofore given.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS, INCLUDING WITH DISCRETIONARY AUTHORITY AS TO ANY AND ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side